REGISTRATION  NO.________


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 10



                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                      Pursuant to Section 12(b) or (g) of
                      the Securities Exchange Act of 1934



                            TRADICO MISSOURI, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            MISSOURI                                  43-1794250
   (STATE  OF  INCORPORATION)         (I.R.S. EMPLOYER IDENTIFICATION  NO.)

     9811  SOUTH  OUTER  FORTY  DRIVE
     ST.  LOUIS,  MISSOURI                        63124
     (ADDRESS  OF  PRINCIPAL  OFFICES)          (ZIP  CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (314) 982-_____




       Securities to be registered pursuant to Section 12(g) of the Act:

                                           NAME  OF  EACH  EXCHANGE  ON  WHICH
TITLE  OF EACH CLASS TO BE SO REGISTERED   EACH CLASS IS TO  BE  REGISTERED
----------------------------------------   -----------------------------------

          Common  Stock,  S.01  par  value        New York Stock Exchange, Inc
          Common  Stock  Purchase  Rights         New York Stock Exchange, Inc

    Securities to be registered pursuant to Section 12(b) of the Act: None

                            TRADICO MISSOURI, INC.

               I.  INFORMATION INCLUDED IN INFORMATION STATEMENT
                   AND INCORPORATED IN FORM 10 BY REFERENCE

              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                             AND ITEMS OF FORM I0




ITEM
 NO.  ITEM CAPTION                                    LOCATION IN INFORMATION STATEMENT
----  ----------------------------------------------  ----------------------------------------

1.    Business                                        BUSINESS AND PROPERTIES

2.    Financial Information                           SUMMARY SELECTED HISTORICAL
      FINANCIAL INFORMATION;
      MANAGEMENT'S DISCUSSION AND
      ANALYSIS OF FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS

3.    Properties                                      BUSINESS AND PROPERTIES--Properties

4.    Security Ownership of Certain Beneficial
      Owners and Management                           SECURITY OWNERSHIP OF CERTAIN
      BENEFICIAL OWNERS OF TRADICO STOCK

5.    Directors and Executive Officers                MANAGEMENT

6.    Executive Compensation                          EXECUTIVE COMPENSATION; TRADICO
      COMPENSATION AND BENEFIT PLANS;
      RALSTON COMPENSATION PROGRAMS

7.    Certain Relationships and Related Transactions  AGREEMENTS BETWEEN RALSTON AND
      TRADICO,  CERTAIN TRANSACTIONS

8.    Legal Proceedings                               BUSINESS AND PROPERTIES-Litigation

9.    Market Price of and Dividends on the
      Registrant's Common Equity and Related
      Stockholder Matters                             THE DISTRIBUTION--Listing and Trading of
      Tradico Stock

11.   Description of Registrant's Securities to be
      Registered                                      DESCRIPTION OF TRADICO CAPITAL STOCK;
      ANTI-TAKEOVER EFFECTS OF CERTAIN
      PROVISIONS

12.   Indemnification of Directors and Officers       INDEMNIFICATION OF OFFICERS AND
      DIRECTORS OF TRADICO

13.   Financial Statements and Supplementary Data     INDEX TO FINANCIAL INFORMATION


                                     II-1
             II. INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

Item  10.  Recent  Sales  of  Unregistered  Securities.

     Tradico Missouri, Inc., ("Tradico") was incorporated as a Missouri corporation on October 6, 1997. It issued 1000 shares of its $.01 par value common stock to Ralston Purina International Holding Company, Inc. ("RPIHCI") on that date in consideration of a capital contribution of $10. Such issuance was exempt from registration under the Securities Act of 1933, as amended, (the "Act"), pursuant to Section 4(2) of the Act because such issuance did not involve any public offering of securities.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
     None.
Item  15.  Financial  Statements  and  Exhibits.

(a)  Financial  Statements--See  Index  to  Financial  Information
(b)  Exhibits:




EXHIBIT NO.              DESCRIPTION
----------               -----------

 2.1        Form of Agreement and Plan of Reorganization *
 2.2        Form of Tax Sharing Agreement *
 2.3        Form of Bridging Agreement *
 2.4        Form of Technology Licenses *
 2.5        Form of Trademark Agreement *
 2.6        Form of Master Distribution Agreement *
 3.1        Form of Articles of Incorporation of Tradico Missouri, Inc. *
 3.2        Form of Bylaws of Tradico Missouri, Inc. *
 4.1        Form of Rights Agreement between Tradico Missouri, Inc. and ________________, as Rights Agent *
10.1      Form of Tradico Incentive Stock Plan  *
10.2      Form of Tradico Deferred Compensation Plan *
10.3      Form of Management Continuity Agreements *
10.4      Form of Indemnification Agreements with Executive Officers and Directors *
  21        List of Tradico Subsidiaries *


*  To  be  filed  by  amendment

                            TRADICO MISSOURI, INC.

                         9811 South Outer Forty Drive
                           St. Louis, Missouri 63124


February  __1998

Dear  Shareholder:

     I am pleased to welcome you as a shareholder of Tradico Missouri, Inc. ("Tradico"), a company which is the successor to the international agricultural products and animal feeds business formerly operated as part of Ralston Purina Company ("Ralston").

     Although Tradico is a new public company, its businesses are well established. Ralston has been engaged in the agricultural products and animal feeds business since its inception in 1894. The legacy we inherit from Ralston--highly dedicated employees experienced in meeting customer needs and providing high quality products and services--remains our greatest strength.

     I welcome your participation as a Tradico shareholder and we look forward to continue working on your behalf.

                                   Sincerely,



                                   William  P.  Stiritz
                                   Chief  Executive  Officer  and  President



                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

                            TRADICO MISSOURI, INC.


               BY:          /S/
                            ---
                              David  R.  Wenzel
                              Chief  Financial  Officer


October  10,  1997

                                     II-3


                            RALSTON PURINA COMPANY

RALSTON  PURINA  COMPANY                               W.  PATRICK  MCGINNIS
CHECKERBOARD  SQUARE                                    J.  PATRICK  MULCAHY
ST.  LOUIS,  MISSOURI    63164                 CO-CHIEF  EXECUTIVE  OFFICERS

February__,  1998

Dear  Ralston  Purina  Shareholder:

     We are pleased to inform you that on February __, 1998, the Board of Directors of Ralston Purina Company ("Ralston") declared a distribution by Ralston to holders of its Common Stock ("Ralston Stock") of shares of the Common Stock of Tradico Missouri, Inc. ("Tradico"), a subsidiary of Ralston. The distribution will occur on February __, 1998.

     Tradico  and  its  subsidiaries  will  own  and operate the international agricultural products and animal feeds business presently conducted by Ralston. Following the distribution, Tradico will conduct that business as a separate, publicly-owned company.

     If you are a shareholder of record of Ralston Stock at the close of business on February __, 1998, the record date for the distribution, you will receive one share of Tradico Common Stock for every _____ shares of Ralston Stock you own (and a cash payment in lieu of any fractional share of Tradico Common Stock). No action is required on your part in order to receive your distribution. We are using a book entry system to distribute shares of Tradico Common Stock. In a book entry system, ownership of stock is recorded in the records maintained by Tradico's Transfer Agent, but physical certificates will not be issued unless requested. You will receive a statement of the shares of Tradico Common Stock credited to your account (and any cash payment in lieu of any fractional shares) in a separate mailing shortly after February __, 1998. If you request to receive physical certificates instead of participating in the book entry system, certificates will be issued, following the Distribution, for each share credited to you.

     The attached Information Statement, which is being distributed to all holders of Ralston Stock in connection with the distribution, describes the transaction in detail and contains important information about Tradico, including financial statements and other financial information.

     Tradico's Common Stock will be listed and traded on the New York Stock Exchange, Inc., and its stock symbol will be "___".

     Your Board of Directors has carefully considered the spin-off of the Tradico business and believes the spin-off is in the best interests of the shareholders of Ralston Stock and will result in organizational and operational changes that should benefit both Tradico and Ralston. After the spin-off, Ralston and Tradico will each be an independent company with its own management group able to be more focused on responding to the operational characteristics and competitive dynamics of their respective businesses.

     Sincerely,



     W.  Patrick  McGinnis
     J.  Patrick  Mulcahy
     co  -    Chief  Executive  Officers

                             INFORMATION STATEMENT

                            TRADICO MISSOURI, INC.

                                 COMMON STOCK
                               ($.01 par value)

     This Information Statement is being furnished by Ralston Purina Company ("Ralston") in connection with the distribution (the "Distribution") by Ralston to holders of its $.10 par value Common Stock ("Ralston Stock") of shares of the $.01 par value Common Stock ("Tradico Stock") of its subsidiary, Tradico Missouri, Inc. ("Tradico").

     The Distribution will be made on February __, 1998 on the basis of one share of Tradico Stock for every _____ shares of Ralston Stock held on that date. Ralston has received a ruling from the U.S. Internal Revenue Service to the effect that the Distribution will qualify as a tax-free spin-off for Federal income tax purposes (see "THE DISTRIBUTION--Certain Federal Income Tax Consequences of the Distribution"). *No consideration will be required to be paid by holders of Ralston Stock for the shares of Tradico Stock to be received by them in the Distribution, nor will they be required to surrender or exchange shares of Ralston Stock in order to receive Tradico Stock in the Distribution. Neither Ralston nor Tradico will receive any cash or other proceeds from the Distribution.

* The rulings have not been received as of the date of this filing but it is anticipated that they will be received prior to the time the Information Statement is provided to shareholders.

     Following the Distribution, Ralston will not own any shares of Tradico Stock and Tradico will cease to be a subsidiary of Ralston and will operate as an independent, publicly held company. Tradico Stock will be listed and traded on the New York Stock Exchange, Inc. under the symbol "___"; however, prior to the date hereof, there has not been a trading market for Tradico Stock. Holders of Ralston Stock receiving shares of Tradico Stock in the Distribution should consider carefully the matters described under the caption "THE DISTRIBUTION--Certain Significant Considerations".




  NO VOTE OF STOCKHOLDERS OF RALSTON OR TRADICO IS REQUIRED IN CONNECTION WITH THE DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
                              TO SEND US A PROXY.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                              EXCHANGE COMMISSION
                      NOR HAS THE COMMISSION PASSED UPON
            THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.




         THE DATE OF THIS INFORMATION STATEMENT IS FEBRUARY __, 1998.

                             AVAILABLE INFORMATION

     Ralston is (and, following the Distribution, Tradico will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and Tradico will file) reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Ralston (and to be filed by Tradico) with the Commission may be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, as well as at the public reference facilities maintained at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such information may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding public companies. Shares of Ralston Stock are listed on the New York Stock Exchange ("NYSE") and reports, proxy statements and other information concerning Ralston can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Tradico intends to furnish holders of Tradico Stock with annual reports beginning with its fiscal year ending August 31, 1998, containing consolidated financial statements audited by an independent public accounting firm.

     Tradico has filed with the Commission a Registration Statement on Form 10 (the "Registration Statement") under the Exchange Act covering the Tradico Stock. This Information Statement does not contain all of the information in the Registration Statement and the related exhibits and schedules thereto, to which reference is hereby made. Statements in this Information Statement as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For more complete information as to any contract, agreement or other document filed with the Registration Statement, reference is made to the applicable exhibit or schedule to the Registration Statement. The Registration Statement and the related exhibits filed by Tradico may be inspected at the public reference facilities of the Commission listed above.

     The principal office of Tradico is located at 9811 South Outer Forty Drive, St. Louis, Missouri 63124 (telephone: 314/___-____).

     Questions concerning the Distribution should be directed to Ralston's Investor Relations Department, Ralston Purina Company, Checkerboard Square, 7T, St. Louis, Missouri 63164 (telephone: 314/982-2161). After the Distribution Date, holders of Tradico Stock having inquiries related to their investment in Tradico should contact Tradico's General Counsel, Tradico Missouri, Inc., 9811 South Outer Forty Drive, St. Louis, Missouri 63124 (telephone: 314/___-_____).

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                             INFORMATION STATEMENT
                               TABLE OF CONTENTS





                                                              PAGE
                                                              ----

AVAILABLE INFORMATION                                            2
QUESTIONS AND ANSWERS ABOUT THE
SPINOFF OF TRADICO COMMON STOCK                                  5
SUMMARY OF CERTAIN INFORMATION                                   8
SUMMARY SELECTED HISTORICAL
   FINANCIAL INFORMATION                                        11
UNAUDITED PRO FORMA COMBINED
   FINANCIAL INFORMATION                                        12
INTRODUCTION                                                    16
THE DISTRIBUTION                                                16
  Background and Reasons for  the
    Distribution                                                16
  Certain Significant Considerations                            19
    No Operating History as an Independent
      Company                                                   19
    Certain Financial Considerations                            19
    No Prior Market for Tradico Stock                           20
    Possibility of Substantial Sales of
      Tradico Stock                                             20
    Risks Associated with Foreign
      Operations                                                20
    Risks Associated with Animal
      Production Industry                                       21
    Significant Competitive Activity                            21
    Raw Material Price Volatility                               21
    Tradico Dividend Policy                                     22
    Certain Anti-takeover Effects                               22
    Effects on Ralston Stock                                    22
    Certain Federal Income Tax
      Considerations                                            22
  Manner of Effecting the Distribution                          23
  Certain Federal Income Tax Consequences
  of the Distribution                                           24
  Listing and Trading of Tradico Stock                          25
  Disposition of Tradico Stock Received by
    Benefit Plans                                               26
REGULATORY APPROVALS                                            26
AGREEMENTS BETWEEN RALSTON AND
   TRADICO                                                      27
  Agreement and Plan of Reorganization                          27
  Tax Sharing Agreement                                         30
  Bridging Agreement                                            31
  Trademark Agreement                                           31
  Technology Licenses                                           31
  Master Distribution Agreement                                 31
MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    32

BUSINESS AND PROPERTIES .                                       39
  Background                                                    39
  Strategy                                                      41
  Distribution System                                           42
  Competition                                                   42
  Employees                                                     43
  Raw Materials                                                 43
  Governmental Regulation; Environmental
     Matters                                                    43
  Properties                                                    44
  Litigation                                                    45
MANAGEMENT                                                      45
  Directors of Tradico                                          45
  Directors' Meetings, Fees and Committees                      46
  Executive Officers of Tradico                                 47
EXECUTIVE COMPENSATION                                          48
TRADICO COMPENSATION AND BENEFIT
   PLANS                                                        48
  Incentive Stock Plan                                          49
  Savings Investment Plan                                       52
  Deferred Compensation Plan                                    52
  Management Continuity Agreements                              53
RALSTON COMPENSATION PROGRAMS                                   53
CERTAIN TRANSACTIONS                                            54
SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS OF TRADICO
   STOCK                                                        54
DESCRIPTION OF TRADICO CAPITAL
   STOCK                                                        55
  Authorized Capital Stock                                      55
  Tradico Common Stock                                          56
  Tradico Preferred Stock                                       56
  Common Stock Purchase Rights                                  56
ANTI-TAKEOVER EFFECTS OF CERTAIN
   PROVISIONS                                                   58
  Limitations on Changes in Board
    Composition and Other Actions by
    Shareholders                                                58
  Preferred and Common Stock                                    59
  Fair Price Provisions                                         60
  Amendment of Certain Provisions of the
    Tradico Articles and Bylaws                                 60
  Rights                                                        60
  Management Continuity Agreements;
    Other Severance Arrangements                                60
  Statutory Provisions                                          60
INDEMNIFICATION OF OFFICERS AND
   DIRECTORS OF TRADICO                                         61
SHAREHOLDER PROPOSALS                                           61
INDEPENDENT ACCOUNTANTS                                         62


INDEX TO FINANCIAL INFORMATION                                F-1

        QUESTIONS AND ANSWERS ABOUT THE SPINOFF OF TRADICO COMMON STOCK

Q.          WHEN  WILL  THE  SPINOFF  OCCUR?

A. The spinoff of Tradico will occur at the close of business on February __, 1998. In the spinoff, Ralston will distribute shares of common stock of Tradico to each Ralston shareholder. Because of this, the spinoff is generally referred to as the "Distribution" throughout the rest of this document.

Q.          WHAT  WILL  I  RECEIVE  IN  THE  DISTRIBUTION?

A. For every share of Ralston Stock, you will receive .____ of a share of Tradico Stock and a cash payment in lieu of any fractional share of Tradico Stock. The amount of the cash payment for fractional shares will be based upon the average of the closing prices of the Tradico Stock for the first three trading days following the Distribution Date. We are using a book entry system to distribute shares of Tradico Stock. In a book entry system, ownership of stock is recorded in the records maintained by _______________, Tradico's Transfer Agent (the "Transfer Agent"), but physical certificates will not be issued unless requested. You will receive a statement of the shares of Tradico Stock credited to your account, or, if requested, physical certificates (and any cash payment in lieu of any fractional shares) in a separate mailing shortly after February __, 1998. See "THE DISTRIBUTION -- Manner of Effecting the Distribution".

     You will also receive a common stock purchase right similar to the rights you have with your existing Ralston Stock. These rights are designed to encourage a potential acquiror of a large percentage of Tradico Stock to negotiate with the Tradico Board of Directors before making a large purchase. They are also designed to protect shareholders in the event that someone makes a large purchase of Tradico Stock that the Tradico Board of Directors concludes is not in the best interests of the Company and its shareholders. See "DESCRIPTION OF TRADICO CAPITAL STOCK -- Common Stock Purchase Rights".


Q.          HOW  DO  I  REQUEST  CERTIFICATES  FOR  MY  SHARES?

A. Following the Distribution, you may obtain a certificate for all or a portion of your book-entry shares by calling the Transfer Agent at 1-800-___-____ using a touch-tone telephone and requesting the option "to issue shares" or by completing a transaction form which can be obtained by calling 1-800-___-____ and returning it to the Transfer Agent. A certificate will be mailed to you within approximately forty-eight hours of the Transfer Agent's receipt of your request.

Q.          HOW  DO  I  TRANSFER  BOOK-ENTRY  SHARES?

A. Aside from participation in the Odd-Lot Program, you may transfer your shares through the Transfer Agent by calling 1-800-___-____ using a touch-tone telephone and requesting the option "to sell shares" or by completing a transaction form and returning it to the Transfer Agent. A transaction fee and applicable brokerage commission will be deducted from the sale proceeds returned to you. You may also transfer your shares through your broker/dealer by either first requesting a certificate and delivering it to your broker/dealer for transfer, or by electronically transferring your book-entry shares to your broker/dealer account. To do so, you must complete and return to the Transfer Agent an Authorization to Provide Broker/Dealer Information, a copy of which may be obtained by calling 1-800-___-____. Your book-entry shares will be electronically transferred to your broker/dealer within approximately forty-eight hours of the Transfer Agent's receipt of your properly completed Authorization.


Q.          WHAT  IS  THE  TRADICO  ODD-LOT  PROGRAM?

A. Ralston shareholders who are entitled to receive fewer than 100 shares ("Odd-Lot") of Tradico Stock in the Distribution may elect to sell such shares, or purchase additional shares to round-up to 100 shares, at the then current market price of the Tradico Stock, pursuant to a program (the "Tradico Odd-Lot Program") being offered as a convenience to shareholders who will receive an Odd-Lot. Upon receipt of a shareholder's election to either (1) sell such Odd-Lot shares, or (2) purchase additional round-up shares, ______________ (the "Distribution Agent") will match requests for sales against requests for purchases. If there are insufficient shares available from selling shareholders to effect all requested purchases of round-up shares, the Distribution Agent will then purchase such shares of Tradico Stock on behalf of the requesting shareholders for cash in the open market at the then current market price of the Tradico Stock. Payment for such shares by the purchasing shareholders must be made within normal settlement periods. If insufficient numbers of round-up shares are purchased, the excess of Odd-Lot shares to be sold will be sold by the Distribution Agent for cash in the open market at the then current market price of the Tradico Stock. The proceeds of all sales of Odd-Lot shares will be remitted to the shareholders by the Distribution Agent as soon as practicable following the sale. Brokerage fees and commissions incurred by the Distribution Agent with respect to purchases or sales will be paid for by participants in the Tradico Odd-Lot Program as pre-set commissions at a per share amount. A form containing the terms of the Tradico Odd-Lot Program and an authorization form pursuant to which holders of Odd-Lot shares may elect to participate in the Tradico Odd-Lot Program will be mailed to all eligible  shareholders  as  soon  as  possible  after  the  Distribution Date.
Participation  in  the  Tradico  Odd-Lot  Program  is  voluntary.    Ralston
shareholders who are entitled to receive fewer than 100 shares of Tradico Stock must transmit a completed authorization form to the Distribution Agent prior to __________, 1998, to participate in the Tradico Odd-Lot Program. See "THE DISTRIBUTION - Manner of Effecting the Distribution".

Q.          WILL  TRADICO  PAY  DIVIDENDS?

A. The Board of Directors of Tradico does not expect initially to pay cash dividends on the Tradico Stock following the Distribution. Any excess cash generated by the Tradico businesses is expected to be used to fund working capital, future acquisitions and capital expenditures, and purchases of Tradico Stock from shareholders. The Board of Directors may change its dividend policy at any time, however.

     Ralston's Board of Directors has indicated that it currently intends to maintain the current level of cash dividends paid on Ralston Stock following the Distribution. Ralston currently is paying $1.20 per year on each share of Ralston Stock.

Q.          DO  I  HAVE  TO  PAY  TAXES  ON  THE  RECEIPT  OF  TRADICO  STOCK?

A. Ralston has received a ruling from the Internal Revenue Service that the Distribution of Tradico Stock will be tax-free to Ralston shareholders for federal income tax purposes. *However, any cash that your receive instead of fractional portions of Tradico Stock, and, if you elect to participate in the Tradico Odd-Lot Program, any cash that you receive for your Odd-Lot Shares, will be taxable. In addition, Tradico Stock which is distributed with respect to shares of restricted Ralston Stock will be taxable at the time that
restrictions  lapse.    To  review the tax consequences of the Distribution in
greater  detail,  see  "THE  DISTRIBUTION  -  Certain  Federal  Income  Tax
Consequences  of  the  Distribution."

* The rulings have not been received as of the date of this filing but it is anticipated that they will be received prior to the time the Information Statement is provided to shareholders.


Q.          WILL  TRADICO  STOCK  BE  LISTED  ON  ANY  EXCHANGE?

A.       Yes, the Tradico Stock will be listed on the New York Stock Exchange,
Inc.  and  will  be  trading          under  the  symbol  "___".

Q.          WHAT  WILL  HAPPEN  TO  THE  TRADING OF RALSTON AND TRADICO STOCK?

A. Beginning on or about February __, 1998, and continuing through March __, 1998, you will only be able to sell your Ralston Stock with due bills for Tradico Stock. This means that you will give up your right to receive Tradico Stock if you sell your Ralston Stock during this time. The shares of Tradico Stock must be delivered by you to the buyer by electronically transferring ownership with the Transfer Agent as soon as you receive the statement of shares of Tradico Stock credited to your book entry account by reason of the Distribution.

     Beginning on or about March __, 1998, we expect that investors will be able to buy and sell Tradico Stock on a when-issued basis until the statements of shares so credited are actually issued.

     You should consult your own financial advisors before you attempt to make any of these types of sales and make sure that these advisors understand your intentions with respect to such sales.

                        SUMMARY OF CERTAIN INFORMATION

This summary highlights selected information from this document. It may not contain all of the information that is important to you. To better understand the transaction and for a more complete description of the legal terms of the Distribution, you should read carefully this entire Information Statement and other documents referred to in the Information Statement.

THE DISTRIBUTION -- In the Distribution, Ralston shareholders will receive one share of Tradico Stock together with an associated common stock purchase right for every ___ shares of Ralston Stock that they own on the record date for the Distribution. The shares and rights represent a continuing interest in the Tradico Business. See "BUSINESS AND PROPERTIES -- Background".

Tradico intends to use a book entry system to distribute shares in the Distribution. In a book entry system, ownership of stock is recorded in the records maintained by Tradico's transfer agent, but physical certificates are not issued unless requested. Following the Distribution, each stockholder of record on the Distribution record date will receive a statement of the shares of Tradico Stock credited to the stockholder's book entry account. If physical certificates are thereafter requested, they will be delivered to the shareholder within approximately forty-eight hours of the receipt of the request by the Transfer Agent.

Fractional share interests will not be issued in the Distribution, but a cash payment in lieu thereof will be distributed to those shareholders otherwise entitled to be credited with a fractional share of Tradico Stock. The amount of such cash payment will be based upon the average of the closing prices of the Tradico Stock during each of the first three trading days following the
Distribution  Date.    See  "THE  DISTRIBUTION  -  Manner  of  Effecting  the
Distribution".

If  you  have  questions  about  Ralston  or the Distribution, please contact:

Ralston  Purina  Company
Investor  Relations  Department
Checkerboard  Square,  7T
St.  Louis,  Missouri  63164
(314)  982-2161

If, following the Distribution Date, you have questions about the shares of Tradico Stock which will be credited to your book entry account with the Transfer Agent, please contact:

Michael  Costello
General  Counsel
Tradico  Missouri,  Inc.
9811  South  Outer  Forty  Drive
St.  Louis,  Missouri    63124
 (314)  ___-____

Following the Distribution, _______________ will serve as Transfer Agent and Registrar for Tradico.


THE TRADICO BUSINESS -- Following the Distribution, Tradico will be a leading international producer and marketer of formula animal feeds and other agricultural products, and in certain countries, pet foods.With a worldwide network of approximately 3500 independent dealers, as well as independent and direct sales forces, Tradico and its subsidiaries market a broad line of animal feeds and nutrition products, including feeds for hogs, dairy cows, cattle, poultry (broilers and layers), rabbits, horses, shrimp and fish. Tradico and its subsidiaries operate 73 manufacturing plants in 16 countries on four continents. For a more detailed discussion of the Tradico business, please see the Sections titled "BUSINESS AND PROPERTIES", and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

REASONS FOR THE DISTRIBUTION -- Since the sale by Ralston of its domestic animal feeds business in 1986, the international agricultural products and animal feeds business which Ralston retained has not been an important part of Ralston's overall business strategy. The agricultural products and animal feeds business is fundamentally different from Ralston's core businesses, and Ralston has concluded that its centralized management is not the most efficient or effective way of managing the Tradico Business. The Board of Directors of Ralston believes that the Distribution of Tradico will allow the international agricultural products and animal feeds business to be managed and operated more effectively by resolving certain systemic problems arising out of Ralston's operation of the Tradico Business. It is expected that the spinoff will result in changes in organization and operation of both the Tradico Business and Ralston's international pet food business, to the benefit of both businesses. In addition, as an independent company, Tradico will be able to compensate its management with Tradico Stock-based awards, the value of which will depend upon the operating results of Tradico alone. Tradico may also be able to raise capital by the issuance of additional Tradico Stock, or it may be able to use Tradico Stock to make acquisitions. For a more detailed discussion of the reasons for the spinoff, please read the Section titled "THE DISTRIBUTION - Background and Reasons for the Distribution".

CERTAIN SIGNIFICANT CONSIDERATIONS -- An investment in Tradico Stock is subject to a number of risks, among which are (i) Tradico's lack of an operating history as an independent company; (ii) Tradico's ability to service its approximately $125 million of debt under its revolving credit facility;
(iii) the potential of poor performance, or wide fluctuations in market price, of the Tradico Stock; (iv) the potential negative effect on the Tradico Business from competition, industry consolidation, currency fluctuations, political and economic instability, decline in the demand for agricultural products, increases in the price of commodities and raw materials, foreign and U.S. tax laws, governmental interventions, tariffs or quotas, and restrictions on the flow of capital; and (v) the potential anti-takeover effects of certain terms of Tradico's Articles of Incorporation, Bylaws and Common Stock Purchase Rights. Shareholders should carefully review the matters discussed under the Section titled "THE DISTRIBUTION - Certain Significant Considerations".

RELATIONSHIP BETWEEN TRADICO AND RALSTON AFTER THE DISTRIBUTION -After the Distribution, Tradico will be a separate company. Tradico and Ralston will enter into agreements to assist in the separation and transition of the international agricultural products and animal feeds and Ralston's other businesses. The agreements deal with many operational issues, including:

     (a) the separation of the international agricultural products and animal feeds business from Ralston's other businesses;

     (b) the terms of mutual non-compete covenants between Ralston and Tradico;

     (c) transitional services to be provided by or received from Ralston and its affiliates, on the one hand, and Tradico and its affiliates, on the other hand, following the Distribution;

     (d) the transfer or license of technology and trademark rights from Ralston to Tradico and certain of its affiliates;

     (e) the manufacture, supply and/or distribution of pet products in certain countries; and

     (f) the allocation of certain tax and other liabilities between Tradico and Ralston.

Under these agreements, Tradico and Ralston agree to compensate each other after the Distribution for certain losses, damages, claims and liabilities resulting from the operation of their respective businesses, as well as for certain tax liabilities. Detailed information about these agreements can be found in the Section titled "AGREEMENTS BETWEEN RALSTON AND TRADICO."

             SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth Summary Selected Historical Financial Information for Tradico. The historical financial information presented below may not necessarily be indicative of the results of operations or financial position that would have been obtained if Tradico had been an independent company during the periods shown or of Tradico's future performance as an
independent  company.    The  financial data set forth below should be read in
conjunction  with  Tradico's  Combined  Financial
Statements  and  the  notes  thereto  found  elsewhere  in  this  Information
Statement.  See  "MANAGEMENT'S  DISCUSSION  AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "INDEX TO FINANCIAL INFORMATION".
Earnings per share data is presented elsewhere in this Information Statement on a pro forma basis only (see "UNAUDITED
PRO  FORMA  COMBINED  FINANCIAL  INFORMATION").





TRADICO

SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION

(In millions except percentage data)

                                                                                   FOR THE NINE MONTHS ENDED
                                                       MAY 31,
                                                                                                 FOR THE YEAR ENDED AUGUST 31,
STATEMENT OF EARNINGS DATA                                                   1997             1996                        1996
                                                       ---------------------------  -------------------------------  ---------

Net Sales                                              $                  1,156.8   $      1,056.8                    $1,430.3

Depreciation and Amortization                                                16.4             15.4                       20.7

Earnings Before Income Taxes                                                 39.0             27.0                       28.3

  As a Percent of Sales                                                       3.4%            2.6%                        2.0%

Income Taxes                                           $                     22.3   $         12.2                   $   15.1

Net Earnings (a,b)                                                           16.7             14.8                       13.2



TRADICO

SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION

(In millions except percentage data)



                                                                    FOR THE YEAR ENDED
STATEMENT OF EARNINGS DATA                                 1995       1994       1993       1992
                                                       ---------  ---------  ---------  ---------

Net Sales                                              $1,170.1   $1,039.2   $1,044.1   $1,050.1

Depreciation and Amortization                              17.7       17.3       16.2       18.0

Earnings Before Income Taxes                               35.4       34.4       19.8       (8.4)

  As a Percent of Sales                                     3.0%       3.3%       1.9%      -0.8%

Income Taxes                                           $   19.6   $   26.6   $   20.3   $    8.2

Net Earnings (a,b)                                         15.8        7.8       (0.5)     (16.6)









                                    MAY 31,                              FOR THE YEAR ENDED AUGUST 31,
                                                                         ------------------------------
BALANCE SHEET DATA                      1997                            1996    1995    1994    1993    1992
                                    --------  ------------------------------  ------  ------  ------  ------

Working Capital                     $   81.4  $                         62.3  $ 38.9  $ 39.3  $ 19.5  $ 15.1

Net Property                           158.1                           149.8   139.9   140.5   145.2   163.0

  Additions (during the period)         29.3                            30.0    28.6    26.6    22.5    28.3

  Depreciation (during the period)      15.1                            19.3    17.5    17.0    16.2    18.0

Total Assets                           527.2                           508.9   416.2   367.8   337.3   385.8

Long-Term Debt                          41.0                            41.7    34.7    40.4    45.6    12.9

Ralston Equity Investment              221.8                           195.6   139.6   132.4   113.1   156.5




(a) After-tax provisions for restructuring reduced net earnings by $1.5 in the nine months ended May 31, 1996, $7.2 in the year ended August 31,
     1996,  $1.0  in  1995,  $2.8  in  1994,  $1.3 in 1993, and $14.1 in 1992.

(b) After-tax gain on the sale of property increased net earnings by $2.9 in the nine months ended May 31, 1996, $2.9 in the year ended
     August  31,  1996,  $1.1 in 1995, $3.8 in 1994, $4.3 in 1993, and $0.6 in
1992.

                                    TRADICO

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


     Ralston will spin off its international agricultural products and animal feed business together with certain assets associated with its international pet food operations in Korea, Colombia, Venezuela and Guatemala (collectively
Tradico). Tradico was organized for the purpose of effecting the Distribution and has no operating history as an independent company. The historical combined financial statements of Tradico reflect periods during which the various spun-off businesses operated as divisions or subsidiaries of Ralston.

     The pro forma combined statement of earnings for the nine months ended May 31, 1997, presents the combined results of Tradico's operations assuming that the Distribution had occurred as of September 1, 1996.
Such statement of earnings has been prepared by adjusting the historical statement of earnings for the effect of costs and expenses and the recapitalization which might have occurred had the Distribution been effected on
September  1,  1996.

     The pro forma combined statement of earnings for the year ended August 31, 1996, presents the combined results of Tradico's operations assuming that the Distribution had occurred as of September 1, 1995.
Such statement of earnings has been prepared by adjusting the historical statement of earnings for the effect of costs and expenses and the recapitalization which might have occurred had the Distribution been effected on
September  1,  1995.

     The pro forma combined balance sheet at May 31, 1997, presents the combined financial position of
Tradico assuming the Distribution had occurred at that date. Such balance sheet has been prepared by adjusting the historical balance sheet for the effect of changes in assets, liabilities, and capital structure which might have occurred had the Distribution been effected on May 31, 1997.

     The pro forma financial statements may not necessarily reflect the combined results of operations or financial position that would have existed had the Distribution been effected on the dates specified, nor are they indicative of future results.

                                    TRADICO

                   PRO FORMA COMBINED STATEMENT OF EARNINGS
                      (IN MILLIONS EXCEPT PER SHARE DATA)
                        NINE MONTHS ENDED MAY 31, 1997
                                  (UNAUDITED)


                                                             ADJUSTMENTS
                                                              RELATED TO         PRO
                                               HISTORICAL     DISTRIBUTION      FORMA
                                             -------------  --------------  ---------

Net Sales                                    $    1,156.8   $                       1,156.8
Costs and Expenses
  Cost of products sold                             988.2             0.4    (b)       989.3
                                                                      0.7    (c)
  Selling, general and administrative               122.2             1.9    (a)       125.8
                                                                      1.4    (b)
                                                                      0.3    (c)          .
  Interest                                            8.4             1.2    (d)        9.6
  Other (income)/expense, net                        (1.0)            1.5    (e)        0.5
                                             -------------           -----             -----
                                                  1,117.8             7.4            1,125.2
                                             -------------  --------------          --------

Earnings before Income Taxes                         39.0            (7.4)              31.6
Income Taxes                                         22.3            (5.3)   (f)        17.0
                                                    -----           -------            -----
Net Earnings                                 $       16.7   $        (2.1)         $    14.6
                                             =============  ==============          ========

Earnings per share (g)                                                  .          $    1.43
                                                                                   =========

Weighted average shares of common stock (g)                                            10.2
                                                                               =============



(a) To reflect the incremental costs associated with becoming a stand-alone public company.

(b) To reflect both the payment of Trademark and Technology License fees related to pet food production and arms-length imported product pricing as a result of agreements to be entered into on the Distribution
     Date.

(c) To reflect increase in net pension costs resulting from the anticipated transfer of certain international retirement  plan  assets  to  Ralston.

(d) To reflect interest expense on incremental debt at an average rate of 12.3%.

  (e) To reflect decrease in interest income resulting from the reduction in cash and marketable securities to levels  set  out  in  the  proposed Agreement and Plan of Reorganization.

  (f) To reflect tax effect of the above pro forma adjustments and to remove portion of incremental U.S. taxes allocated  by  Ralston  to  Tradico.

(g) The number of shares used to compute earnings per share is based on the weighted average number of primary shares of Ralston stock outstanding during the nine month period ending June 30, 1997, adjusted for  the  anticipated  1  for  10  stock  distribution.


                                            TRADICO

                           PRO FORMA COMBINED STATEMENT OF EARNINGS
                              (IN MILLIONS EXCEPT PER SHARE DATA)
                                  YEAR ENDED AUGUST 31, 1996
                                          (UNAUDITED)


                                                            ADJUSTMENTS
                                                             RELATED TO         PRO
                                              HISTORICAL     DISTRIBUTION     FORMA
                                             -------------  --------------  ---------

Net Sales                                    $    1,430.3                   $     1,430.3
Costs and Expenses
  Cost of products sold                           1,234.3          0.5 (b)         1,235.6
                                                                   0.8 (c)
  Selling, general and administrative               145.9          3.9 (a)           151.7
                                                                   1.5 (b)
                                                                   0.4 (c)
  Interest                                           13.7          3.3 (d)            17.0
  Provisions for restructuring                        8.3                             8.3
  Gain on sale of property                           (3.6)                           (3.6)
  Other (income)/expense, net                         3.4          2.2 (e)             5.6
                                             -------------        -------          -------
                                                  1,402.0            12.6          1,414.6
                                             -------------  --------------       ---------

Earnings before Income Taxes                         28.3           (12.6)            15.7
Income Taxes                                         15.1           (7.5)(f)           7.6
                                                  -------           --------         -----
Net Earnings                                 $       13.2   $        (5.1)      $      8.1
                                             =============  ==============       =========

Earnings per share (g)                                                       $       0.79
                                                                             =============

Weighted average shares of common stock (g)          10.2
                                             =============



(a) To reflect the incremental costs associated with becoming a stand-alone public company.

(b) To reflect both the payment of Trademark and Technology License fees related to pet food production and arms-length imported product pricing as a result of agreements to be entered into on the Distribution
     Date.

(c) To reflect increase in net pension costs resulting from the anticipated transfer of certain international retirement  plan  assets  to  Ralston.

(d) To reflect interest expense on incremental debt at an average rate of 14%.

(e) To reflect decrease in interest income resulting from the reduction in cash and marketable securities to levels  set  out  in  the  proposed Agreement and Plan of Reorganization.

(f) To reflect tax effect of the above pro forma adjustments and to remove portion of incremental U.S. taxes allocated  by  Ralston  to  Tradico.

(g) The number of shares used to compute earnings per share is based on the weighted average number of primary shares of Ralston stock outstanding during the year ending September 30, 1996, adjusted for the anticipated  1  for  10  stock  distribution.






TRADICO

PRO FORMA COMBINED BALANCE SHEET
(DOLLARS IN MILLIONS - UNAUDITED)

                                                       HISTORICAL        PRO        PRO FORMA
                                                        MAY 31,         FORMA        MAY 31,
                                                          1997       ADJUSTMENTS      1997
                                                      ------------  -------------  -----------

ASSETS
Current Assets
  Cash and cash equivalents                           $      39.9   $      (28.6)          (a)  $11.3
  Marketable securities                                      13.0           (9.3)          (a)    3.7
  Receivables, less allowance for doubtful accounts         123.2                              123.2
  Inventories                                               118.5                              118.5
  Other current assets                                       18.3                               18.3
    Total Current Assets                                    312.9          (37.9)               275.0
                                                      ------------  -------------         -----------

Investments and Other Assets                                 56.2           (9.0)          (a)   47.2

Property at Cost                                            316.4                              316.4
Accumulated Depreciation                                   (158.3)                            (158.3)
                                                      ------------                        -----------
                                                            158.1              -                158.1
      Total                                           $     527.2   $      (46.9)         $     480.3
                                                            ============  =============  ===========

LIABILITIES AND NET INVESTMENT IN RPI AGRIBUSINESS
Current Liabilities
  Current maturities of long-term debt                $       1.2                       $        1.2
  Notes payable                                              46.0           36.8           (b)   82.8
  Accounts payable and accrued liabilities                  171.6                              171.6
  Income taxes                                               12.7                               12.7
    Total Current Liabilities                               231.5           36.8                268.3
                                                      ------------  -------------         -----------
Long-Term Debt                                               41.0                               41.0
Deferred Income Taxes                                         7.1                                7.1
Other Liabilities                                            25.8                               25.8
Net Investment in RPI Agribusiness                          221.8         (221.8)          (c)      -
Shareholders Equity                                                        138.1           (c)  138.1
      Total                                           $     527.2   $      (46.9)         $     480.3
                                                      ============  =============         ===========



 (a) To reflect reduction in cash and marketable securities and transfer of certain international retirement plan assets to Ralston in accordance with the proposed Agreement and Plan of Reorganization.
          Assumed the reduction in cash and marketable securities would be ratable.

 (b)              To reflect debt to be assumed by Tradico at the Distribution
Date.

 (c) To reflect the planned liquidation of the remaining investment by Ralston and the issuance of Tradico
          Stock  shares.

                           FORWARD-LOOKING STATEMENTS

     Certain statements incorporated by reference or made in this Information Statement under the captions "The Distribution", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties", and elsewhere in this Information Statement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by that Act. Such forward-looking statements include, without limitation, the future availability and prices of raw materials, the availability of capital on acceptable terms, the competitiveness of the agricultural products and animal feeds industry, potential liabilities and Tradico's strategies and other statements contained herein that are not historical facts. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in general economic and business conditions (including agricultural markets)in the various regions of the world in which Tradico operates, Tradico's ability to recover its raw material costs in the pricing of its products, the availability of capital on acceptable terms, actions of competitors and government entities, the level of demand for Tradico's products, changes in Tradico's business strategies and other factors discussed under "Certain Significant Considerations".

                                 INTRODUCTION

On March 28, 1996, the Board of Directors of Ralston ("Ralston Board") approved in principle a plan to spin-off its international agricultural products and animal feeds business to holders of Ralston Stock (see "BUSINESS AND PROPERTIES"). On ________, 1998, the Ralston Board authorized the contribution to Tradico of the capital securities of Ralston's various international subsidiaries engaged in the agricultural products and animal feeds business, the acquisition by Tradico of other assets utilized in that business in certain countries and, in Korea, Colombia, Venezuela and Guatemala, the retention by the local Tradico subsidiaries of certain assets associated with Ralston's international pet food business (together, the "Tradico Business"). Following the Distribution, Tradico will be a leading international producer and marketer of formula animal feeds and other animal nutrition products, and a successor to Ralston's over 100 years of experience in the agricultural products and animal feeds industry. Over the past 100 years, Ralston has built and maintained its industry position by consistently providing high-quality products and customer service.

     On February __, 1998, the Ralston Board formally approved the Distribution and declared a dividend payable to each holder of record of Ralston Stock at the close of business on February __, 1998 (the "Distribution Date") of one share of Tradico Stock, together with an associated common stock purchase right (a "Right"), for every ____ shares of Ralston Stock held by such holder on the Distribution Date (references hereinafter to Tradico Stock shall be deemed to include a reference to the associated Rights).

                               THE DISTRIBUTION

BACKGROUND  AND  REASONS  FOR  THE  DISTRIBUTION

     The production and sale of animal feed was the primary business of Ralston when it was established in 1894. Although Ralston's business was soon expanded into the human foods market with the introduction of hot cereals and other breakfast foods, the agricultural products and animal feed business continued to be dominant until the 1950s. The development at that time of a new extruded dry dog food by Ralston revolutionized the pet food industry and transformed Ralston into primarily a consumer products company. Since then, the pet food business has continued to grow in importance to Ralston while the relative contribution of the agricultural products and animal feed business declined. In the 1980s, Ralston's focus became increasingly directed away from the agricultural products and animal feed business as Ralston acquired Continental Baking Company, the nation's largest wholesale baker, in 1984, and the worldwide Eveready battery business in 1986. The intention of Ralston's management to focus on consumer packaged goods and its stable of leading brands culminated in the sale of its domestic animal feeds business to a subsidiary of British Petroleum in 1986. British Petroleum was not interested in acquiring Ralston's international agricultural products and animal feeds business, which became a non-core business, having limited synergies with Ralston's other international businesses.

Ralston continually reviews its businesses for means by which it can enhance the long-term interests of its stockholders. Ralston's management has focused primarily on its core businesses - pet products and battery products - seeking to gain competitive advantage by serving world-wide markets through globally-coordinated production, purchasing, distribution and marketing initiatives. Following considerable review during the past several years, the Ralston Board has approved the divestment of certain significant businesses in order to increase this focus. In 1994, Ralston spun-off Ralcorp Holdings, Inc., a subsidiary to which Ralston had contributed its breakfast cereal, baby food, cracker and cookie, coupon redemption and all-seasons resort businesses. In 1995, Ralston sold all of the capital stock of Continental Baking Company. In 1996, Ralston sold its assets associated with its cereal business in the Asia Pacific region (which it had retained in the Ralcorp spin-off), and terminated its European cereal operations. In 1997, Ralston sold its international soy protein technologies business. In line with this focus on its core businesses, Ralston attempted to sell its international agricultural products and animal feed business in 1994, but negotiations broke off as the parties were unable to agree on key terms.

The Ralston Board believes that, after the Distribution, Ralston and Tradico will each be able to be more focused in responding to the differing operational characteristics and competitive dynamics of their respective businesses. The Tradico Business requires different management, distribution, production and marketing strategies than Ralston has adopted in connection with its core global and predominantly consumer product-oriented businesses. The Tradico Business functions mostly as a collection of separate entities, competing in a highly fragmented industry, which produce and sell industrial-oriented products to diverse customer groups in numerous foreign countries, often under vastly different local conditions. Tradico's animal feed customers generally are located in rural farming regions, and are either wholesalers who purchase for resale or bulk volume purchasers who purchase for use on their own farms. These customers typically require and expect a high level of technical support in connection with their purchases. The Tradico Business has much less intensive capital requirements than Ralston's other businesses; for its product distribution it relies significantly on local networks of independent dealers with whom there are long standing relationships; each local subsidiary has historically sourced its needs for raw materials locally instead of on a global basis; and although large direct consumer accounts are becoming increasingly important in certain countries, advertising and marketing to the ultimate consumer has historically been less significant than in Ralston's other businesses. Manufacturing is done locally, and because of the greater need to have products customized for local conditions, the Tradico Business has a far wider product line than Ralston's other businesses. As a commodity based business with numerous product ingredient alternatives, the animal feeds industry is generally a lower-margin business compared to Ralston's other businesses.

The Tradico Business, however, represents a sizable collection of viable international operating units which, even though each requires customized approaches to unique circumstances, clearly benefit from their association with one another in terms of commodities sourcing, financial management and other management practices, research and know-how. With Tradico as a separate independent company, Tradico's management will be able to concentrate its efforts and resources on the Tradico Business, and to tailor its business strategies, capital investments and employee benefit plans to its specific requirements and the unique competitive demands of the agricultural products and animal feed industry, without regard to the corporate objectives, policies and investment standards of Ralston's other operations. In addition, it is expected that, as an independent publicly held company, Tradico will be able to recruit key personnel more effectively and design more effective equity-based incentive compensation programs for its management and employees by linking their compensation much more directly to the performance of the Tradico Business, as reflected in the stock market's valuation of Tradico Stock. It is anticipated that Tradico grants of stock options and restricted stock awards, as well as a Tradico 401(k) plan with a significant company match for eligible employees, will place a meaningful number of shares of Tradico Stock in the hands of Tradico employees. In connection with its request for Rulings that the Distribution will qualify as a tax-free spin-off, Ralston has represented to the I.R.S. that key management personnel and other key employees of Tradico will own or have options to acquire . 5% of the outstanding Tradico Stock within one year of the Distribution, at least 3% within three years of the Distribution, and at least 5% within five years of the Distribution.

Ralston believes that the separation of Tradico from Ralston's international pet products business will be beneficial to that business, as well. Ralston believes that it will be better able to implement globally coordinated production, purchasing, distribution and marketing initiatives with respect to the pet products business, free of concerns about the effect of those initiatives on the agricultural products and animal feed business. Ralston will be better able to distribute its products through a number of channels, as it does in the United States, without the restrictions and constraints of Tradico's dealer network. Ralston also believes that its managers in local countries will be more focused on pet products operations without the demands of the agricultural products and animal feed business, and their efforts will be visible on a stand-alone basis, isolated, as they will be, from animal feed results.

However, despite the above benefits of separation, certain pet food production assets and facilities in Korea, Colombia, Venezuela and Guatemala will remain with the respective Tradico subsidiaries and, for a period of five years following the Distribution, Tradico will produce pet food, under royalty-bearing licenses with Ralston, in those countries. These production assets and facilities are located in or near existing animal feed production facilities. Because of the intermingled nature and shared manufacturing infrastructure of the two businesses in this limited group of countries, Ralston and Tradico believe it is not advisable to incur the expense of separation of facilities and business management at this time. In conjunction with the assumption of pet food production, for a period of five years following the Distribution, Tradico will have exclusive distribution rights for Ralston's pet food in those countries as well as in Ecuador, Peru and Bolivia (which currently receive pet foods manufactured in Colombia and the United States), and northern China (which will receive pet foods manufactured in Korea and the United States). In addition, for that same period in Canada, a Tradico subsidiary will be appointed the exclusive distributor in a limited distribution channel for Ralston's pet foods, and all of that Tradico subsidiary's requirements for pet foods will be supplied by Ralston. Because of the need to retain a complete product line in its distribution channels, in all other countries in which the Tradico Business is currently operated, Tradico will continue to distribute Ralston pet foods on a non-exclusive basis, supplied at competitive distribution prices by Ralston. For a period of five years following the Distribution, Tradico will acquire all of its pet food requirements from Ralston. If Ralston declines in a local market to supply certain "economy" dog and cat foods, Tradico may produce, or source them from other producers, but without the use of trademarks or technology licensed to Tradico by Ralston. If Ralston declines to supply "super premium" pet foods in a local market, Tradico can source such products from other manufacturers.

The Distribution will also afford holders of Ralston Stock the opportunity to continue their investment in either or both of Ralston Stock and Tradico Stock, depending on their investment objectives, and the separate reporting of the results of the Tradico Business and the remaining Ralston operations (i.e., pet products and battery products) should create a framework for increased and more focused equity research coverage of both companies by the investment community. Tradico will be able to implement a capital structure appropriate for its business performance, and access capital markets directly. Tradico may be able to utilize the issuance of Tradico Stock for acquisitions, joint ventures and capital expenditures. However, for a period of two years following the Distribution, Tradico will be subject to certain restrictions on its ability to issue its capital stock. See "AGREEMENTS BETWEEN RALSTON AND TRADICO - Agreement and Plan of Reorganization - Certain Post-Distribution Covenants".

     As  of    the  Distribution  Date, Tradico and its subsidiaries will bear approximately $125 million of debt, either under existing arrangements or borrowed pursuant to a newly-established revolving credit facility. The proceeds of such borrowings under this facility will be used to pay off certain existing inter-company obligations to Ralston, to purchase certain assets from Ralston in connection with the separation of the Tradico Business from Ralston's other businesses, to refinance certain local external debt, and to finance additional capital expenditures following the Distribution. See ".--Certain Significant Considerations--Certain Financial Considerations" below.

The Ralston Board believes that the indebtedness of Tradico should not have a material adverse effect on Tradico's ability to fund its presently anticipated operating and capital expenditures due to Tradico's expected level of cash flow from operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATlON--Liquidity and Capital Resources".

CERTAIN  SIGNIFICANT  CONSIDERATIONS

   NO  OPERATING  HISTORY  AS  AN  INDEPENDENT  COMPANY

     The assets associated with Ralston's international agricultural products and animal feeds business were first contributed to Tradico in _________ of 1998 for the purpose of effecting the Distribution. As a result, Tradico does not have an operating history as an independent public company. While the Tradico Business in the aggregate has been profitable as part of Ralston, there is no assurance that it can be operated profitably as a stand-alone company; in addition, from time to time, certain local operations of the Tradico Business have operated at a loss. The geographic dispersion of the operations of Tradico, and their tradition of local autonomy, may present obstacles to maintaining an enhanced system of internal controls appropriate to a stand-alone entity. The potential termination by Ralston in five years following the Distribution of the exclusive right to manufacture and distribute pet food in Korea, Venezuela, Colombia and Guatemala, and to distribute pet foods in Peru, Ecuador, Bolivia, northern China and Canada (within a limited channel) could adversely affect the results of operations in those countries and for Tradico as a whole. Following the Distribution, the Tradico Business will no longer be able to rely on Ralston for financial support or benefit from its relationship with Ralston to obtain credit or receive favorable terms for the purchase or sale of certain
goods and services.   In addition, except as provided in the Bridging
Agreement, Tradico will be responsible for obtaining its own sources of financing and for its own corporate administrative services such as tax, treasury, accounting, legal, research and development, information systems and human resources. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and "AGREEMENTS BETWEEN RALSTON AND TRADICO --Bridging Agreement", " --Trademark Agreement", and " -- Technology Licenses" below.

   CERTAIN  FINANCIAL  CONSIDERATIONS

     As of the Distribution Date, Tradico and its subsidiaries will become or remain obligated with respect to approximately $125 million of pre-existing or
newly  placed  debt  under  its  revolving  credit  facility.    Interest  of
approximately $9.6 million associated with such debt is reflected on a pro forma basis in the Pro Forma Combined Statement of Earnings of Tradico for the nine months ended May 31, 1997 To the extent that Ralston has agreed or may be required to remain contingently liable with respect to any of such pre-existing debt, Tradico has agreed to indemnify Ralston for any payments Ralston may be required to make with respect to such debt. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources" below.


     NO  PRIOR  MARKET  FOR  TRADICO  STOCK

     There has been no prior trading market for Tradico Stock, and there can be no assurance as to the prices at which the Tradico Stock will trade before or after the Distribution Date. Tradico will file an application seeking approval for listing of the shares of Tradico Stock on the New York Stock Exchange, Inc. Until the Tradico Stock is fully distributed and an orderly market develops, the prices at which the Tradico Stock trades may fluctuate significantly. Prices for the Tradico Stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for Tradico Stock (which may be affected by its unique status as a United States corporation with exclusively foreign operations), investor perceptions of Tradico and its business, Tradico's dividend policy,and general economic and market conditions throughout the world. In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Such fluctuations have affected the share prices of many newly public issuers. Market fluctuations, as well as economic conditions, may adversely affect the market price of the shares of Tradico
Stock.    See  "--Listing  and  Trading  of  Tradico  Stock"  below.

     POSSIBILITY  OF  SUBSTANTIAL  SALES  OF  TRADICO  STOCK

     The planned Distribution will involve the distribution of an aggregate of approximately __ million shares of Tradico Stock to the shareholders of Ralston on the Distribution Date, representing all of the outstanding shares of Tradico Stock. Substantially all of such shares of Tradico Stock will be eligible for immediate resale in the public market. Investment criteria of certain large holders of Ralston Stock may dictate the immediate sale of Tradico Stock received by them in the Distribution. Also, the Distribution Agent has established the Tradico Odd-Lot Program described below, to be in effect for a period of time following the Distribution. Under the terms of that program, Odd-Lot shares which are elected to be sold will be aggregated by the Distribution Agent and sold on the open market. Neither Ralston nor Tradico is able to predict whether substantial amounts of Tradico Stock will be sold in the open market following the Distribution, whether pursuant to the Tradico Odd-Lot Program or otherwise. Any sales of substantial amounts of Tradico Stock, whether as a result of the Distribution or otherwise, could adversely affect the market price of Tradico Stock. See " -- Manner of Effecting the Distribution" below.

     RISKS  ASSOCIATED  WITH  FOREIGN  OPERATIONS

     The Tradico Business is currently conducted almost exclusively outside of the United States. It consequently is subject to a number of significant risks associated with foreign operations. The operating profits of Tradico may be negatively affected by changes in the value of local currencies in the countries in which operations are conducted, as well as by hyperinflationary conditions such as those which have occurred in the past in several of such countries, notably Brazil, Mexico and Venezuela. The failure of any European country in which the Tradico Business is conducted to join the European Union or the European Monetary Union, or delay in the expansion or formation, respectively, of those Unions, may have a negative effect on borrowing and exchange rates and economic stability. Other risks and considerations include the effect of foreign income and withholding taxes and the U.S. tax implications of foreign source income and losses; the possibility of expropriation or confiscatory taxation or price controls; adverse changes in local investment or exchange control regulations; difficulties inherent in operating in less developed legal systems; political instability, government corruption and civil unrest; and potential restrictions on the flow of international capital. In many developing countries in which the Tradico Business is operated there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the United States. As such economies develop, it is possible that new regulations may increase the expense and risk of doing business in such countries. In addition, social legislation in many countries in which the Tradico Business operates may result in significantly higher expenses associated with terminating employees or distributors or closing manufacturing facilities. As the Tradico Business operates on an international basis, however, weakness in a particular market may be offset by strength in another market. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Inflation" below.

   RISKS  ASSOCIATED  WITH  THE  ANIMAL  PRODUCTION  INDUSTRY

     The Tradico Business, as a supplier of animal feeds and other agricultural products, is subject to the risks and uncertainties associated with the animal production industry and the resulting fluctuations in demand for Tradico's products. The animal production industry in a particular country can be negatively affected by a number of factors, including urban development; weather conditions; the prices of commodities and alternative feed sources; the market price of livestock, poultry and other animals and their food products; animal diseases (such as BSE or "Mad Cow" disease); changes in consumer demand; real estate values; government farm programs and other government regulations; restrictive quota and trade policies and tariffs; production difficulties, including capacity and supply constraints; and general economic conditions. Profit pressure and overcapacity in various markets has led to consolidation of both the feed production and animal production industries in those markets. Larger animal producers have tended to integrate their business by acquiring or constructing feed production facilities to meet some or all of their feed requirements, and consequently have relied less on outside suppliers of animal feeds. As the Tradico Business operates on an international basis, however, weakness in a particular market may be offset by strength in another market. See "BUSINESS AND PROPERTIES -- Background" below.

   SIGNIFICANT  COMPETITIVE  ACTIVITY

     The Tradico Business faces intense competition from other international as well as local and regional feed manufacturers, cooperatives, single-owner establishments and, in the case of many markets, government feed companies. Because of limited technological or capital barriers to entry to the animal feed industry and the extremely fragmented nature of that industry, new competitors with relatively modest return objectives could arise in any market at any time. In addition, lower priced alternative feed sources or methods of feeding may be elected by Tradico's customers during weak economic conditions. Competition is based upon price, product quality and efficiency, customer service and the ability to identify and satisfy animal production needs in particular countries. The Tradico Business from time to time experiences price pressure in certain of its markets as a result of competitors' pricing practices. As the Tradico Business operates on an international basis and markets a broad line of animal feeds and other nutritional products, it bears higher costs associated with a multi-layered distribution system, a complex production system, and tax and financing obligations imposed by its international and multi-currency structure. Such higher costs may restrict its ability to compete in particular markets on the basis of price. Again, however, weakness in a particular market may be offset by strength in another
market.    See  "BUSINESS  AND  PROPERTIES--Competition"  below.

   RAW  MATERIAL  PRICE  VOLATILITY

     Production requirements generally dictate that the principal raw material used in the Tradico Business -- grain, grain products and protein ingredients -- be sourced locally rather than regionally or globally, and as a result the cost associated with raw materials is especially susceptible to fluctuations due to weather conditions, government regulations, economic climate, pestilence or diseases affecting yields at harvest, or other unforeseen local circumstances. Operating results may be affected by the price volatility of raw materials which constitute a substantial component of the cost of goods sold for the Tradico Business. The rapid turnover of certain raw material inventory items and, for certain products, the ability to substitute alternative lower cost ingredients to produce feeds with specified nutritional characteristics at a lower total cost may provide Tradico with some protection against fluctuating raw material prices. Tradico believes that adequate supplies of its necessary raw materials are available at the present time, but cannot predict future availability or prices of such products and materials. There can be no assurance that Tradico will be able to pass increases in raw material costs through to its customers in the form of price increases, and any such inability could have an adverse impact upon the profitability of
Tradico.    See  "BUSINESS  AND  PROPERTIES  --  Raw  Materials"  below.

   TRADICO  DIVIDEND  POLICY

     The payment and level of cash dividends, if any, by Tradico after the Distribution will be at the discretion of the Tradico Board of Directors, based primarily upon the earnings, cash flow and financial requirements of the Tradico Business. Restrictions on the flow of international capital may restrict the amount of funds available in the United States for the payment of dividends. The Tradico Board of Directors currently intends that initially no cash dividends will be paid on Tradico Stock in order to make funds available for repayment of debt, future acquisitions, capital expenditures, repurchases of Tradico Stock and such other purposes as the Board of Directors may determine. The Tradico Board of Directors may change its policy on dividends at any time.

   CERTAIN  ANTI-TAKEOVER  EFFECTS

     The Tradico Articles of Incorporation, Bylaws and Rights, and The General and Business Corporation Law of Missouri ("GBCL"), contain several provisions that could have the effect of delaying, deferring or preventing a change of control of Tradico in a transaction not approved by the Tradico Board of Directors. In addition, the Tradico Board of Directors has adopted certain other programs, plans and agreements with its management and/or employees which may make such a change of control more expensive. See "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS" below.

   EFFECTS  ON  RALSTON  STOCK

     After the Distribution, Ralston Stock will continue to be listed and traded on the NYSE and certain other stock exchanges. As a result of the Distribution, the trading price of Ralston Stock is expected to be correspondingly lower than the trading price of Ralston Stock immediately prior to the Distribution. The combined trading prices of Ralston Stock and Tradico Stock after the Distribution may be less than, equal to or greater than the trading price of Ralston Stock prior to the Distribution. The Board of Directors of Ralston has informed Tradico that it currently intends, for at least some period of time following the Distribution, to maintain the level of cash dividends that will be paid on each outstanding share of Ralston Stock at $1.20 annually.

   CERTAIN  FEDERAL  INCOME  TAX  CONSIDERATIONS

     Ralston has received rulings from the Internal Revenue Service ("IRS") to the effect that, among other things, for Federal income tax purposes, the transfer of assets and liabilities of the Tradico Business to Tradico and its subsidiaries will be tax free under Sections 368(a)(1)(D) and 361 of the Internal Revenue Code of 1986, as amended (the "Code") and that the Distribution will be tax-free under Section 355 of the Code.* As discussed below, cash received in lieu of fractional share interests in Tradico Stock will generally be taxable to recipients. IRS rulings were not requested or received concerning the tax treatment of Tradico Stock received in the Distribution by Ralston employees who hold restricted shares of Ralston Stock previously awarded as compensation. Ralston intends to treat the Tradico Stock distributed to holders of restricted Ralston Stock as compensatory. As such, these shares of Tradico Stock will not qualify for tax-free treatment under section 355 of the Code. Rather, pursuant to Section 83 of the Code and the underlying Treasury regulations, unrestricted shares of Tradico Stock so distributed will be taxable to the distributee upon receipt as ordinary compensation income; and restricted shares of Tradico Stock so distributed will be taxed as compensation when the shares become unrestricted. See "--Certain Federal Income Tax Consequences of the Distribution" below. The continuing validity of the IRS rulings received is subject to certain factual representations and assumptions. Ralston is not aware of any facts or circumstances which should cause such representations and assumptions to be untrue. Tradico and Ralston have also agreed to certain restrictions on their respective future actions for a period of time following the Distribution to provide further assurances that the Distribution will qualify as a tax-free distribution. See "AGREEMENTS BETWEEN RALSTON AND TRADICO--Agreement and Plan of Reorganization--Certain Post-Distribution Covenants". If the Distribution were taxable, then (i) corporate level income taxes would be payable by the consolidated group of which Ralston is the common parent, based upon the amount by which the fair market value of the Tradico Stock distributed in the Distribution exceeds Ralston's basis therein, and (ii) each holder of Ralston Stock who receives shares of Tradico Stock in the Distribution would be treated as if such shareholder received a taxable distribution, taxed as a dividend to the extent of such shareholder's pro rata share of Ralston's current and accumulated earnings and profits. Tradico has agreed to indemnify Ralston and the Ralston shareholders if its actions or the actions of any of its affiliates result in such tax liability. Ralston has agreed to indemnify Tradico for any losses which it may incur in the event that Ralston or any of its affiliates take any action which adversely impacts the tax-free nature of the Distribution. See "--Certain Federal Income Tax Consequences of the Distribution" below and "AGREEMENTS BETWEEN RALSTON AND TRADICO--Tax Sharing Agreement".

* The rulings have not been received as of the date of this filing but it is anticipated that they will be received prior to the time the Information Statement is provided to shareholders.


     The potential corporate tax liability which could arise from an acquisition of Tradico for a period of time following the Distribution, together with the foregoing indemnification arrangements, could have an anti-takeover effect on the acquisition of control of either company.

MANNER  OF  EFFECTING  THE  DISTRIBUTION

     The Distribution will be made as of February __, 1998 (the "Distribution Date") on a pro rata basis to holders of record of issued and outstanding Ralston Stock at the close of business on that date. Ralston intends to use a direct registration system to implement the distribution of Tradico Stock in the Distribution. Ralston shareholders will not receive physical certificates representing shares of Tradico Stock unless requested. On the Distribution Date, one certificate representing all issued and outstanding shares of Tradico Stock, other than fractional shares, will be delivered by Ralston to ___________, as the distribution agent (the "Distribution Agent"). As soon as practicable thereafter, an account statement will be mailed to each shareholder stating the number of shares of Tradico Stock received by such shareholder in the Distribution. Following the Distribution, stockholders may request physical certificates for their shares of Tradico Stock. Holders of record of Ralston Stock on the Distribution Date will receive shares of Tradico Stock on the basis of one share of Tradico Stock for every ____ shares of Ralston Stock held on the Distribution Date. No fractional shares of Tradico Stock will be issued to shareholders. In lieu of fractional shares, each holder of Ralston Stock who would otherwise be entitled to receive a fractional share of Tradico Stock will receive cash for the fractional interest, based upon the average of the closing prices of the Tradico Stock during each of the first three trading days on the New York Stock Exchange, Inc. following the Distribution Date. See "- Certain Federal Income Tax Consequences of the Distribution" below. Based on the number of shares of Ralston Stock issued and outstanding at ________, 1998, approximately __ million shares of Tradico Stock will be issued. All such shares of Tradico Stock will be fully paid, nonassessable and free of preemptive rights.

Ralston  shareholders  who  are  entitled  to  receive  fewer  than 100 shares
("Odd-Lot") of Tradico Stock in the Distribution may elect to sell such shares, or purchase additional shares to round-up to 100 shares, at the then current market price of the Tradico Stock, pursuant to a program (the "Tradico Odd-Lot Program") being offered as a convenience to shareholders who will receive an Odd-Lot. Upon receipt of a shareholder's election to either (1) sell such Odd-Lot shares, or (2) purchase additional round-up shares, the
Distribution  Agent  will  match  requests  for  sales  against  requests  for
purchases.    If  there  are  insufficient  shares  available  from  selling shareholders to effect all requested purchases of round-up shares, the Distribution Agent will then purchase such shares of Tradico Stock on behalf of the requesting shareholders for cash in the open market at the then current market price of the Tradico Stock. Payment for such shares by the purchasing shareholders must be made within normal settlement periods. If insufficient numbers of round-up shares are purchased, the excess of Odd-Lot shares to be sold will be sold by the Distribution Agent for cash in the open market at the then current market price of the Tradico Stock. The proceeds of all sales of Odd-Lot shares will be remitted to the shareholders by the Distribution Agent as soon as practicable following the sale. Brokerage fees and commissions incurred by the Distribution Agent with respect to purchases or sales will be paid for by participants in the Tradico Odd-Lot Program as pre-set commissions at a per share amount. A form containing the terms of the Tradico Odd-Lot Program and an authorization form pursuant to which holders of Odd-Lot shares may elect to participate in the Tradico Odd-Lot Program will be mailed to all eligible shareholders as soon as possible after the Distribution Date. Participation in the Tradico Odd-Lot Program is voluntary. Ralston shareholders who are entitled to receive fewer than 100 shares of Tradico Stock must transmit a completed authorization form to the Distribution Agent prior to __________, 1998, to participate in the Tradico Odd-Lot Program. See "--Certain Federal Income Tax Consequences of the Distribution." below

The Board of Directors of Tradico has adopted a Rights Plan and pursuant thereto declared a distribution of one Right for every outstanding share of Tradico Stock, which Rights will be indicated on each shareholder's account statement reflecting ownership of Tradico Stock, or, if requested, physical
certificates  of  Tradico  Stock.    See  "DESCRIPTION  OF  TRADICO  CAPITAL
STOCK--Common  Stock  Purchase  Rights".

     Tradico Stock distributed in respect of Ralston Stock held in the Ralston Purina Dividend Reinvestment Plan will be registered with the Transfer Agent in the name of the participants in that plan, and an account statement will be issued, indicating stock ownership. Participants may thereafter request physical certificates for the shares so registered. Cash payable in lieu of fractional shares of Tradico Stock will be distributed to the participants in that plan. The number of whole shares and fractional share interests, if any, of Tradico Stock which each participant as of the close of business on the Distribution Date is entitled to receive, will be determined by dividing the sum of the number of shares of Ralston Stock that each such person holds of record, plus the number of shares of Ralston Stock then held for that person's account in the Ralston Purina Dividend Reinvestment Plan, by _____.

     Following the Distribution, approximately ___ million shares of Tradico Stock will remain authorized but unissued, of which approximately __ million will be reserved for issuance pursuant to rights and options.

     NO HOLDER OF RALSTON STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF TRADICO STOCK TO BE RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF RALSTON STOCK OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE TRADICO STOCK. THE DISTRIBUTION WILL NOT AFFECT THE NUMBER OF OUTSTANDING SHARES OF RALSTON STOCK.


CERTAIN  FEDERAL  INCOME  TAX  CONSEQUENCES  OF  THE  DISTRIBUTION

     As indicated above, Ralston has received rulings from the IRS (the "Tax Rulings") to the effect, among other things, that the Distribution will qualify as a tax-free transaction under Section 355 of the Code. *The Tax Rulings provide that, among other things, for Federal income tax purposes:

* The rulings have not been received as of the date of this filing but it is anticipated that they will be received prior to the time the Information Statement is provided to shareholders.

(1) No gain or loss will be recognized by or be includable in the income of a holder of Ralston Stock solely as a result of the receipt of Tradico Stock upon the Distribution;

(2)       No gain or loss will be recognized by Ralston upon the Distribution;

(3) Assuming that a holder of Ralston Stock holds such Ralston Stock as a capital asset, such holder's holding period for the Tradico Stock received in the Distribution will include the period during which such Ralston Stock was held;

(4) The tax basis of Ralston Stock held by a Ralston shareholder immediately prior to the Distribution will be apportioned (based upon relative market values at the time of the Distribution) between the Ralston Stock held immediately after the Distribution and the Tradico Stock received by such shareholder in the Distribution;

(5) Cash received in lieu of fractional share interests in Tradico Stock will be taxable to the recipient shareholders as a sale or exchange of the fractional share interests; and

(6) Cash received upon sales of Odd-Lot shares in the Tradico Odd-Lot Program will be taxable to the recipient shareholders as a sale or exchange of the Odd-Lot shares.

     IRS rulings were not requested concerning the tax treatment of Tradico Stock received in the Distribution by Ralston employees who hold restricted shares of Ralston Stock previously awarded as compensation. Ralston intends to treat the Tradico Stock distributed to holders of restricted Ralston Stock as compensatory. As such, these shares of Tradico Stock will not qualify for tax-free treatment under Section 355 of the Code. Rather, pursuant to Section 83 of the Code and the underlying Treasury regulations, unrestricted shares of Tradico Stock so distributed will be taxable to the distributee upon receipt as ordinary compensation income; and restricted shares of Tradico Stock so distributed will be taxed as compensation when the shares become unrestricted.

     As soon as practicable following the Distribution, Ralston intends to make available to its shareholders information regarding the allocation of basis between Ralston Stock and Tradico Stock.

     For a description of the agreements pursuant to which Ralston and Tradico have provided for various tax matters, see "AGREEMENTS BETWEEN RALSTON AND TRADICO--Agreement and Plan of Reorganization and "AGREEMENTS BETWEEN RALSTON AND TRADICO---Tax Sharing Agreement".

     THE FOREGOING IS ONLY A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

LISTING  AND  TRADING  OF  TRADICO  STOCK

     There is currently no public trading market for Tradico Stock. Prices at which Tradico Stock may trade prior to the Distribution on a "when-issued" basis, or after the Distribution, cannot be predicted. In particular, until the Tradico Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which Tradico Stock trades will be determined in the securities trading markets and may be influenced by many factors, including among others, the depth and liquidity of the market for Tradico Stock, investor perceptions of Tradico and the Tradico Business, Tradico's dividend policy and general economic and market conditions. Such prices may also be affected by certain provisions of Tradico's Articles of Incorporation, Bylaws and Rights, as each will be in effect following the Distribution, and of the GBCL. See "--Certain Significant Considerations--No Prior Market for Tradico Stock", "--Certain
Significant Considerations --Tradico Dividend Policy" and "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS".

Application will be made to list the shares of Tradico Stock on the New York Stock Exchange, Inc. ("NYSE"), under the symbol "___". As of the Distribution Date, Tradico initially is expected to have approximately _____ shareholders of record, based upon the number of holders of record of Ralston Stock as of _________, 1998. The Transfer Agent and Registrar for the Tradico Stock will be ____________________, located at __________________________.

Shares of Tradico Stock distributed to shareholders of Ralston Stock in the Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Tradico under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of Tradico after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Tradico, and may include certain officers and directors of Tradico as well as principal shareholders of Tradico, if any. Persons who are affiliates of Tradico will be permitted to sell their shares of Tradico Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act and Rule 144 thereunder (exclusive of the holding period requirements thereunder).

DISPOSITION  OF  TRADICO  STOCK  RECEIVED  BY  BENEFIT  PLANS

     Tradico Stock distributed in respect of Ralston Stock held in the Ralston Purina Master Collective Trust for the Ralston Purina Retirement Plan will be either sold over time or retained in the trust at the discretion of the Retirement Plan trustees, J.R. Elsesser, L.L. Fraley, C.S. Sommer and A.M. Wray, all of whom are employees of Ralston. Shares of Tradico Stock distributed in respect of Ralston Stock held by the trustee for the Ralston
Purina Company Savings Investment Plan ("Ralston SIP"), Vanguard Fiduciary Trust Company, will be maintained in the Plan or sold as directed by the individual participants to whom such shares are attributed pursuant to the terms of the Ralston SIP. Participants will not be permitted to invest additional monies in Tradico Stock, and after a period of time all shares of Tradico Stock still retained by the Ralston SIP will be sold and the proceeds invested, according to participants' elections, in other funds offered by the Plan. With respect to participants in the Ralston SIP who will become, as a result of the Distribution, employees of Tradico, shares of Tradico Stock allocated to them in the Ralston SIP will be transferred, along with such participants' other account balances, to a defined contribution plan to be established by Tradico ("Tradico SIP"). In addition, shares of Ralston's Series A ESOP Convertible Preferred Stock ("ESOP Stock") which are allocated to such participants will be converted into or redeemed for shares of Ralston Stock, pursuant to the terms of the ESOP Stock, at a time determined by investment fiduciaries of the Ralston SIP, and such shares, along with the shares of Tradico Stock which will be distributed with respect to such shares of Ralston Stock received in such conversion or exchange, will also be transferred to the Tradico SIP. Tradico Stock distributed in respect of restricted stock awards of Ralston Stock granted to employees of Ralston and its subsidiaries will be either retained on behalf of the employees granted such awards, and will be subject to the same restrictions applicable to the original restricted stock awards, or, in some instances, will be distributed directly to such employees free of restrictions. See "AGREEMENTS BETWEEN RALSTON AND TRADICO--Employee Benefit Arrangements".

                             REGULATORY APPROVALS

     No material federal, state or foreign regulatory approvals will be required in connection with the Distribution which have not been obtained.

                    AGREEMENTS BETWEEN RALSTON AND TRADICO

     For the purpose of effecting the Distribution and governing certain of the relationships between Ralston and Tradico after the Distribution, Ralston and Tradico have entered or will enter into the various agreements described below. The agreements summarized below have been filed as exhibits to the Registration Statement. The following descriptions do not purport to be complete and are qualified in their entirety by reference to such agreements.

AGREEMENT  AND  PLAN  OF  REORGANIZATION

     Ralston and Tradico have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") providing for, among other things, the principal corporate transactions required to effect the Distribution and certain other agreements governing the relationship between Ralston and Tradico with respect to or in consequence of the Distribution.

     The Reorganization. The Reorganization Agreement provides for the completion of the following transactions prior to the Distribution: (i) the merger of Ralston Purina International Holding Company, Inc. ("RPIHCI"), a wholly owned subsidiary, into Ralston, with Ralston as the surviving corporation and successor to the assets and liabilities of RPIHCI, including all of the outstanding capital stock of Tradico and of the subsidiaries engaged in the Tradico Business throughout the world which are currently held by RPIHCI; (ii) the contribution by Ralston to Tradico or one of its subsidiaries of the outstanding capital stock of the subsidiaries engaged in the Tradico Business (other than in Canada and Brazil), as well as an amount equal to the appraised value of the net assets utilized in the Canadian agricultural products business (which assets will then be acquired by Tradico or one of its subsidiaries from the Ralston subsidiary currently owning those assets) and the value of the capital stock of newly formed Brazilian subsidiary holding the agricultural products assets in Brazil (which capital stock will subsequently be acquired by Tradico or a subsidiary of Tradico);
(iii) the
contribution or sale by Ralston to Tradico or one of its subsidiaries of certain other assets utilized by Ralston and its subsidiaries in the operation of the Tradico Business; and (iv) the assumption by Tradico and its subsidiaries of certain employee benefit plan liabilities associated with the operation of such contributed businesses. In addition, the Reorganization Agreement provides that Tradico and its subsidiaries will utilize the proceeds of newly placed debt under its revolving credit facility to pay off certain existing inter-company obligations to Ralston or to purchase certain assets from Ralston in connection with the separation of the Tradico Business from Ralston's other businesses, and that Ralston itself will retain or assume certain other liabilities associated with the Tradico Business.

     Indemnification. Subject to certain exceptions, the Reorganization Agreement provides for indemnification by the parties as follows.

     Ralston has agreed to indemnify Tradico against any liabilities assumed or retained by Ralston pursuant to the Reorganization Agreement and liabilities relating to (i) any breach by Ralston or any of its subsidiaries of any covenant made in the Reorganization Agreement or any other agreement referred to therein (the "Ancillary Agreements"), (ii) any third party claim primarily relating to the actions of the Ralston Board in authorizing the Distribution, and (iii) the operation of the businesses conducted or to be conducted by Ralston and its subsidiaries or the ownership of its assets (other than businesses and assets to be contributed to Tradico) both prior to and following the Distribution, except to the extent the liabilities therefor are assumed or retained by Tradico or one of its subsidiaries pursuant to the Reorganization Agreement.

     Tradico has agreed to indemnify Ralston against any liabilities assumed or retained by Tradico or its subsidiaries pursuant to the Reorganization Agreement, and liabilities relating to (i) any breach by Tradico or any of its subsidiaries of any covenant made in the Reorganization Agreement or any Ancillary Agreement, and (ii) the operation of the Tradico Business or the ownership of the assets to be contributed to Tradico by Ralston, except to the extent the liabilities therefor are assumed or retained by Ralston or one of its subsidiaries pursuant to the Reorganization Agreement. In addition, Tradico has agreed to indemnify Ralston for all liabilities arising out of Ralston's continuing guarantee of any obligation of Tradico or any Tradico subsidiary.

The indemnities described above will be limited to the amount of the loss less insurance proceeds, net of deductibles and allocated paid loss retro-premiums received by the indemnified party.

     Notwithstanding the foregoing, neither Ralston nor Tradico will have any liability to the other for taxes except as provided in the Tax Sharing Agreement, described below.

     Certain Post-Distribution Covenants. The Reorganization Agreement also provides that, in order to avoid adversely affecting the intended tax consequences of the Distribution, neither Tradico nor any of its subsidiaries will engage in certain transactions for a period of two years following the Distribution Date, unless, in the sole discretion of Ralston, either (a) an opinion in form and substance satisfactory to Ralston is obtained from counsel to Tradico, the selection of which counsel is agreed to by Ralston or (b) a supplemental ruling is obtained from the IRS, in either case to the effect that such transactions would not adversely affect the Federal income tax consequences, as set forth in the Tax Rulings, of the Distribution to Ralston, Tradico or the Ralston shareholders. Tradico expects that these limitations will not significantly inhibit its activities or its ability to respond to unanticipated developments. The transactions subject to this provision are:
(i) making a material disposition (including intra-company transfers) by means of a sale or exchange of assets, a distribution to shareholders, or otherwise, of any of its assets (other than as contemplated by the Reorganization Agreement), except in the ordinary course of business, (ii) repurchasing any Tradico capital stock, unless such repurchase satisfies certain Federal tax requirements, (iii) issuing any Tradico capital stock that in the aggregate exceeds twenty percent (20%) of the issued and outstanding stock of Tradico immediately following the Distribution, (iv) liquidating or merging with any other corporation (including a subsidiary), or (v) ceasing to engage in the active conduct of a trade or business within the meaning of the Code.

     In addition, the Reorganization Agreement provides that, if Tradico engages in any of the transactions referred to above, and if the Distribution fails to qualify as tax-free under the provisions of the Code by reason thereof, Tradico will indemnify Ralston and its shareholders as of the Distribution Date against all tax liabilities, including interest and penalties, incurred by reason of the Distribution being a taxable event. Ralston has agreed to indemnify Tradico against losses which it may incur in the event that Ralston or any of its subsidiaries take any action which
adversely impacts  the  tax-free  nature  of  the  Distribution.   In the
event that the Distribution failed to so qualify as tax-free, Ralston would recognize gain upon the Distribution equal to the excess, if any, of the fair market value of the Tradico Stock distributed on the Distribution Date over Ralston's net tax basis for the assets contributed to Tradico by Ralston. See "THE DISTRIBUTION---Certain Significant Considerations-- Certain Federal Income Tax Considerations".



Covenants Not To Compete. The Reorganization Agreement provides that, for a period of five years following the Distribution, Ralston and its subsidiaries will not compete anywhere in the world, directly or indirectly, with Tradico's international agricultural products and animal feeds business, as conducted as of the Distribution Date. The Reorganization Agreement also provides that, for a period of five years following the Distribution, Tradico and its subsidiaries will not compete anywhere in the world, directly or indirectly, with any business conducted by Ralston as of the Distribution Date, except as contemplated by the Trademark Agreement, the Technology Licenses and the Master Distribution Agreement. In addition, the Reorganization Agreement provides that Tradico will comply with the terms of the non-compete provisions applicable to Ralston and its affiliates under agreements with E.I. Du Pont de Nemours and Company relating to Ralston's sale of its protein technologies business.

Additional Covenants. The Reorganization Agreement provides that all expenses associated with the transfer of assets and businesses to Tradico will be borne by Ralston. The Agreement also provides that, by the Distribution Date, Tradico's Articles of Incorporation and Bylaws will be in the forms attached hereto as Annexes A and B, respectively, and that the parties will take all actions that may be required to elect or otherwise appoint as directors of Tradico the six persons identified herein. See "MANAGEMENT--Directors of Tradico" The Reorganization Agreement further provides that each of Ralston and Tradico will be granted access to certain records and information in the possession of the other and requires retention for a period of seven years following the Distribution of all such information in its possession, and thereafter requires that each party give the other prior notice of the intention to dispose of such information.

     Employee Benefit Arrangements. The Reorganization Agreement contains certain agreements relating to employee benefit and compensation matters in connection with the Distribution. Generally, except as noted herein, from and after the Distribution Date, Ralston will cease to have any liability or obligation to individuals who become employees of Tradico or one of its subsidiaries ("Tradico Employees") and their beneficiaries under any Ralston benefit plans, programs or practices, and Tradico will assume and be solely responsible for liabilities and obligations to such Tradico Employees and their beneficiaries under Tradico benefit plans, programs and practices.

     Severance Pay. Subject to local laws or regulations, Ralston and Tradico have agreed that, with respect to individuals who, in connection with the Distribution, cease to be employees of Ralston or one of its subsidiaries and become Tradico Employees, such cessation will not be deemed a severance of employment for purposes of any plan providing for the payment of severance or salary continuation, and Ralston and Tradico will, in connection with the Distribution, if and to the extent appropriate, obtain waivers from individuals against any such assertion.

     Retirement Plans. Tradico Employees who, prior to the Distribution, are participants in the Ralston Retirement Plan will remain credited with the term of service and any accrued benefit credited to such Tradico Employee as of the Distribution Date under the terms of the Plan and upon retirement will receive retirement benefits from the Plan in accordance with its terms. Tradico will not offer a defined benefit retirement plan to its United States employees following the Distribution, but local plans in certain countries are expected to continue.

     Savings Plan. Tradico has agreed to establish the Tradico Savings Investment Plan (the "Tradico SIP"), a defined contribution plan which is intended to be a qualified plan subject to Section 401(k) of the Code, and to include therein all Tradico Employees who immediately prior to the Distribution Date were participants in the Ralston SIP. Each Tradico Employee will, for all purposes under the Tradico SIP, be credited with the term of service and any account balance credited to such Tradico Employee as of the Distribution Date under the terms of the Ralston SIP as if such service had been rendered to Tradico and as if such account balance had originally been credited to such Tradico Employee under the Tradico SIP. Tradico has agreed that the Tradico SIP will contain a "Tradico Stock Fund" in which matching contributions will be invested. The Tradico SIP will provide a 50 to 100% matching contribution to the Tradico Stock Fund for the first 6% of participant elective deferrals.

     Ralston has agreed to transfer an amount equal to the account balances (as of the date of transfer) attributable to the participants in the Ralston SIP who are Tradico Employees, plus the applicable portion of any unallocated contributions and trust earnings, other than those with respect to the ESOP Stock. The Tradico SIP will contain certain provisions deemed by Tradico and Ralston to be necessary or appropriate to accept the transfer from the trusts funding the Ralston SIP of the account balances of Tradico Employees. All shares of the ESOP Stock held by the trustee for the Ralston SIP on behalf of Tradico Employees will be converted into or redeemed for shares of Ralston Stock pursuant to the terms of the ESOP Stock, at a time determined by investment fiduciaries of the Plan, and the shares of Ralston Stock received upon such conversion or redemption, and any shares of Tradico Stock distributed in respect of such shares of Ralston Stock, will be transferred to accounts for such employees in the Tradico SIP.

     Welfare Plans. Tradico has agreed that, as of the Distribution Date, it will adopt such welfare benefit plans as it deems desirable to provide welfare benefits to Tradico Employees as of that date, and Tradico Employees will be credited with the terms of service and eligibility for benefits that they possessed under similar Ralston plans. Tradico will assume and be responsible for all welfare benefit claims of Tradico Employees incurred following the Distribution, and Ralston will retain liability for all welfare benefit claims of Tradico Employees incurred under Ralston welfare plans prior to the Distribution. Ralston will also retain liability for all benefits, including retiree medical and life insurance benefits, payable under the Ralston plans, to employees of the businesses conducted by Tradico who retired or became disabled prior to the Distribution Date.

     Stock Options. Ralston and Tradico have agreed to take all action necessary to adopt an incentive compensation plan of Tradico so that, as of the Distribution Date, the Nominating and Compensation Committee of the Tradico Board of Directors may grant such options as it deems appropriate in accordance with the terms of the plan. Existing options to acquire Ralston Stock held by Tradico Employees will, by their terms, become immediately exercisable at the Distribution and will be exercisable for a period of time after the Distribution Date in accordance with the terms of the options. In connection with its request for Rulings that the Distribution will qualify as a tax-free spin-off, Ralston has represented to the IRS that key management personnel and other key employees of Tradico will own or have options to acquire 0.5% of the outstanding Tradico Stock within one year of the Distribution, at least 3% within three years of the Distribution, and at least 5% within five years of the Distribution, through a combination of stock option grants and restricted stock awards.

     Restricted Stock. As of the Distribution Date, (i) restricted shares of Ralston Stock granted under a Ralston incentive compensation plan and held by Tradico Employees will, by their terms, immediately vest and thereafter receive shares of Tradico Stock in the Distribution on the same basis as all other shareholders of Ralston Stock, and (ii) all other employees of Ralston who immediately prior thereto are the holders of any restricted shares of Ralston Stock will receive shares of Tradico Stock in the Distribution on the same basis as all other shareholders of Ralston Stock, and the shares of Tradico Stock so received will either be restricted and vest in the same manner and upon the same schedule as the underlying restricted shares of Ralston Stock, or will be distributed directly to such employees free of restrictions.

     Deferred Compensation Plans. Tradico has agreed that, as soon as practicable and effective as of the Distribution Date, Tradico will establish and administer one or more deferred compensation plans which will provide benefits to Tradico Employees and Directors.

TAX  SHARING  AGREEMENT

     Through the Distribution Date the business operations to be contributed to Tradico by Ralston as of that date will continue to be included in the consolidated Federal income tax returns of Ralston. As part of the Distribution, Ralston and Tradico will enter into a Tax Sharing Agreement (the "Tax Sharing Agreement") providing, among other things, for the allocation among the parties thereto of Federal, state, local and foreign tax liabilities for all periods through 11:59 p.m. on the Distribution Date and reimbursement by each party for any of its taxes which may have been paid or advanced by the other. The Tax Sharing Agreement provides that Ralston will be liable for certain tax liabilities through the Distribution Date, including any such liabilities resulting from the audit or other adjustment to previously filed tax returns, that Tradico will be liable for certain foreign tax liabilities attributable to the operation of the Tradico Business prior to the Distribution Date, and that Tradico will be responsible for all Federal, state, local and foreign taxes attributable to the business of Tradico after the Distribution Date. Though valid as between the parties thereto, the Tax Sharing Agreement is not binding on the IRS or foreign tax authorities and does not affect the joint and several liability of Ralston and Tradico, and their respective subsidiaries, to the IRS or foreign tax authorities for all taxes of the consolidated group of which Ralston is the common parent, relating to periods prior to the Distribution Date.

BRIDGING  AGREEMENT

     Ralston and Tradico will enter into one or more Bridging Agreements pursuant to which Ralston may continue to provide certain administrative services, including but not limited to, government affairs, risk management, internal audit, library and information services, and investor and public relations services, and Ralston and
Tradico will each provide certain other administrative and tollmilling services to the other in individual countries in which the Tradico Business and Ralston's international pet products business are conducted, for a limited period of time following the Distribution Date, subject to renewal at the request of the recipient of such services. Charges for such services will be similar to those arrived at by similarly situated independent parties bargaining at arms' length.

TRADEMARK  AGREEMENT

     Ralston and Tradico will enter into a Trademark Agreement pursuant to which Ralston will assign to Tradico or one or more of its subsidiaries all of Ralston's rights in certain trademarks associated solely with the Tradico Business, and Ralston will perpetually license to Tradico, on a royalty-free basis, the right to use the trademarks "Purina", "Chow" and the Checkerboard logo with respect to agricultural products, subject to the rights of Purina Mills, Inc. which utilizes such trademarks in the United States. For a five-year period, renewable for one-year periods at the discretion of the parties, Ralston will also provide certain Tradico subsidiaries one or more royalty-bearing licenses to use certain Ralston-owned trademarks in Korea, Colombia, Venezuela, Guatemala, Peru, Ecuador, Bolivia and northern China, with respect to certain pet foods. Certain pet-food trademarks owned by subsidiaries of Tradico will be assigned to Ralston or its subsidiaries.

TECHNOLOGY  LICENSES

     Ralston and Tradico will enter into various Technology Licenses pursuant to which Ralston will license to Tradico or one or more of its subsidiaries the perpetual right to utilize Ralston's technology for agricultural and animal feed products on a royalty-free basis, subject to the rights of Purina Mills, Inc. to utilize such technology in the United States. Ralston will also, for a five-year period, renewable for one year periods, license Tradico to utilize certain Ralston technology, on a royalty-bearing basis, in the manufacture of pet food in the countries of Korea, Colombia, Venezuela and Guatemala.


MASTER  DISTRIBUTION  AGREEMENT

          Ralston and Tradico will enter into a Master Distribution Agreement pursuant to which Ralston will appoint Tradico as the exclusive distributor of Ralston's pet foods in the countries of Korea, Colombia, Venezuela, Guatemala, Peru, Ecuador, Bolivia and northern China, for a period of five years, renewable for additional one year periods at the discretion of the parties. In addition, for that same period in Canada, a Tradico subsidiary will be appointed the exclusive distributor in a limited distribution channel for Ralston's pet foods, and all of that Tradico subsidiary's requirements for pet foods will be supplied by Ralston. In all other countries in which the Tradico Business is currently operated, Tradico will continue to distribute Ralston pet foods on a non-exclusive basis, supplied at competitive distribution prices by Ralston. For a period of five years following the Distribution, Tradico will acquire all of its pet food requirements from Ralston. If Ralston declines in a local market to supply certain "economy" dog and cat foods, Tradico may produce, or source them from other producers, but without the use of trademarks or technology licensed to Tradico by Ralston. If Ralston declines to supply "super premium" pet foods in a local market, Tradico can source such products from other manufacturers.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion is a summary of the key factors management considers necessary in reviewing Tradico Missouri, Inc.'s (Tradico's) results of operations, liquidity, capital resources, and operating segment results. This discussion should be read in conjunction with the Business Segment Information and the Combined Financial Statements and related notes found elsewhere in this Information Statement.

The audited Combined Financial Statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of Tradico had it operated as a separate, independent company during the periods presented or in the future. The audited Combined Financial Statements included herein do not reflect any changes that may occur in the financing and operations of Tradico as a result of the Distribution.

OUTLOOK

Tradico  is  a leading international producer and marketer of formula animal feeds and other animal health and nutrition products. Tradico's business is currently conducted almost exclusively outside of the United States. Tradico primarily produces and sells its products in sixteen foreign countries under vastly different local conditions. The markets in which Tradico operates are highly competitive and sensitive to both pricing and promotion.

Agricultural  products  sales prices and gross profit margins are directly influenced by changes in the underlying commodity prices for the raw materials used to formulate animal feeds. Typically, the industry operates on a unit margin basis with frequent price changes based on the underlying commodity price movements.

Tradico, as a supplier of animal feeds and other agricultural products, is subject to the risks and uncertainties associated with the animal production industry and the resulting fluctuations in demand for Tradico's products. The animal production industry in a particular country can be negatively affected by a number of factors, including weather conditions, the prices of commodities and alternative feed sources, the market price of livestock, poultry and other animals, animal diseases, changes in consumer demand, real estate values, government farm programs and other government regulations, restrictive quota and trade policies and tariffs, production difficulties, including capacity and supply constraints, and general economic conditions.

Consolidation of the feed production and animal production industries around the world is expected to continue to bring about significant changes in the product production and distribution pattern. Such changes will effect the growth prospects and pricing practices of Tradico. Future growth opportunities for Tradico are expected to depend on its ability to implement strategies for expanding in growing, lesser-developed agricultural markets, making strategic acquisitions and divestitures, particularly in more mature markets, maintaining effective cost control programs, and developing and implementing more efficient manufacturing and distribution methodologies, while at the same time maintaining competitive pricing and promotion of its products.



                    NINE MONTHS ENDED MAY 31, 1997 AND 1996

OPERATING  RESULTS

Net earnings for the nine months ended May 31, 1997 were $16.7 million compared to $14.8 million for the same period in the prior year. Net earnings increased on favorable margins and increased volume in the Asia Pacific and European regions which was only partially offset by decreased volume and lower margins in the Americas region. Tradico experienced a less favorable earnings mix by country for the nine months ended May 31, 1997, which resulted in a higher effective tax rate.




AMERICAS (EXCLUDING UNITED STATES)
                                       1997     1996
                                     -------  -------
Net sales                            $469.4   $450.2
Operating profit                     $ 17.8   $ 21.7
Operating profit as % of net sales      3.8%     4.8%



Net sales were up 4% on increased prices to cover rising commodity prices. Volume in units was down in the Americas region for the nine months ended May 31, 1997, primarily due to declines in Mexico and Venezuela where difficult economic conditions had the greatest impact.

Operating profit declined $3.9 million primarily due to the drop in volume, and competitive pressures in Mexico and Venezuela.



EUROPE
                                      1997     1996
                                    -------  -------
Net sales                           $345.4   $339.0
Operating profit                    $  8.5   $  4.5
Operating profit as % of net sales     2.5%     1.3%



The increase in net sales of the European operations for the nine months ended May 31, 1997 is attributable to the acquisition of the remaining interest of Tradico's joint venture in Spain on January 1, 1996. The increase from Spain was partially offset by declines in volume and net sales in France and Italy, mainly in the dairy and cattle segments which suffered from red meat concerns due to BSE or "Mad Cow" disease and reduced milk production quotas imposed by the European Union.

The increase in operating profit for the nine months ended May 31, 1997 was broad based across the European region with the exception of operations in Spain. The operations in Hungary were the largest contributor to earnings in the region during both periods. Results also improved in the nine months ended May 31, 1997 due to the impact of prior year restructuring in the European region.

Additional restructuring and other monrecurring charges are anticipated as Tradico continues to streamline the European operations.





ASIA PACIFIC
                                      1997     1996
                                    -------  -------
Net sales                           $342.0   $267.6
Operating profit                    $ 25.4   $ 17.1
Operating profit as % of net sales     7.4%     6.4%



Net sales of Tradico's Asia Pacific operations increased 28% for the nine months ended May 31, 1997 as Tradico continued to gain market share in both Korea and the Philippines. Production capacity was increased in both locations in order to meet strong demand for Purina animal feeds.

Operating profit increased 48% for the nine months ended May 31, 1997. The increase is attributable to a combination of increased volume and improved margins. The margin improvement was most notable in the Philippines where Tradico experienced favorable ingredient costs, gains in production efficiency and strong end-product markets.


INTEREST  EXPENSE  AND  OTHER  INCOME/EXPENSE

Interest expense was $2.9 million lower for the nine months ended May 31, 1997 compared to the same period last year. The decrease resulted from lower average outstanding borrowings and lower rates.

Other income/expense, net, improved by $3.2 million for the nine months ended May 31, 1997 compared to the same period last year primarily on lower foreign currency translation and exchange losses in Mexico and Colombia.

INCOME  TAXES

Income taxes, which include United States and foreign taxes, were 57% of pre-tax earnings for the nine months ended May 31, 1997 compared to 45% of pre-tax earnings for the same period in the prior year. The increase in the effective rate for 1997 resulted from changes in the earnings mix including increased income in countries with higher corporate tax rates and foreign losses in countries for which no tax benefit could be currently recognized. In addition, Tradico experienced higher taxes in 1997 because of increased repatriation of foreign earnings to the United States.

FINANCIAL  CONDITION

During the nine months ended May 31, 1997 net cash provided by operations totaled $57.2 million on increased cash earnings coupled with relatively stable working capital components during the period. During the nine months ended May 31, 1996 net cash used by operations totaled $21.6 million as Tradico experienced significant increases in receivables and inventory as a result of substantial increases in commodity prices and in support of the growth of the business.

Cash flows used for investing activities were $34.1 million and $31.2 million for the nine months ended May 31, 1997 and 1996, respectively. The acquisition of the remaining interest of Tradico's joint venture operations in both Spain and Hungary in 1996 represented significant investments, which were partially offset by the cash proceeds of $10 million from the sale of the Korean cereal business. Capital expenditures, primarily to replace or enhance existing production facilities and equipment, totaled $29.3 million and $20.7 million for the nine months ended May 31, 1997 and 1996, respectively.

Tradico's capital investments and acquisitions have been partially funded with investments by and advances from Ralston. Net proceeds from Ralston were $17.2 million and $50.9 million for the nine months ended May 31, 1997 and 1996, respectively.

Tradico is currently negotiating with lenders in order to obtain floating rate bank financing. No agreement with a bank has yet been reached but the structure is expected to be a revolving credit facility. Of the total, approximately $125 million is expected to be borrowed prior to the Distribution, which will be used to settle intercompany debts with Ralston, refinance local external debt and finance additional capital expenditures pre-spin. Management is currently evaluating to what degree a portion of the revolving credit facility might be replaced by medium or long-term financing.



                  YEARS ENDED AUGUST 31, 1996, 1995 AND 1994


OPERATING  RESULTS

Net earnings were $13.2 million for the year ended August 31, 1996 compared to $15.8 in 1995. In 1996, net profit declined as higher volumes in most world areas were more than offset by restructuring costs associated with the streamlining of operations in advance of the planned distribution. In addition, improved results in the Asia Pacific region were offset by unfavorable results in Europe and the Americas.

In 1995, net earnings increased on higher volumes, lower interest expense and lower foreign currency translation and exchange losses. Tradico also experienced a more favorable earnings mix by country, which resulted in a lower effective tax rate.

In 1994, net earnings were favorably impacted by a $13.5 million pre-tax gain on the sale of land in Korea.



AMERICAS (EXCLUDING UNITED STATES)
                                       1996     1995     1994
                                     -------  -------  -------
Net sales                            $602.6   $543.9   $488.6
Operating profit                     $ 25.9   $ 26.4   $ 27.1
Operating profit as % of net sales      4.3%     4.9%     5.5%

Tradico's Americas operations experienced an 11% increase in net sales in both 1996 and 1995. The increase in 1996 was primarily attributable to price increases to cover rising ingredient costs. In 1995, the increase in net sales was broad based across all countries except Mexico. In 1995, Tradico's operations in Mexico experienced a decline drop in both volume and prices as the Mexican economy suffered the effects of the significant devaluation of the peso.

The Americas operations experienced erosion of operating profit over the 1994 through 1996 period as increased volumes, higher selling prices and lower operating expenses were more than offset by higher commodity prices.





EUROPE
                                      1996     1995     1994
                                    -------  -------  -------
Net sales                           $461.6   $327.5   $303.7
Operating profit                    $  0.1   $  5.8   $  4.6
Operating profit as % of net sales     0.0%     1.8%     1.5%



The 41% increase in net sales of the European operations for 1996 is primarily attributable to the acquisition of the remaining interest of Tradico's joint venture agribusiness in Spain. The 8% increase in net sales for 1995 was the result of broad-based price increases necessitated by higher ingredient costs.

European agricultural industries are mature and highly competitive. Consolidation is accelerating in both the feed production and animal
production  industries.    As a result of these conditions, Tradico's European
operating  profits  have  lagged  the  other  regions  of  Tradico.

Despite the significant increase in volume in 1996, European operating profits declined as Tradico incurred $6.4 million of pre-tax restructuring charges associated with streamlining the European operations in advance of the planned spin-off.


ASIA PACIFIC
                                      1996     1995     1994
                                    -------  -------  -------
Net sales                           $366.1   $298.7   $246.9
Operating profit                    $ 24.3   $ 19.3   $ 27.0
Operating profit as % of net sales     6.6%     6.5%    10.9%

Net sales of Tradico's Asia Pacific operations increased 23% in 1996 after increasing 21% in 1995. A significant portion of the increases resulted from increased prices to cover higher ingredient costs. The increases are also attributable to increased market share by Tradico's operations in both Korea and the Philippines as Tradico has pursued growth strategy in the Asia Pacific market.

The  increase in operating profit is generally attributable to the increase in
volume.    In  1994,  operating  profit was also favorably impacted by a $13.5 million  pre-tax  gain  on  the  sale  of  land  in  Korea.

RESTRUCTURING  ACTIVITIES

In 1996, Tradico recorded provisions for restructuring which reduced earnings before income taxes and net earnings by $8.3 million and $7.2, respectively. These charges represented primarily severance costs and were associated with the streamlining of the Tradico operations in advance of the planned spin-off. The provisions provided for the severance of approximately 275 employees, most of whom were severed prior to August 31, 1996. Pre-tax cost savings from these restructuring activities are expected to approximate $7.0 million annually beginning in 1997.

Provisions for restructuring in previous years related to closing of production facilities and reorganization of certain administrative functions. Activities related to these restructuring provisions were substantially complete at August 31, 1996.


INTEREST  EXPENSE  AND  OTHER  INCOME/EXPENSE

Interest expense totaled $13.7 million in 1996 compared to $12.6 million in 1995 and $16.7 million in 1994. The 1996 increase resulted primarily from higher average outstanding borrowings. The decrease in 1995 was primarily attributable to lower interest rates.

Other income/expense, net, changed unfavorably by $6.9 million in 1996 primarily due to higher foreign currency translation and exchange losses in
Venezuela and Mexico. In 1995, other income/expense, net, improved by $5.2 million on lower foreign currency translation and exchange losses in Brazil.

INCOME  TAXES

Income taxes, which include United States and foreign taxes, were 53% of pre-tax earnings in 1996, 55% in 1995 and 77% in 1994. The increase over the 35% federal statutory rate results from foreign income in countries where the tax rate exceeds the U.S. domestic rate and foreign losses in countries for which no tax benefit could be currently recognized. The higher effective rate is also a function of the timing when foreign earnings are repatriated to the United States. The effective tax rate in 1994 was higher due to significant capital gains taxes incurred in connection with sale of property in Korea.


FINANCIAL  CONDITION

Cash flows from operations decreased in 1996 primarily as Tradico experienced significant increases in receivables and inventory as a result of substantial increases in commodity prices and in support of the growth of the business.

The acquisition of the remaining interest of Tradico's joint venture agribusinesses in both Spain and Hungary for $25.6 million in 1996 represented significant investments. In addition, capital expenditures were $30.0 million, $28.6 million and $26.6 million in fiscal years 1996, 1995 and 1994, respectively.

Tradico's capital investments and acquisitions have been partially funded with investments by and advances from Ralston. Net proceeds from Ralston were $51.9 million, $5.4 million and $7.9 million in fiscal years 1996, 1995 and 1994, respectively. The significant increase in 1996 was to support the growth of the business, including acquisitions in Spain and Hungary.

Projected capital expenditures of approximately $40 million in 1997 are expected to be financed with investments by and advances from Ralston as well as from funds generated from operations.

Cash flows from operations, net proceeds from Ralston and borrowings under various lines of credit are Tradico's primary sources of liquidity. The combined operating, bank financing and equity position of Tradico should continue to provide the capital flexibility necessary to fund future opportunities as well as to meet existing obligations.


INFLATION

Management recognizes that inflationary pressures may have an adverse effect on Tradico through higher asset replacement costs and related depreciation and higher material costs. In addition, hyperinflationary conditions have occurred in many of the countries in which Tradico operates. Tradico tries to minimize these effects through geographical diversification, cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. It is management's view, however, that inflation has not had a significant impact on the consolidated operations in the nine months ended May 31, 1997 nor in the three years ended August 31, 1996.


FOREIGN  EXCHANGE

International operations account for almost all of Tradico's revenue and operating income. Tradico periodically enters into foreign exchange forward contracts to mitigate Tradico's economic exposure to changes in exchange rates. Open contracts and deferred gains and losses at August 31, 1996 and
1995 as well as gains and losses recognized in the statement of earnings in 1996, 1995 and 1994 were not significant.

Tradico generally views as long-term its investments in foreign subsidiaries with a functional currency other than the U.S. Dollar. As a result, Tradico does not generally hedge these net investments. However, Tradico uses capital structuring techniques to manage its net investment in foreign currencies as considered necessary. Additionally, Tradico attempts to limit its U.S. Dollar net monetary liabilities in currencies of hyperinflationary countries primarily in South America.


SEASONAL  FACTORS

Sales prices and volume are both impacted by seasonal factors. As mentioned earlier, agricultural products sales prices are directly influenced by changes in the underlying commodity prices for the raw materials used to formulate animal feeds. Commodity prices are usually at their lowest in the months immediately following the fall harvest. Sales volume fluctuates somewhat seasonally as temperature affects caloric intake and weather factors influence, for example, the quantity of commercial animal feed rations purchased for cattle.

Overall, seasonal factors have a minimal impact on Tradico's total performance in any given quarter as the factors not only have a mitigating effect on each other but they are also mitigated by the geographical diversification of Tradico's operations.



                            BUSINESS AND PROPERTIES

BACKGROUND

Tradico Missouri, Inc. ("Tradico") is a Missouri corporation and wholly owned subsidiary of Ralston, originally incorporated on October 6, 1997. On _____, 1998, Tradico, Inc., a Delaware corporation which was also a wholly owned subsidiary of Ralston, was merged with and into Tradico, with Tradico as the surviving corporation. (Prior to the merger, Tradico, Inc. was engaged in the business of purchasing, on a global basis from independent third parties, both raw materials in bulk and equipment used in the manufacture of agricultural products, and selling such material and equipment to foreign-based affiliates of Ralston for use primarily in animal feed operations.) Immediately prior to the Distribution, Ralston will transfer to Tradico all of the outstanding capital stock of its international subsidiaries engaged in the agricultural products and animal feed business, as well as an amount equal to the appraised value of the net assets utilized in the Canadian animal feed business (which assets will subsequently be acquired by Tradico or one of its subsidiaries from the Ralston subsidiary currently owning those assets) and the value of the capital stock of a newly formed Brazilian subsidiary holding the animal feed assets in Brazil (which capital stock will then be acquired by Tradico or a subsidiary of Tradico). In addition, Tradico subsidiaries will retain production assets associated with Ralston's international pet products business in Korea, Colombia, Venezuela and Guatemala.
See "AGREEMENTS BETWEEN RALSTON AND TRADICO -- Trademark Agreement; Technology Licenses; Master Distribution Agreement.") All of the businesses to be contributed to or retained, and subsequently operated by,
 Tradico and its subsidiaries are hereinafter referred to as the "Tradico Business".

Following the Distribution, Tradico will be a leading international producer and marketer of formula animal feeds and other animal nutrition products, and a successor to Ralston's over 100 years of experience in the agricultural products and animal feeds industry. Over the past 100 years, Ralston has built and maintained its industry position by consistently providing high-quality products and customer service. Although the business originated in the United States, it expanded throughout the world, entering the Americas (outside of the United States) in 1927, Europe in 1957, and Asia in 1967. Other than the procurement of both raw materials and finished goods for export, and minor import sales, the Tradico Business is currently conducted exclusively outside of the United States; United States animal feed operations were sold by Ralston in 1986.

Because of high transportation costs, animal feeds, as a general rule, are produced locally - close to their end markets - using available local ingredients with imported ingredients as necessary. The local markets served by the Tradico Business vary dramatically with respect to locally available ingredients, animal species being raised, climate and economic conditions. In order to manage effectively in this environment, day-to-day operating decisions must be made with in-depth knowledge of local factors. Consequently, the Tradico Business has been organized as a collection of highly autonomous units on a country by country basis in sixteen foreign countries, each under the direction of a Managing Director responsible for all functions within the country. The animal feed customers of the Tradico Business generally are located in rural farming regions, and are either wholesalers who purchase for resale or bulk volume purchasers who purchase for use on their own farms. These customers typically require and expect a high level of technical support in connection with their purchases. The Tradico Business develops feed products, programs and information targeted to local conditions and customer needs in each of the countries in which it operates. Tradico's staff of trained sales representatives and technicians work closely with dealers and customers to help ensure that its feed products and services are matched with the animal producer's facilities and overall management practices, as well as the nutritional needs of the particular animal species. The Tradico Business' extensive experience and knowledge of the nutritional requirements of animals enable it to provide high-performance products that can command a premium over other feed alternatives. Tradico's products are designed to provide the essential nutrients that meet the needs of a particular species of animal at each phase of its life cycle. It continually strives to maintain a desirable cost-effective balance between weight gain, feed efficiency, yield, animal health and price.

The Tradico Business currently markets a broad line of animal feeds and other nutrition products, including products for hogs, dairy cows, cattle, poultry (broilers and layers), rabbits, horses, shrimp and fish. It operates 73 manufacturing plants in 16 countries on four continents. Tradico's products are sold as complete feeds or as concentrates which are mixed with the customer's base ingredients. Tradico's products are generally those marketed under the widely recognized brand names "Purina" and "Chow" and the "Checkerboard" logo, and product names such as "Omoline". Prior to the Distribution, Ralston will transfer to Tradico a number of trademarks related to product names, and will perpetually license brand-name trademarks used in association with animal feed products. See "AGREEMENTS BETWEEN RALSTON AND TRADICO--Trademark Agreement".

The basic food manufacturing process consists of grinding various grains and protein sources into a meal form and then mixing it with nutritional additives, such as vitamins, minerals and synthetic amino acids, and, in some cases, medications. The resulting products are sold in a variety of forms, including meal, pellets, blocks and liquids. The combination of the nutritional value of the ingredients and the animal's ability to absorb that nutrition determines the effectiveness of a feed product. The value of a particular feed, relative to its price, is determined not only by its effect on the animal's health, but also by the efficiency with which it is converted into milk, meat or eggs, and any impact it has on the quality of those end-products. However, the premium available for higher quality animal feeds has been relatively modest, either because the differences in effectiveness are relatively modest, or because feed customers are sometimes unwilling or unable to pay higher unit prices. The challenge for the feed producer, given the relatively modest margins, is to develop products with greater effectiveness and ultimate value, but with minimal additional production cost. Tradico's feed formulas are based upon proprietary scientific research into the nutrient content and animal absorption of the various grains and additives utilized, and it has been able to utilize this research to produce feeds with specified nutritional characteristics at a lower total cost.

The demand for particular products of Tradico is affected by a number of factors, including urban development; weather conditions; the prices of commodities and alternative feed sources; the market price of livestock, poultry and other animals; animal diseases; changes in consumer demand; real estate values; government farm programs and other government regulations; restrictive quota and trade policies and tariffs; production difficulties, including capacity and supply constraints; and general economic conditions. When the price of grain commodities in a local market have been high, many of Tradico's customers have in the past chosen to purchase complete rations. This often results in higher tonnage but lower margins, reflecting the higher cost of raw materials. Conversely, when commodity prices have been relatively low, animal producers have tended to provide their own grains (resulting in decreased volume) but have often purchased concentrated, nutritional additives, with higher per unit margins. Historically, the effect on profitability of lower volume during periods of low commodity prices has tended to be offset by this increase in overall unit margins. In addition, the Tradico Business operates on an international basis, and weakness in a particular market can be offset by strength in another market.

Profit pressure and overcapacity in various markets has led to consolidation of both the feed production and animal production industries in those markets. Particularly in the more economically developed regions in which Tradico operates, larger animal producers have tended to integrate their business by acquiring or constructing feed production facilities to meet some or all of their feed requirements, and consequently have relied less on outside suppliers of animal feeds. Tradico believes that the superiority of its products and its reputation for service and knowledgeability about animal nutrition needs allow it to effectively compete in the face of such trends.

STRATEGY

     Tradico's objective is to enhance revenue growth and profitability by delivering premium quality products and services to its dealers and customers, expanding its strong market positions into new growing agricultural markets, maintaining effective cost control programs, and developing and implementing methods for more efficient manufacturing and distribution operations, while at the same time maintaining aggressive pricing and promotion of its products. Tradico plans to achieve its objective through the following key strategies:

- Increase Market Share and Expand Geographically. Tradico intends to increase sales through further penetration of existing markets and expansion into broader geographic markets. Tradico has established fast-growing operations in China, Southeast Asia and Eastern Europe and believes those regions present significant opportunities for expansion and growth on a profitable basis. Tradico also will continue to pursue acquisitions to expand or complement its current market areas and product lines, and to strategically invest in the development of new products.

- Accelerate Transfer of Best Practices. The decentralized management of the Tradico Business and its organization into highly autonomous regions permits quick, focused response to the needs of local customers and to trends in each region, while its international affiliation permits local Tradico businesses to benefit from their association with one another in terms of commodities sourcing, financial management and other management practices, product development and know-how. Tradico management believes that the communication and application of such "best practices" throughout its operations can be improved and accelerated in order to optimize the individual performance of each local affiliate.

- Leverage Existing Distribution System. Tradico's existing distribution network of over 3500 independent and primarily exclusive dealers represents a core strength of the Tradico Business and presents significant opportunities for introducing new products and product line extensions and developing new business relationships. Tradico will continue to utilize these dealers as an extremely valuable resource for identifying customer needs and product opportunities, as well as an extremely efficient means, in terms of both costs and time, of bringing new product developments to market.

- Maximize Operating Efficiencies. Tradico intends to embark on a number of cost-saving and productivity programs as part of its strategy to maximize operating efficiencies. Since 1995, the Tradico Business has restructured or divested underperforming assets, and is actively reviewing measures to reduce excess capacity and exit unprofitable markets. Tradico will operate with a minimal management staff, and intends to take other steps which will reduce its selling and distribution expenses, including reducing administrative and operating costs. Regional management is continually reviewing the development and implementation of more efficient manufacturing and distribution practices. Management also intends to utilize Tradico's global market knowledge to source commodities at lower cost and maintain research and development and training of technical support staff on an efficient basis.

- Introduce Better Workforce Incentives. Tradico is redesigning its compensation programs to motivate its workforce to achieve Tradico's strategic goals. By providing its workforce, and especially its executives and key management personnel, with compensation programs that contain a significant equity component, Tradico intends to align their personal interests with those of shareholders, thereby motivating them to enhance long-term value. Included among these programs is the creation of the Tradico Incentive Stock Plan (as hereinafter defined). In connection with its request for Rulings that the Distribution will qualify as a tax-free spin-off, Ralston has represented to the I.R.S. that key management personnel and other employees will own, or have options to acquire, . 5% of the outstanding Tradico Stock within one year of the Distribution, at least 3% within three years of the Distribution, and at least 5% within five years of the Distribution. See "EXECUTIVE COMPENSATION".

DISTRIBUTION  SYSTEM

     Products of the Tradico Business are distributed primarily through a network of over 3500 independent dealers and over 1800 direct or indirect sales personnel throughout the world. In some countries, particularly in the Americas, products are sold directly to over 5000 large customer accounts. Tradico products are available through approximately 50,000 independently owned sales locations.

COMPETITION

     The agricultural products and animal feed business, which has substantial excess capacity in certain regions of the world, is extremely fragmented and generally highly competitive. The Tradico Business faces intense competition in most of its markets from other large feed manufacturers, including, in certain countries, large multinational corporations such as Cargill and Charoen Pokphand, cooperatives, single-owner establishments and, in a number of countries, government feed companies. Some of these competitors are larger and have greater financial resources than Tradico will have, and in some countries, government feed companies may have significant financial and political advantages. Because of limited technological or capital barriers to entry to the agricultural products and animal feed business, new competitors with relatively modest return objectives could arise in any market at any time. In addition, less effective but lower priced feed sources become an especially attractive alternative to Tradico's products when livestock, poultry and other animal prices are low and customers are unwilling to pay a
premium  for  quality  feeds.   Although the strength of competitors varies by
geographic area and product line, Tradico believes that no other current competitor produces and markets as broad a line of products across as many numbers of countries as Tradico.

Both the feed production and animal production industries are consolidating, and this trend is expected to continue. The Tradico Business has been successful in generating sales to large producers. However, the tendency of large producers to integrate their business vertically by acquiring or constructing feed production facilities has at times led to significantly less reliance on outside suppliers of feed. As the consolidation of animal producers continues, competition is likely to increase among independent feed suppliers, and that industry is also likely to consolidate.

Much of the competition in the agricultural products and animal feed industry centers around price due to the commodity-like aspects of basic animal feed. The Tradico Business generally bears higher costs associated with a multi-layered distribution system, a complex production system, and tax and financing obligations imposed by its international and multi-currency structure, which higher costs may restrict its ability to compete in particular markets on the basis of price. However, product quality, customer service and the ability to identify and satisfy animal production needs in individual markets are also significant competitive factors. The Tradico Business has significant advantages due to its extensive dealer distribution network, its nutritional expertise, its ability to convert its research and technology into products which meet the diverse requirements of its customers in different markets under different economic circumstances, its high level of customer service and the responsiveness of its locally autonomous structure, and the breadth, quality and efficacy of its product lines. The agricultural products business is expected to remain highly competitive in the foreseeable future. Future growth opportunities for the Tradico Business are expected to depend on Tradico's ability to implement strategies for competing effectively in new, growing agricultural markets, maintaining effective cost control programs, making strategic acquisitions, and developing and implementing methods for more efficient manufacturing and distribution operations, while at the same time maintaining aggressive pricing and promotion of its products.

In 1986, Ralston sold the outstanding capital stock of its Purina Mills, Inc. subsidiary, which was engaged in the agricultural products and animal feed business in the United States to a subsidiary of British Petroleum. In connection with that sale, Purina Mills, Inc. was granted a perpetual license in the United States with respect to certain significant trademarks and trade names which are currently used in the Tradico Business outside of the United States. Although Tradico does not currently compete with Purina Mills, Inc. in the United States, there are no legal restrictions on Tradico's expanding into that market, subject to the exclusive rights of Purina Mills, Inc. to utilize such trademarks and trade names, and certain technologies, in the United States.

EMPLOYEES

After the Distribution, Tradico will employ approximately 45 administrative employees in the United States, and approximately 5500 production, sales, marketing and administrative employees throughout the world. Approximately __% of Tradico's international employees are represented by labor unions.

RAW  MATERIALS

     Tradico manufactures its feed products from raw ingredients ranging from widely-traded commodities, such as corn, milo, meat meal, soybean meal and wheat middlings, to more specialized ingredients such as vitamins, minerals, medications and synthetic amino acids, such as lysine and methionine. Historically the Tradico Business has purchased most of its requirements locally through purchasing agents based regionally or in local countries. It is anticipated that purchases of some of these ingredients will be shifted to a central purchasing operation so that the Tradico Business may further reduce the delivered cost of such ingredients.

The raw materials used by the Tradico Business are generally available from a number of different sources. The Tradico Business has not experienced any significant interruption in availability of raw materials. Tradico affiliates do not typically enter into long-term contracts for purchase of ingredients. The cost of raw materials used in the products manufactured by the Tradico Business may fluctuate due to weather conditions, crop disease or pestilence, government regulations, economic climate, or other unforeseen circumstances, and such fluctuation may be volatile. Sales prices of agricultural products, a large portion of the production cost of which are represented by the costs of raw materials, are adjusted frequently to reflect changes in raw material costs. The rapid turnover of certain raw material inventory items and the ability to substitute ingredients in some of these products can provide further protection against fluctuating raw material prices. The Tradico Business has used the futures markets, options and other risk management tools designed to protect its margins on firm purchase price sales contracts with customers and to lock in prices to support promotions on various products. Management has extensive experience in purchasing ingredients in the commodity markets. From time to time, management has taken positions in various ingredients to assure supply and to protect profits on anticipated sales volume. Although Tradico intends to continue to use these risk management tools to hedge its risks, it does not intend to speculate in the commodity markets and intends to maintain a relatively low dollar level of risk related to open market positions.

GOVERNMENTAL  REGULATION;  ENVIRONMENTAL  MATTERS

The operations of the Tradico Business are subject to regulation by various common market and local governmental entities and agencies and various common market and local laws and regulations with respect to environmental matters, including air and water quality, noise pollution, underground fuel storage tanks, waste handling and disposal and other regulations intended to protect public health and the environment.

While it is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment, in the opinion of management, based upon the information currently available, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, should not have a material effect on Tradico's capital expenditures, earnings and competitive position.

PROPERTIES

     Tradico's principal properties are its feed manufacturing locations. Shown below are the locations of the principal properties of Tradico, all of which, except as indicated, will be owned by Tradico or its wholly owned subsidiaries following the Distribution. Tradico will lease the office space in Ladue, Missouri in which its principal executive offices will be located. Although a substantial number of these manufacturing facilities are more than twenty years old, the management of Tradico believes its facilities are suitable and adequate for the purposes for which they are used and are adequately maintained.





Addison, Ontario, Canada
Arequipa, Peru (1)
Barcelona, Venezuela
Benavente, Portugal (4)
Benavente, Spain
Bessenay, France (2)
Borgoratto, Italy
Bucaramanga, Colombia (1)
Buga, Colombia
Cabimas, Venezuela (2)(4)
Canoas, Brazil
Cantenhede, Portugal
Carmo do Cajaru, Brazil(1)
Cartagena, Colombia
Chatillon, France (2)
Chiclayo, Peru
Courchelettes, France
Courtice, Ontario, Canada (1)
Cuautitlan, Mexico
Dos Hermanas, Spain
Drummondville, Quebec, Canada
Encrucijada, Venezuela
Fushun, People's Rep. of China(2)
Gonen, Turkey
Guadalajara, Mexico
Guatemala City, Guatemala
Ibaque, Colombia(1)
Inhumas, Brazil
Kaposvar, Hungary
Karcag, Hungary
Kunsan, Korea
La Coruna, Spain
Langfang, People's Rep. of China (5)
Lima, Peru
Limoges, France (2)
Longue, France
Luleburgaz, Turkey
Maracaibo, Venezuela


Maracay, Venezuela (1)(5)
Marcilla, Spain
Maringa, Brazil
Medellin, Colombia (1)
Merida, Mexico (2)
Merida, Spain
Mexicali, Mexico
Monterrey, Mexico
Montvendre, France (2)
Mosquera, Colombia
Nanjing, People's Rep. of China
Obregon, Mexico
Palmerston, Ontario, Canada
Paulinia, Brazil
Pommevic, France
Pulilan, Philippines
Pusan, Korea
Recife, Brazil
St. Romuald, Quebec, Canada
St. Ybard, France (2)
Salamanca, Mexico
San Felice, Italy
Sorcy, France
Songtan, Korea
Sospiro, Italy
Spessa, Italy (1)
Strathroy, Ontario, Canada
Tehuacan, Mexico
Termoli, Italy
Torrejon, Spain
Valencia, Spain
Villasis, Philippines
Volta Redonda, Brazil
Woodstock, Ontario, Canada
Yantai, People's Rep. of China (2)

Hatcheries
Valencia, Venezuela

In addition to the properties identified above, Tradico and its subsidiaries will own and/or operate sales offices, regional offices, storage facilities, distribution centers and terminals and related properties.


(1) Leased          (2) Joint Venture     (3)Under Construction
(4)To be  Divested  (5)  Being  Acquired

LITIGATION

Ralston is a party to a number of legal proceedings in various foreign jurisdictions arising out of the operations of the Tradico Business. These proceedings are in varying stages and some involve highly complex questions of law and fact. Liability for these proceedings will be assumed by Tradico except to the extent otherwise provided in the Reorganization Agreement.

     Many of the foregoing matters are in preliminary stages, involve complex issues of law and fact and may proceed for protracted periods of time. The amount of alleged liability, if any, from these proceedings cannot be determined with certainty; however, in the opinion of Tradico management, based upon the information presently known, as well as upon the limitation of its liabilities set forth in the Reorganization Agreement, the ultimate liability of Tradico, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals for estimated liabilities, should not be material.


                                  MANAGEMENT

DIRECTORS  OF  TRADICO

     Pursuant to the Tradico Articles of Incorporation and Bylaws, the Board of Directors of Tradico (the "Tradico Board") will consist of from five to twelve individuals, divided into three approximately equal classes with each class serving a three year term. The exact number of directors will be set from time to time by resolution of the Board. Initially following the Distribution, the Tradico Board will consist of six individuals, only one of whom will be an employee of Tradico and only ____ of whom will be officers or directors of Ralston. The following table sets forth information as to the persons who serve or who will serve as directors of Tradico following the Distribution, their class membership, and their original terms (the directors' ages are as of December 31, 1997). It is presently intended that Mr. Stiritz will serve as Chairman of the Board of Directors.

NAME                    AGE          INITIAL
----                    ---
               TERM
               EXPIRES                                        INFORMATION
               -------                                        -----------

______________          __          1999

_______________          __          1999

______________          __          2000

______________          __          2000

______________          __          2001

     William  P.  Stiritz         63     2001     Chairman of the Board, Chief
Executive Officer and President, Tradico Inc. Chairman of the Board of Ralston Purina Company. Also a director of Angelica Corporation, Ball Corporation, Reinsurance Group of America, Inc., Ralcorp Holdings, Inc., The May Department Stores Company and Vail Resorts, Inc.

DIRECTORS'  MEETINGS,  FEES  AND  COMMITTEES

     The Tradico Board expects to have four regularly scheduled meetings per year, and will hold such special meetings as it deems advisable, to review significant matters affecting Tradico and to act upon matters requiring Board approval. Non-management directors will receive an annual retainer of $20,000, and will also be paid $1,000 for attending each regular or special Board meeting and $1,000 for attending each standing committee meeting and for each telephonic meeting and consent to action without a meeting. Tradico will also pay the premiums on Directors' and Officers' Liability, and Travel Accident insurance policies insuring directors.

     Tradico will adopt the Tradico Missouri, Inc. Deferred Compensation Plan (the Tradico Deferred Compensation Plan). Under this Plan (which is eligible for participation by key employees and Executive Officers as well as directors), any non-management director may elect to defer, with certain limitations, all retainers and fees. Deferrals will be pursuant to a number of investment options which mirror the investment funds offered by the Tradico SIP, including a Tradico Stock equivalent option, and a percentage of each deferral may be matched by Tradico. Deferrals and related earnings will be paid out in a lump sum in cash to the Director at the Director's termination of service, or total disability or to the Director's estate or beneficiary upon the Director's death.

     The Tradico Incentive Stock Plan ("ISP") also provides that certain non-management directors may be granted non-qualified stock options to acquire shares of Tradico Stock and other awards of Tradico Stock. For a more complete description of the ISP and the tax consequences to participants of awards under that plan, see "TRADICO COMPENSATION AND BENEFIT PLANS--Incentive Stock Plan". Presently no awards under the ISP have been made or are contemplated to be made to any of the non-management directors.

Prior to the Distribution, the Tradico Board is expected to establish and designate specific functions and areas of oversight to a Nominating and Compensation Committee and an Audit Committee. Directors who are also employees or officers of Tradico will not be permitted to serve on either committee. A description of these standing committees and the identity of their expected members follows:

     Nominating  and  Compensation  Committee-__________  (Chairman),________;
__________.

     The Nominating and Compensation Committee will consist entirely of non-management Directors free from interlocking or other relationships that might be considered a conflict of interest. It will recommend to the Board nominees for election as Directors and Executive Officers of the Company. Additionally, it will make recommendations to the Board regarding election of Directors to positions on committees of the Board and compensation and benefits for Directors. The Nominating and Compensation Committee will also consider suggestions from shareholders regarding possible Director candidates. This Committee will also set the compensation of all Executive Officers and administer the Tradico Deferred Compensation Plan and ISP, including the granting of awards under the latter plan, other than to Directors on the Committee. It will also review the competitiveness of management compensation and benefit programs, and principal employee relations policies and procedures.

     Audit  Committee  -  _________  (Chairman);  ____________; _____________.

     The Audit Committee will consist entirely of non-management Directors. It will be responsible for matters relating to accounting policies and practices, financial reporting, and internal controls. It will recommend to the Board the appointment of a firm of independent accountants to examine the financial statements of Tradico, and will review with representatives of the independent accountants and the Director of Internal Audit the scope of the examination of Tradico financial statements, results of audits, audit costs, and recommendations with respect to internal controls and financial matters. It will also review nonaudit services rendered by Tradico's independent accountants and will periodically meet with or receive reports from principal corporate officers.

EXECUTIVE  OFFICERS  OF  TRADICO

     Tradico's senior management team (the "Executive Officers") will consist primarily of individuals currently responsible for the management of the businesses which will be operated by Tradico. Ages shown are as of December 31, 1997.

     William P. Stiritz will be Chief Executive Officer, President and Chairman of the Board for Tradico. Mr. Stiritz joined Ralston in 1963 and served as Chief Executive Officer and President of
Ralston  until  his  retirement  in  1997.    Age:  63.

     David R. Wenzel will be Chief Financial Officer for Tradico. Mr. Wenzel joined Ralston's Protein Technologies subsidiary as Director of Strategic Planning in 1993 and in 1994 became Director of Strategic Planning for Ralston. Prior to joining Ralston, Mr. Wenzel was a Manager, Tax Services, for Price Waterhouse LLP in their St. Louis office. He has served as the Chief Financial Officer for Ralston's international agricultural products
business  since  1996.    Age:  34.

     Bill Armstrong will be Executive Vice President of Operations for Tradico. Mr. Armstrong re-joined Ralston in 1989. He served as Managing Director of Ralston's international agricultural products Philippine operations from 1992 to 1995; international agricultural products Regional Chief Executive Officer - South Asia from 1995 to 1997; and as Executive Vice President of Operations for Ralston's international agricultural products
business  since  1997.    Age:  49.

     Gonzalo Dal Borgo will be Regional Chief Executive Officer - Americas for Tradico. Mr. Dal Borgo joined Ralston in 1968. He served as President and Managing Director for Ralston's international agricultural products Brazilian
and  South  American  operations  from  1991  to  1994;    and  international
agricultural  products Regional Chief Executive Officer - Americas since 1994.
Age:  57.

     Kim Ki Yong will be Regional Chief Executive Officer - Asia for Tradico. Mr. Kim re-joined Ralston in 1980. He served as President and Chief Executive Officer of Ralston's international agricultural products Korean operations from ____ to 1995; and international agricultural products Regional Chief
Executive  Officer  -  North  Asia  since  1995.    Age:  52.

     Eric Poole will be Regional Chief Executive Officer - Europe for Tradico. Mr. Poole re-joined Ralston in _____ He served as Vice President - Americas for Ralston's international agricultural products operations from ____ to
1995;  and  as  international  agricultural  products Regional Chief Executive
Officer  -  Europe  since  1995.    Age:  52.

     Michael Costello will be Secretary and General Counsel for Tradico. Mr. Costello joined Ralston in 1989 and has served as International Counsel for Ralston's international agricultural products business since that time. Age:
45.

All of such individuals currently employed by Ralston or its affiliates will resign from their positions effective as of the Distribution Date.


                            EXECUTIVE COMPENSATION

     All direct and indirect remuneration of all Executive Officers and certain other executives will be approved by the Nominating and Compensation Committee of the Tradico Board (the "Committee"). The Committee consists entirely of non-management directors free from interlocking or other relationships that might be considered a conflict of interest. It is anticipated that compensation for the Executive Officers and for other executives will consist principally of base salary, annual cash bonus and long-term stock-based incentive awards.

     It is expected that, among other factors, salaries will be based on the Committee's assessment of the executive's responsibilities, experience and performance; compensation data of other companies; and the competitive environment for attracting and retaining executives.

     It is anticipated that cash bonuses will be set each year at or following the end of Tradico's fiscal year. Factors, among others, to be considered in determining the amount of cash bonuses will be the officer's individual performance (including the quality of strategic plans, organizational and management development, special project leadership and similar manifestations of individual performance); the financial performance of the officer's business unit relative to the business plan (including such areas as sales volume, revenues, costs, cash flow and operating profit); and Tradico financial performance (including the measures of business unit performance listed above and, in addition, earnings per share, return on equity and total return to the shareholders in the form of stock price appreciation).

Stock-based incentive awards will consist principally of stock options and restricted stock awards which will be granted from time to time under the ISP. The Committee will base its decisions on the granting of stock-based incentives on, among other factors, the number of shares of Tradico Stock outstanding, the number of shares of Tradico Stock authorized under the ISP, the number of options and shares of restricted stock held by the executive for whom an award is being considered and the other elements of the executive's
compensation.    In  connection  with  its  request  for  Rulings  that  the
Distribution will qualify as a tax-free spin-off, Ralston has represented to the I.R.S. that key management personnel and other key employees of Tradico will own or have options to acquire 0.5% of the outstanding Tradico Stock within one year of the Distribution, at least 3% within three years of the Distribution, and at least 5% within five years of the Distribution.

     Although the Tradico Business was owned in all substantial respects by Ralston or its affiliates during Ralston's last fiscal year, Tradico was not incorporated and in existence, nor did it employ any personnel, at any time during that year. Certain individuals who are expected to serve as Executive Officers of Tradico, although employed by Ralston, were not dedicated exclusively to the Tradico Business and, in fact, devoted substantial time and effort to other Ralston businesses. Accordingly, no historical information on Ralston compensation for such individuals is reported. Tradico's proxy statement for its 1999 Annual Meeting of Shareholders will contain information on compensation paid to the Executive Officers in fiscal year 1998.


                    TRADICO COMPENSATION AND BENEFIT PLANS

     The following is a description of the compensation and benefit plans adopted or expected to be adopted by Tradico, some of which are substantially similar to plans in effect at Ralston. The compensation and benefit plans of Tradico are intended to attract and retain employees and to reward such employees through emphasis on performance and incentive criteria. It is anticipated that the Executive Officers, United States employees of Tradico and regional management will participate in such plans. After the Distribution, none of the officers of Tradico will participate in any of the employee benefit plans of Ralston, except to the extent such officers are entitled to accrued benefits pursuant to such plans; Mr. Stiritz, however, as a Director of Ralston, may participate in Ralston compensation plans and programs available to its Directors.

INCENTIVE  STOCK  PLAN

     Prior to the Distribution, Ralston, as sole shareholder of the outstanding capital stock of Tradico, approved the ISP which is administered by the Nominating and Compensation Committee of the Tradico Board (the "Committee"). The Committee has sole discretion, subject to terms of the ISP to determine those eligible to receive awards and the amount and type of awards. Members of the Committee are not eligible for awards unless approved by the Board as a whole. The ISP provides for the granting of stock options, restricted stock awards and other awards payable in Tradico Stock to Tradico employees, including Executive Officers, and to Tradico Directors. The purpose of the ISP is to enhance the profitability and value of Tradico for the benefit of its shareholders by providing stock awards to attract, retain and motivate officers, other key employees and in certain circumstances, non-management directors, who make important contributions to the success of Tradico. Terms and conditions of awards will be set forth in written agreements, the terms of which are consistent with the terms of the ISP.

Any kesy employee of Tradico or any of its subsidiaries is eligible for any award under the ISP if selected by the Committee. Subject to the provisions of the ISP the Committee would have full authority and discretion to determine the individuals to whom awards will be granted and the amount and form of such awards. It is estimated that there are approximately 250 persons employed by Tradico and its subsidiaries who would be eligible for selection for participation by the Committee.

     The ISP will continue until the shares reserved for award have been granted in awards or such earlier time as determined by the Committee. Under the ISP the maximum number of shares of Tradico Stock granted or subject to awards will be _________ (approximately __% of the issued and outstanding shares of Tradico Stock as of the Distribution Date). Since there is no current market for shares of the Tradico Stock, the market value of such securities cannot be determined. Upon the cancellation or expiration of an award, the unissued shares of Tradico Stock subject to such awards will again be available for awards under the ISP

     Under the ISP the Committee is authorized (i) to grant stock options that qualify as "Incentive Stock Options" under Section 422 of the Code, and (ii) to grant stock options that do not so qualify. The Committee is entitled to set the option price of stock options at any price it determines in excess of par value. Stock options entitle the recipient to purchase a specific number of shares of Tradico Stock after a specified period of time at an option price set by the Committee (or at the fair market value of Tradico Stock at the time of grant for Incentive Stock Options). No stock option can be exercised more than ten years after the date such option is granted. In the case of Incentive Stock Options, the aggregate fair market value of the stock with respect to which options are exercisable for the first time by any recipient during any calendar year cannot, under present tax rules, exceed $100,000.

The shares which may be granted pursuant to a restricted stock award will be restricted and will not be able to be sold, pledged, transferred or otherwise disposed of until such restrictions lapse. Shares of stock issued pursuant to a restricted stock award will be issued for no monetary consideration.

The grant of Tradico Stock and stock equivalents pursuant to the Tradico Deferred Compensation Plan will be subject to the provisions of that plan. See "--Deferred Compensation Plan". Pursuant to that plan, the Committee may in its discretion permit an eligible employee to defer payment of a cash bonus or other cash compensation in the Tradico Stock option of the plan, or in other investment options available under that plan. Upon a deferral into the Tradico Stock option, an account in the employee's name will be credited with an appropriate number of shares of Tradico Stock or stock equivalents. Such account will be credited from time to time with dividends or dividend equivalents if dividends are paid by Tradico. At the discretion of the Committee, deferrals into the Tradico Stock fund may entitle the participant to a Company matching contribution equal to a stated percentage of the deferral. Upon retirement or other termination of employment, the employee receives shares of Tradico Stock equal to the number of equivalents credited to such employee's account or, at the Committee's discretion, may receive the value of such shares in cash.

     The ISP provides that it may be amended by the Board of Directors, except that no such amendment can increase the number of shares of stock reserved for awards, withdraw the authority of the Committee to administer the ISP, change the class of individuals who may be eligible for awards, or change the term of awards granted prior to the amendment without the consent of the recipient. However, the Committee may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under the ISP to reflect any change in capital stock of Tradico; issuance of any targeted stock; split-up; stock dividend; exercisability of stock purchase rights; special distribution to shareholders; combinations or reclassifications with respect to any outstanding series or class of stock; or consolidation, merger or sale of all or substantially all of the assets of Tradico.

     Stock options to be issued under the ISP as Incentive Stock Options ("ISO") will satisfy the requirements of Section 422 of the Code. Under the provisions of that Section, the optionee will not be deemed to receive any income at the time an ISO is granted or exercised. If the optionee disposes of the shares more than two years after the grant and one year after the exercise of the ISO, the gain, if any (i.e., the excess of the amount realized for the shares over the option price) will be long-term capital gain. If the optionee disposes of the shares acquired on exercise of an ISO within two years after the date of grant or within one year after the exercise of the ISO, the disposition will constitute a "disqualifying disposition", and the optionee will have ordinary income in the year of the disqualifying disposition equal to the fair market value of the stock on the date of exercise minus the option price. The excess of the amount received for the shares over the fair market value at the time of exercise will be capital gain. If the optionee disposes of the shares in a disqualifying disposition, and such disposition is a sale or exchange which would result in a loss to the optionee, then the amount treated as ordinary income is the excess (if any) of the amount realized in such sale or exchange over the adjusted basis of such shares.

     Tradico is not entitled to a deduction as a result of the grant or exercise of an ISO. If an optionee has ordinary income as a result of a disqualifying disposition, Tradico will have a corresponding deductible expense in an equivalent amount in the taxable year of Tradico in which the disqualifying disposition occurs.

     The difference between the fair market value of the option at the time of exercise and the option price is a tax preference item for alternative minimum tax purposes. The basis in an ISO for alternative minimum tax purposes is increased by the amount of the preference.

     Stock options issued under the ISP which do not satisfy the requirements of Section 422 of the Code will have the following tax consequences:

(i) the optionee will have ordinary income at the time the option is exercised in an amount equal to the excess of the fair market value at the date of exercise over the option price;

(ii) Tradico will have a deductible expense in an amount equal to the ordinary income of the optionee;

(iii) no amount other than the price paid under the option shall be considered as received by Tradico for shares so transferred; and

(iv) any gain from the subsequent sale of the shares by the optionee for an amount in excess of fair market value on the date the option is exercised will be capital gain and any loss will be capital loss.

     In general, a recipient of other stock awards, including Tradico Stock equivalents pursuant to the Tradico Deferred Compensation Plan, but excluding restricted stock awards (see below), will have ordinary income equal to the cash or fair market value of the stock on the date received in the year in which the award is actually paid. Tradico will have a corresponding deductible expense in the same year in an amount equal to that reported by the recipient as ordinary income. The recipient's basis in the stock received will be equal to the fair market value of the stock when received and his holding period will begin on that date.

With respect to restricted stock awards, such awards do not constitute taxable income under existing Federal tax law until such time as restrictions lapse with respect to any installment. When any installment of securities are released from restriction, the market value of such shares on the date the restrictions lapse constitutes income to the recipient in that year and is taxable at ordinary income rates, and Tradico will have a corresponding deductible expense in an amount equal to that reported by the recipient as ordinary income and in the same year.

     The Code, however, permits a recipient of a restricted stock award to elect to have the award treated as taxable income in the year of the award and to pay tax at ordinary income rates on the fair market value of all of the shares awarded based on the price of the shares on the date the recipient receives a beneficial interest in such shares. The election must be made promptly within time limits prescribed by the Code and the regulations thereunder. Any appreciation in value thereafter would be taxed at capital gain rates when the restrictions lapse and the stock is subsequently sold. However, should the market value of the stock at the time the restrictions lapse and the stock is sold, be lower than at the date acquired, the recipient would have a capital loss, to the extent of the difference. In addition, if after electing to pay tax on the award in the year received the recipient subsequently forfeits the award for any reason, the tax previously paid is not recoverable. Since the lapse of restrictions on restricted stock awards is accelerated in the event of a change of control of Tradico, such an acceleration may result in an excess parachute payment, as defined in Section 280 (G) of the Code. In such event, Tradico's deduction with respect to such payment is denied and the recipient is subject to a nondeductible 20% excise tax on such excess parachute payment.

The tax treatment upon disposition of Tradico Stock acquired under the ISP will depend upon how long the shares have been held. The tax treatment also will depend on whether or not the shares were acquired by exercising an ISO. There are no tax consequences to Tradico upon a participant's disposition of shares acquired under the ISP except that Tradico may take a deduction equal to the amount the participant must recognize as compensation income in the case of the disposition of shares acquired under ISO's before the applicable ISO holding period has been satisfied.

The Committee has the sole discretion to determine that awards under the ISP contain provisions regarding the treatment of awards in the event of a change in ownership or of a change in control of Tradico. Upon a change in ownership or change in control, all terms, conditions, restrictions and limitations in effect with respect to any unexercised award will immediately lapse and no other terms and conditions will be applied. Any unexercised, unvested, unearned or unpaid award will automatically become 100% vested. Awards with performance periods will be treated as if the performance objectives have been obtained at a level of 100%.

Unless determined otherwise by the Committee, awards to a participant under the ISP are forfeited upon any of the following: by the participant's discharge for cause; voluntary termination other than retirement; engaging in competition with Tradico; or engaging in activity or conduct contrary to the best interest of Tradico. Awards (other than unrestricted stock awards) will be non-assignable (except by will or the laws of descent and distribution) and will have such term and will terminate upon such conditions as contained in individual awards.

In connection with its request for Rulings that the Distribution will qualify as a tax-free spin-off, Ralston has represented to the I.R.S., among other things, that within one year after the date of the Distribution, Tradico will make awards of restricted Tradico Stock or options to acquire Tradico Stock aggregating 0.5% of the outstanding Tradico Stock, at least 3% within three years after the date of the Distribution, and at least 5% within five years after the date of the Distribution, in order to align the interests of management with those of stockholders and foster significant stock ownership by Tradico's key executives. Such awards will be made to certain of the Executive Officers and other key executives; however, the total number of shares to be granted, their value and how they will be allocated has not been determined at this time. The Committee may make additional awards of restricted stock or stock options to the Executive Officers and other directors and employees of Tradico.

     A copy of the ISP is attached as Annex C to this Information Statement. The foregoing description of the ISP is intended only as a summary and is qualified in its entirety by reference to the ISP.

SAVINGS  INVESTMENT  PLAN

     Tradico also intends to adopt a Tradico Savings Investment Plan ("Tradico SIP") a defined contribution plan which is intended to be a 401(k) Plan. Pursuant to that Plan, any eligible regular non-union sales, administrative, clerical employees of Tradico who have completed one year of service may elect to have their employer contribute to the Tradico SIP on their behalf Contributions of up to __% of their compensation in 1% increments rather than receive such amounts in cash. Tradico will contribute a Company Matching Contribution equal to 50% up to 100% of each participant's Basic Contribution, but only to the extent that the participant's Contributions do not exceed 6% of compensation. Neither the Basic Contributions nor the Company Matching Contributions will be subject to Federal income tax in the year contributed; however, the total Contributions will be subject to limitation as required by
Section  415  of  the  Code.

     Amounts contributed to the Tradico SIP will be invested by the Trustee in one or more funds as directed by the participant. It is contemplated that initially there will be approximately 6 such funds offering a variety of investment media. Company Matching Contributions will originally be invested in the Tradico Common Stock Fund. Contributions will be invested as directed by participants.

     A participant's election deferrals will be vested from the time made. Company Matching Contributions will vest at the rate of __% for each year of service (including service with Ralston) by the participant or are fully vested upon attainment of age 65, upon retirement, disability or death, or in the case of termination of the Tradico SIP or discontinuance of Company Matching Contributions. Upon termination of employment, retirement, disability or death, that portion of the trust fund credited to a participant which is vested will be made available to the participant.

     The Code imposes limits on deferrals permitted in tax-qualified plans such as the Tradico SIP. Compensation of certain Executive Officers, and certain other key management employees, will be deferred to the Deferred Compensation Plan to the extent such deferrals exceed the qualified plan limits in the Tradico SIP or are otherwise ineligible to be deferred into the Tradico SIP. Such deferrals will be credited with Company Matching
Contributions  in  the  same  manner  as  in  the  Tradico  SIP.

DEFERRED  COMPENSATION  PLAN

     Tradico intends to adopt the Tradico Deferred Compensation Plan which will be administered by the Nominating and Compensation Committee. Under this Plan, all or any part of an eligible employee's salary and bonus may be deferred by the participant until retirement, termination of employment, total disability or death. Participation in the plan will be offered to certain key employees (including the Executive Officers) of Tradico and certain of its subsidiaries, as well as to non-management directors. The purpose of the Plan is to afford the participant the opportunity to create post-retirement benefits. The Plan initially will provide that all or any part of the participant's compensation may be deferred in various investment options which will mirror the performance of the investment funds offered by the Tradico SIP, including a Tradico Stock equivalent option. At the discretion of the Committee exercised prior to any deferrals, deferrals may entitle the participant to a Company Match of a stated percentage of the deferral.

     Deferrals under the Tradico Deferred Compensation Plan will normally be distributed to the participant in a lump sum following retirement, termination of employment or total disability. In the event of the participant's death, deferrals will be paid to the participant's beneficiary or legal representative.

MANAGEMENT  CONTINUITY  AGREEMENTS

     Tradico intends to enter into management continuity agreements with the Executive Officers and possibly other key employees. The purpose of these agreements is to provide severance compensation in the event of voluntary or involuntary termination after a change in control of Tradico, which is generally defined as the acquisition of 50% or more of the outstanding shares of Tradico Stock, or the failure of the initial Directors or their recommended or appointed successors to constitute a majority of the Tradico Board of Directors. The compensation provided would be in the form of (i) a lump sum payment equal to the present value of continuing their respective salaries and bonuses throughout an applicable period following termination of employment, and (ii) the continuation of other employee benefits for the same period. The initial applicable period will be two years, in the event of an involuntary termination of employment (including a constructive termination), and one year, in the event of a voluntary termination of employment, which periods will be subject to reduction for each complete year the relevant individual remains employed following a change in control. No payments would be made in the event termination is due to death, disability or normal retirement, or is for cause, nor would any payments continue beyond attainment of normal retirement age.

                         RALSTON COMPENSATION PROGRAMS

     The Reorganization Agreement contains provisions for the assumption by Tradico of certain employee benefit obligations and liabilities to Tradico employees, including the Executive Officers, pursuant to certain Ralston incentive and compensation programs and plans. See "AGREEMENTS BETWEEN RALSTON AND TRADICO--Agreement and Plan of Reorganization-Employee Benefit Arrangements".

An investment fiduciary for the Ralston SIP will, at a time deemed appropriate by it, cause to be converted or redeemed all shares of Ralston's Series A ESOP Convertible Preferred Stock ("ESOP Stock") held on behalf of Tradico employees who, prior to the Distribution Date, are participants in that Plan. The ESOP Stock will be converted or redeemed into shares of Ralston Stock, in accordance with the terms of the ESOP Stock, and all shares of Ralston Stock held pursuant to that Plan, whether in accounts under the Ralston Stock Fund or received by the Plan upon the conversion or redemption of the ESOP Stock so described, will receive shares of Tradico Stock pursuant to the Distribution. As soon as practicable following the Distribution, shares of Ralston Stock and Tradico Stock (received in the Distribution) held in the Ralston SIP on behalf of Tradico employees will be transferred to the Tradico SIP and held in accounts established for such employees pursuant to that Plan.

     [Amounts credited to Tradico employees, including the Executive Officers, pursuant to Ralston's Deferred Compensation Plan for Key Employees will be retained in that Plan at the time of the Distribution, and such Tradico Employees will receive distributions under that Plan in accordance with its terms. Ralston will retain liability for all obligations under that Plan.]

For a discussion of the treatment of outstanding options to acquire shares of Ralston Stock and restricted shares of Ralston Stock granted by Ralston to Tradico Employees including the Executive Officers, see "THE DISTRIBUTION--Manner of Effecting the Distribution", "THE DISTRIBUTION--Listing and Trading of Tradico Stock"; "AGREEMENTS BETWEEN RALSTON AND TRADICO--Agreement and Plan of Reorganization--Stock Options", "AGREEMENTS BETWEEN RALSTON AND TRADICO--Agreement and Plan of Reorganization--Restricted Stock"; and "TRADICO COMPENSATION AND BENEFIT PLANS--Incentive Stock Plan".

                             CERTAIN TRANSACTIONS

     The Tradico Business has in the past engaged in numerous transactions with other Ralston divisions and subsidiaries. (See "Notes to Combined
Financial Statements---Related Party Activity".) Such transactions have included, among other things, the extension of intercompany loans, purchases of raw materials or additives, the provision of various other types of financial support by or to Ralston, and the sharing of services and administration and the costs thereof. In addition, affiliates of Ralston or of Tradico have distributed products manufactured by the other in certain countries.

     At or following the Distribution, Tradico and Ralston will enter into a Master Distribution Agreement and various local agreements concerning the continued distribution by Ralston affiliates of products produced by Tradico or by Tradico subsidiaries of products produced by Ralston affiliates. Terms and conditions of such agreements are expected to be similar to those negotiated by unrelated parties at arm's length. In addition, Ralston will license certain trademarks and technology utilized in its pet food business to Tradico in certain countries for a period of five years following the
Distribution.    See  "AGREEMENTS  BETWEEN  RALSTON  AND  TRADICO--  Master
Distribution Agreement", "AGREEMENTS BETWEEN RALSTON AND TRADICO--Trademark Agreement", and "AGREEMENTS BETWEEN RALSTON AND TRADICO--Technology Licenses".

Except as provided in any such agreements and except as provided in the Bridging Agreement, administrative services provided by Ralston to Tradico affiliates, or by Tradico affiliates to Ralston affiliates, will be discontinued. All other administrative services currently provided by Ralston will be either assumed by Tradico or obtained by it from unaffiliated third parties. See "AGREEMENTS BETWEEN RALSTON AND TRADICO --Bridging Agreement".

W. P. Stiritz, the Chief Executive Officer, President and Chairman of the Board of Tradico, is also Chairman of the Board of Ralston; __________ and _________, Directors of Tradico, are also Directors of Ralston.

See  also,  generally,  "AGREEMENTS  BETWEEN  RALSTON  AND  TRADICO".


                         SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS OF TRADICO STOCK

     All of Tradico's outstanding Common Stock is currently held by Ralston. To the best knowledge of Tradico, the following table sets forth projected Tradico Stock ownership information with respect to each of the Tradico Directors and to all Tradico Directors and Executive Officers as a group and with respect to each person who is projected to own more than 5% of the Tradico Stock immediately after the Distribution. Such projections are based on the anticipated distribution of one share of Tradico Stock for every _______ shares of Ralston Stock beneficially owned by such parties as of
____________, 1998 (including shares of Ralston Stock held in the Ralston SIP for the accounts of Executive Officers). The projections do not include any shares of Tradico Stock which may be acquired as a result of a distribution with respect to shares of Ralston Stock which will be acquired at the Distribution upon conversion or redemption of ESOP Stock held on such date for the accounts of such Executive Officers. Under the formulas governing such conversions or redemptions, the number of such shares of Tradico Stock depends on the relative market values of the Tradico Stock and the Ralston Stock at the time of the Distribution as well as on the number of shares converted or redeemed. Consequently, the number of such shares of Tradico Stock is not determinable with certainty at this time. See "THE DISTRIBUTION--Manner of Effecting the Distribution" and "RALSTON COMPENSATION PROGRAMS".





                             NUMBER OF SHARES
                             TO BE                   % OF SHARES  EXPLANATORY
NAME  AND ADDRESS            BENEFICIALLY OWNED  OUTSTANDING (A)  NOTES
---------------------------  ------------------  ---------------  -----------

Nationsbank, N.A.
One Nationsbank Plaza
St. Louis, Missouri

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109

William P. Stiritz             ________________          ______%
________________
________________
________________
________________
________________


(A) Shares Outstanding were based on the anticipated distribution of Tradico Stock in respect of shares of Ralston Stock actually outstanding on ____________, 1998. An asterisk in this column indicates the person would own less than 1% of the Tradico Stock.

                     DESCRIPTION OF TRADICO CAPITAL STOCK

AUTHORIZED  CAPITAL  STOCK

     Under Tradico's Articles of Incorporation, a copy of which is attached as Annex A to this Information Statement (the "Tradico Articles"), the total number of shares of all classes of stock that Tradico will have authority to issue under the Tradico Articles will be ___ million, of which ___ million will be shares of $.01 par value preferred stock, and ___ million will be shares of $.01 par value Tradico Common Stock. No shares of Tradico preferred stock will be issued in connection with the Distribution. Based on the number of shares of Ralston Stock outstanding at February __, 1998, approximately __ million shares of Tradico Stock will be issued to shareholders of Ralston in the Distribution. All of the shares of Tradico Stock issued in the Distribution will be validly issued, fully paid and nonassessable.

TRADICO  COMMON  STOCK

     The holders of Tradico Stock will be entitled to one vote for each share held of record on the applicable record date on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Tradico Board with respect to any shares of Tradico preferred stock, the holders of such shares will exclusively possess all voting power. The Tradico Articles do not provide for cumulative voting in the election of directors or any preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Subject to any preferential rights of any outstanding series of Tradico preferred stock created by the Tradico Board from time to time, the holders of Tradico Stock on the applicable record date will be entitled to such dividends as may be declared from time to time by the Tradico Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of Tradico available for distribution to such holders. See "THE DISTRIBUTION--Certain Significant Considerations--Tradico Dividend Policy", and "THE DISTRIBUTION--Manner of Effecting the Distribution".

     The Tradico Articles, Bylaws and Rights Agreement contain certain provisions which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of Tradico. See "--Common Stock Purchase Rights" below and "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS".

TRADICO  PREFERRED  STOCK

     The Tradico Board has the authority to issue shares of Tradico preferred stock in one or more series and to fix, by resolution, the voting powers (which may be full, limited or eliminated), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by the shareholders. Any shares of Tradico preferred stock so authorized and issued could have priority over the Tradico Stock with respect to dividend and/or liquidation rights.

COMMON  STOCK  PURCHASE  RIGHTS

     The Tradico Board has declared a dividend distribution of one Right ("Right") for each outstanding share of Tradico Stock. Each Right will entitle the registered holder to purchase from Tradico one share of Tradico Stock at a price of $__ per share, subject to adjustment (the "Purchase Price"). The terms of the Rights are set forth in a Rights Agreement (the
"Rights  Agreement")  between  Tradico and _____________ (the "Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of Tradico Stock (other than Tradico Stock received by such person in the Distribution) constituting 20% or more of the outstanding Tradico Stock, or (ii) 10 business days (or such later date as may be determined by action of the Tradico Board prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group acquiring beneficial ownership of 20% or more of such outstanding Tradico Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced, with respect to any shares of Tradico Stock, by the shareholder's most recent account statement issued by the Transfer Agent (the "Account Statement") with respect to book entry shares, or by the shareholder's physical stock certificates.

     The Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption, exchange or expiration of the Rights), each issued Account Statement or physical stock certificate will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the transfer of any shares of Tradico Stock will also constitute the transfer of the Rights associated with such shares of Tradico Stock. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the Tradico Stock as of the close of business on the Rights Distribution Date and thereafter such separate Rights Certificate alone will evidence the Rights.

     The Rights are not exercisable until the Rights Distribution Date. The Rights will expire ten years from the Distribution Date (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Tradico, in each case as described below.

     The Purchase Price payable, and the number of shares of Tradico Stock or other securities or property issuable upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Tradico Stock, (ii) upon the grant to holders of the Tradico Stock of certain rights or warrants to subscribe for or purchase Tradico Stock at a price, or securities convertible into Tradico Stock with a conversion price, less than the then current market price of the Tradico Stock or (iii) upon the distribution to holders of the Tradico Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or reduced earnings or dividends payable in Tradico Stock) or of subscription rights or warrants (other than those referred to above).

In the event that Tradico is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to acquire a share of Tradico Stock at 33 1/3% of its then current market value. An Acquiring Person is a Person (or a group of affiliated or associated persons) that becomes the beneficial owner of Tradico Stock (other than any shares of Tradico Stock received by such person in the Distribution) constituting 20% or more of the then outstanding Tradico Stock.

At any time after any person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Tradico Stock, the Tradico Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Tradico Stock per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Tradico Stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of Tradico Stock on the last trading day prior to the date of exercise.

At any time prior to the time a person becomes an Acquiring Person, the Tradico Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Tradico Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Tradico, including, without limitation, the right to vote or to receive dividends.

The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Tradico on terms not approved by the Tradico Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Tradico Board since the Rights may be redeemed by Tradico at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the form of the Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement.


                  ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS

     The Tradico Articles, Bylaws, Rights and the GBCL contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of Tradico by various means such as a tender offer or merger not approved by the Tradico Board. These provisions are designed to enable the Tradico Board, particularly in the initial years of Tradico's existence as an independent, publicly-owned company, to develop Tradico's business in a manner that will foster its long-term growth without the potential disruption that might be entailed by the threat of a takeover not deemed by the Tradico Board to be in the best interests of Tradico and its shareholders. See also "AGREEMENTS BETWEEN RALSTON AND TRADICO--Agreement and Plan of Reorganization---Certain Post-Distribution Covenants" for a discussion of certain covenants that could also deter a takeover proposal.

     The description set forth below is intended as a summary of these provisions only and is qualified in its entirety by reference to such provisions. A copy of the Tradico Articles and Bylaws is attached to this Information Statement as Annexes A and B, respectively.

LIMITATIONS  ON CHANGES IN BOARD COMPOSITION AND OTHER ACTIONS BY SHAREHOLDERS

     The Tradico Bylaws provide that the number of directors will be fixed from time to time exclusively by the Tradico Board, but shall consist of not less than three and no more than eight directors (initially the Tradico Board will be comprised of six directors). The Tradico Articles provide for the Tradico Board to be divided into three classes, as nearly equal in size as possible, serving staggered terms so that the terms of two of the initial directors of Tradico will expire at each of the 1999, 2000 and 2001 annual meetings of Tradico's shareholders. Starting with the 1999 annual meeting of Tradico's shareholders, one class of directors will be elected each year for a three year term. As a result, at least two annual meetings of shareholders may be required for shareholders to change a majority of the directors, whether or not a majority of Tradico's shareholders believes that such a change would be desirable. See "MANAGEMENT--
Directors  of  Tradico".

The GBCL provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, the holders of a majority of the corporation's voting stock may remove any director from office. The Tradico Articles provide that a director may be removed by shareholders only "for cause" and only by the affirmative vote of (i) two-thirds of all members of the Tradico Board and
(ii) the holders of at least two-thirds of Tradico's voting stock. The GBCL also provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, all vacancies on a corporation's board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the directors then in office, although less than a quorum, until the next election of directors by the shareholders of Tradico. The Tradico Articles provide that, subject to any rights of holders of Tradico preferred stock, vacancies may be filled only by a majority of the remaining directors.

     Under the Tradico Bylaws only persons who are nominated by or at the direction of the Tradico Board, or by a shareholder who has given notice in accordance therewith, which generally requires notice not less than sixty nor more than ninety days prior to a meeting at which directors are to be elected, will be eligible for election as directors at that meeting. The Tradico Bylaws also establish such advance notice procedure with regard to other matters which any shareholder may desire to be brought before any meeting of shareholders. See "SHAREHOLDER PROPOSALS".

     The GBCL provides that special meetings of shareholders may be called by the board of directors or by such other person or persons as may be authorized by a corporation's Articles of Incorporation or Bylaws. The Tradico Bylaws provide that special meetings of Tradico's shareholders may be called only by the Chairman of the Board or President of Tradico or by a majority of the entire Tradico Board. The Tradico Bylaws also provide that only such business shall be conducted at a special meeting of Tradico's shareholders as shall be specified in the notice of meeting.

     The GBCL provides that any action by written consent of shareholders in lieu of a meeting must be unanimous.

     The provisions of the Tradico Articles and Bylaws with respect to the classification of directors, the advance notice requirements for director nominations or other proposals of shareholders and the limitations on the ability of shareholders to increase the size of the board, remove directors and fill vacancies, will have the effect of making it more difficult for shareholders to change the composition of the Tradico Board or otherwise to bring a matter before shareholders without the Tradico Board's consent, and thus will reduce the vulnerability of Tradico to an unsolicited takeover proposal.

PREFERRED  AND  COMMON  STOCK

     Tradico Articles authorize the Tradico Board to establish series of preferred stock and to determine, with respect to any series of preferred stock, the voting powers (full, limited, or eliminated), and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are stated in the resolutions of the Tradico Board providing for such series. In addition, the Tradico Articles authorize the Tradico Board to issue up to approximately ___ million additional shares of Tradico Stock after the Distribution (in addition to shares reserved for the Rights and outstanding options). The number of authorized but unissued shares will provide Tradico with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits.

     Tradico believes that the preferred stock will provide Tradico with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow Tradico to issue shares of preferred stock without the expense and delay of a special shareholders' meeting. The authorized and unissued shares of preferred stock, as well as the authorized and unissued shares of Tradico Stock, will be available for issuance without further action by shareholders, unless such action is otherwise required by applicable law. Although the Tradico Board has no intention at the present time of doing so, it could issue a series of preferred stock that could, subject to certain limitations imposed by the law, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Tradico Board will make any determination to issue such shares based on its judgment as to the best interests of Tradico and its then-existing shareholders at the time of the issuance. The Tradico Board, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.

FAIR  PRICE  PROVISIONS

     In order to ensure Tradico shareholders receive a fair price for their shares of Tradico Stock upon significant change in the ownership of Tradico, the Tradico Articles contain a fair price provision requiring the affirmative vote of not less than 85% of all of the outstanding shares of capital stock of Tradico then entitled to vote, and a majority of the voting power of all such shares of which an interested shareholder (as defined) is not the beneficial owner, to approve certain business combinations. See Article Nine of Tradico's Articles attached hereto as Annex A. Business combinations covered by the provision include a merger or consolidation, sale or other disposition of a substantial amount of Tradico assets, a plan of liquidation or dissolution of Tradico, or other transactions involving the transfer, issuance, reclassification or recapitalization of Tradico securities, in each case benefiting an individual or entity that, together with its affiliates and associates, is the beneficial owner of more than 10% of the outstanding shares entitled to vote in the election of directors. In certain circumstances, the Tradico Board of Directors may approve any of the foregoing in lieu of the super-majority shareholder approval provision.

AMENDMENT  OF  CERTAIN  PROVISIONS  OF  THE  TRADICO  ARTICLES  AND  BYLAWS

     The Tradico Articles provide that the Bylaws may only be amended or repealed by two-thirds of the Tradico Board of Directors. Any amendment of the Tradico Articles requires a vote of a majority of the outstanding shares of Tradico capital stock entitled to vote. Amendment of the provisions of the Tradico Articles relating to the Directors of the corporation requires the vote of two-thirds of the outstanding shares of Tradico capital stock entitled to vote. Amendment of the provisions of the Tradico Articles relating to the "Fair Price" and "Indemnification" provisions require the vote of 85% of the outstanding shares of Tradico capital stock entitled to vote.

RIGHTS

     As described above, the Rights will permit disinterested shareholders to acquire shares of Tradico Stock or common stock of an acquiring company at a substantial discount in the event of certain described changes in control. See "DESCRIPTION OF TRADICO CAPITAL STOCK--Common Stock Purchase Rights".

MANAGEMENT  CONTINUITY  AGREEMENTS;  OTHER  SEVERANCE  ARRANGEMENTS

     Tradico has entered into Management Continuity Agreements with its executive officers and other key management employees providing severance compensation and continuation of benefits in the event of termination following a change in control of Tradico, with the amount of payments to be received being dependent upon the voluntary or involuntary nature of such termination. See "TRADICO COMPENSATION AND BENEFIT PLANS --Management Continuity Agreements".




STATUTORY  PROVISIONS

     Tradico  is  subject  to  the  business combination provisions of Section
351.459 of the GBCL, which allows the Tradico Board to retain discretion over the approval of certain business combinations. That Section, together with the provisions of Section 351.347 of the GBCL permitting the Tradico Board to consider the interests of non-shareholder constituencies in connection with acquisition proposals, may make it more difficult for there to be a change in control of Tradico or for Tradico to enter into certain business combinations than if Tradico were not subject to such sections. In its Bylaws, Tradico has elected not to be subject to the control shares acquisition provisions of
Section 351.407 of the GBCL, which denies an acquiror voting rights with respect to any shares of voting stock which increase its equity ownership to more than specified thresholds.


             INDEMNIFICATION OF OFFICERS AND DIRECTORS OF TRADICO

     Under Section 351.355 of the GBCL and the Tradico Articles, Tradico must indemnify any person (other than a party plaintiff suing on his or her behalf or in the right of Tradico) who is or was a director or officer of Tradico, or is or was serving at the request of Tradico as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise, to the maximum extent permitted by law, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any civil, criminal, administrative or investigative action, proceeding or claim (including an action by or in the right of Tradico), by reason of the fact that such person is or was serving in such capacity, provided that such person's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Tradico's Directors and Executive Officers also have indemnification contracts with Tradico which will become effective as of the Distribution Date. Pursuant to those agreements, the Company agrees to indemnify the Directors and Executive Officers to the full extent authorized or permitted by the GBCL. The agreements also provide for indemnification to the extent not covered by the GBCL or insurance policies purchased and maintained by Tradico (e.g. if the GBCL is amended to change the scope of indemnification). Such indemnification would be coextensive with the indemnification currently permitted by the GBCL, as described above, but no indemnity would be paid (i) in respect to remuneration paid to the Director or Executive Officer if it shall be finally judicially adjudged that such remuneration was in violation of law; (ii) on account of any suit for an accounting of profits made from the purchase or sale by the Director or Executive Officer of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state or local statutory law;
(iii) on account of the Director's or Executive Officer's conduct which is finally judicially adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (iv) if a final decision by a Court having jurisdiction in the matter (all appeals having been denied or none having been taken) shall determine that such indemnification is not lawful.

     The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the Director or Executive Officer and for repayment of such expenses by the Director or Executive Officer to the Company if it is ultimately judicially determined that the Director or Executive Officer is not entitled to such indemnification.

     Tradico will have, following the Distribution, directors' and officers' insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the Tradico Articles.

The foregoing represents a summary of the general effect of the indemnification provisions of Missouri law and the Tradico Articles and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, Tradico's Articles of Incorporation and its pertinent agreements.

                             SHAREHOLDER PROPOSALS

     Article I, Section 4 of the Tradico Bylaws attached as Annex B hereto sets forth advance notice requirements applicable to shareholders desiring to nominate candidates for directors or to present a proposal or bring other business before a Tradico shareholders meeting. In each case the notice must be given to the Secretary of Tradico, whose address is 9811 South Outer Forty Drive, St. Louis, Missouri 63124. The 1999 Annual Meeting of Tradico Shareholders is expected to be held on January __, 1999. To be considered, notice of any such nomination or proposal must be received between November __, 1998 and December __, 1998. To be included in Tradico's proxy statement and form of proxy for that meeting, any such proposal must also comply in all respects with the rules and regulations of the Commission.

                            INDEPENDENT ACCOUNTANTS

     The Tradico Board has appointed Price Waterhouse LLP as Tradico's independent accountants to audit Tradico's financial statements for the fiscal year ending August 31, 1998. Price Waterhouse LLP has audited the financial statements of Ralston since 1955.



                        INDEX TO FINANCIAL INFORMATION
                           OF TRADICO MISSOURI, INC.




  Page
--------------------------------------------------

  Report of Independent Accountants                 F-2

  Combined Statement of Earnings                    F-3

  Combined Balance Sheet                            F-4

  Combined Statement of Cash Flows                  F-5

  Notes to Combined Financial Statements            F-6

  Quarterly Financial Information                   F-20

  Condensed Combined Statement of Earnings          F-21

  Condensed Combined Balance Sheet                  F-22

  Condensed Combined Statement of Cash Flows        F-23

  Notes to Condensed Combined Financial Statements  F-24



                                      F-1


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of Ralston Purina Company

In our opinion, the accompanying combined balance sheet and the related combined statements of earnings and of cash flows present fairly, in all material respects, the financial position of Tradico Missouri, Inc., comprised of businesses of Ralston Purina Company as described in the Basis of Presentation note to the financial statements, at August 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally
accepted  accounting  principles.    These  financial  statements  are  the
responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price  Waterhouse  LLP

St.  Louis,  Missouri
August  8,  1997



                                      F-2

                                    TRADICO
                        COMBINED STATEMENT OF EARNINGS
                             YEAR ENDED AUGUST 31
                             (DOLLARS IN MILLIONS)



                                          1996       1995       1994
                                        ---------  ---------  ---------

Net Sales                               $1,430.3   $1,170.1   $1,039.2
                                        ---------  ---------  ---------
Costs and Expenses
   Cost of products sold                 1,234.3      991.6      876.0
   Selling, general and administrative     145.9      133.8      121.1
   Interest                                 13.7       12.6       16.7
   Provisions for restructuring              8.3        1.8        2.8
   Gain on sale of property                 (3.6)      (1.6)     (13.5)
   Other (income)/expense, net               3.4       (3.5)       1.7
                                        ---------  ---------  ---------
                                         1,402.0    1,134.7    1,004.8
                                        ---------  ---------  ---------

Earnings before Income Taxes                28.3       35.4       34.4
Income Taxes                                15.1       19.6       26.6
                                        ---------  ---------  ---------
Net Earnings                            $   13.2   $   15.8   $    7.8
                                        =========  =========  =========




The above financial statement should be read in conjunction with the Notes to Financial Statements.


                                    TRADICO
                            COMBINED BALANCE SHEET
                                   AUGUST 31
                                  (DOLLARS IN MILLIONS)

                                                       1996    1995
                                                      ------  ------

ASSETS
Current Assets
   Cash and cash equivalents                          $ 20.9  $ 16.2
   Marketable securities                                11.4    17.7
   Receivables, less allowance for doubtful accounts   121.6   101.5
   Inventories                                         136.7    95.7
   Other current assets                                 12.6    12.2
                                                      ------  ------
     Total Current Assets                              303.2   243.3
                                                      ------  ------

Investments and Other Assets                            55.9    33.0
Property at Cost
  Land                                                   9.1     9.0
  Buildings                                             67.9    65.1
  Machinery and equipment                              220.5   198.3
  Construction in progress                               6.5    16.6
                                                      ------  ------
                                                       304.0   289.0
     Accumulated depreciation                          154.2   149.1
                                                      ------  ------
                                                       149.8   139.9
      Total                                           $508.9  $416.2
                                                      ======  ======

LIABILITIES AND NET INVESTMENT IN TRADICO
Current Liabilities
   Current maturities of long-term debt               $  1.1  $ 13.7
   Notes payable                                        68.7    52.8
   Accounts payable and accrued liabilities            162.7   129.1
   Income taxes                                          8.4     8.8
                                                      ------  ------
     Total Current Liabilities                         240.9   204.4
                                                      ------  ------
Long-Term Debt                                          41.7    34.7
Deferred Income Taxes                                    7.9    12.2
Other Liabilities                                       22.8    25.3
Net Investment in Tradico                              195.6   139.6
      Total                                           $508.9  $416.2
                                                      ======  ======


The above financial statement should be read in conjunction with the Notes to Financial Statements.
                                      F4

                                                 TRADICO
                                    COMBINED STATEMENT OF CASH FLOWS
                                          YEAR ENDED AUGUST 31
                                          (DOLLARS IN MILLIONS)


                                                            1996     1995     1994
                                                           -------  -------  -------

CASH FLOW FROM OPERATIONS
  Net earnings                                             $ 13.2   $ 15.8   $  7.8
  Adjustments to reconcile net earnings to net cash flow
   provided by operations:
    Depreciation and amortization                            20.7     17.7     17.3
    Deferred income taxes                                    (3.4)     1.7      4.2
    Gain on sale of property                                 (3.6)    (1.6)   (13.5)

    Changes in assets and liabilities used in operations:
      Increase in accounts receivable                       (18.4)   (14.5)   (28.1)
      Increase in inventories                               (44.8)   (38.4)   (16.1)
      (Increase) decrease in other current assets             1.1     (3.0)    (2.9)
      Increase in accounts payable and
         accrued liabilities                                 18.1     32.8     29.8
      Increase (decrease) in other current liabilities       (0.5)    (0.6)     8.4
    Other, net                                                0.7      1.5      3.0
                                                           -------  -------  -------

        Net cash flow from operations                       (16.9)    11.4      9.9
                                                           -------  -------  -------


CASH FLOW FROM INVESTING ACTIVITIES
  Acquisitions of businesses                                (25.6)
  Property additions                                        (30.0)   (28.6)   (26.6)
  Proceeds from sale of Korean cereal business               10.0
  Proceeds from the sale of property                          1.2      7.1     21.9
  Other, net                                                  6.8     (6.6)    (4.7)
                                                           -------  -------  -------

        Net cash used by investing activities               (37.6)   (28.1)    (9.4)
                                                           -------  -------  -------


CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from sale of long-term debt                       10.8      2.3      5.7
  Principal payments on long-term debt, including
     current maturities                                     (17.0)    (3.3)    (5.0)
  Net increase in notes payable                              15.9     13.0      8.8
  Net transactions with Ralston                              51.9      5.4      7.9
                                                           -------  -------  -------

        Net cash provided by financing activities            61.6     17.4     17.4
                                                           -------  -------  -------

Effect of Exchange Rate Changes on Cash                      (2.4)    (0.9)    (9.1)
                                                           -------  -------  -------
Net Increase (Decrease) in Cash and Cash Equivalents          4.7     (0.2)     8.8
Cash and Cash Equivalents, Beginning of Year                 16.2     16.4      7.6
                                                           -------  -------  -------
Cash and Cash Equivalents, End of Year                     $ 20.9   $ 16.2   $ 16.4
                                                           =======  =======  =======

The above financial statement should be read in conjunction with the Notes to Financial Statements.

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


BASIS  OF  PRESENTATION

On March 28, 1996, the Board of Directors of Ralston Purina Company (Ralston) approved in principle a plan to spin off its worldwide livestock and poultry nutrition business. That business, together with certain assets associated with Ralston's international pet food business in Korea, Colombia, Venezuela and Guatemala, which will be retained by subsidiaries of the new entity, will be referred to as "Tradico." Not included in the spin-off are Ralston's pet operations in a number of other international locations (RPI Consumer). Ralston has requested rulings from the IRS as to whether the distribution will qualify as a tax-free spin-off.

Tradico is one of the world's largest producers and marketers of formula feeds and operates 73 manufacturing plants in 16 countries. Its products are marketed under the Purina Chow global brand through a worldwide network of approximately 3,500 independent dealers, as well as an independent and a direct sales force.

The financial statements of Tradico include the financial position, results of operations and cash flows of Tradico. Ralston's historical cost basis of assets and liabilities has been reflected in the Tradico financial statements. The financial information in these financial statements is not necessarily indicative of results that would have occurred if Tradico had been a separate stand-alone entity during the periods presented or of future results of Tradico.

RPI Consumer, while not included in the accompanying financial statements, generally operates within the same subsidiaries and affiliates as Tradico. See Related Party note for a more complete discussion.

SUMMARY  OF  ACCOUNTING  POLICIES

Tradico's significant accounting policies, which conform to U.S. generally accepted accounting principles and are applied on a consistent basis among all years presented, are described below:

PRINCIPLES OF COMBINATION - These financial statements include the accounts of Tradico and its majority-owned subsidiaries. All significant intercompany transactions are eliminated. Investments in affiliated companies, 20% through 50%-owned, are carried at equity.

Minority interests in earnings of subsidiaries and Tradico's share of the net earnings of unconsolidated companies carried at equity are included in selling, general and administrative expenses.

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)

FOREIGN CURRENCY TRANSLATION - Foreign currency financial statements of foreign operations where the local currency is the functional currency are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Related translation adjustments are reported as a separate component of Net Investment in Tradico.

For foreign operations where the U.S. dollar is the functional currency and for countries which are considered highly inflationary, translation practices differ in that inventories, properties, accumulated depreciation and depreciation accounts are translated at historical rates of exchange and related translation adjustments are included in earnings. Gains and losses from foreign currency transactions are generally included in earnings.

FINANCIAL INSTRUMENTS - Tradico periodically uses financial derivatives in the management of foreign currency risks that are inherent to its business operations. Such instruments are not held or issued for trading purposes.

Tradico periodically uses foreign exchange (F/X) instruments, including currency forwards, futures and options, to reduce transaction and translation exposures resulting from its foreign currency activities. F/X instruments used are selected based on their risk reduction attributes and the related market conditions. Such instruments are marked-to-market, and the terms generally do not exceed twelve months. Realized and unrealized gains and losses from instruments qualifying as hedges are deferred as part of the cost basis of the asset or liability being hedged and are recognized in the statement of earnings in the same period as the underlying transaction. Realized and unrealized gains or losses from F/X instruments used as economic hedges but not qualifying for hedge accounting are recognized currently in the statement of earnings. Cash flows from F/X instruments are classified in the same category in the statement of cash flows as the underlying activities. F/X instruments are generally not disposed of prior to the settlement date; however, if an F/X instrument was disposed of prior to the settlement date, any gain or loss would be recognized immediately in the statement of earnings.

CASH EQUIVALENTS, for purposes of the statement of cash flows, are considered to be all highly liquid investments with a maturity of three months or less when purchased.

MARKETABLE  SECURITIES  are  valued  at  cost  which  approximates  market.

INVENTORIES  are  valued  generally  at  the  lower of average cost or market.

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


PROPERTY AT COST - Expenditures for new facilities and those which substantially increase the useful lives of the property, including interest during construction, are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the dispositions are reflected in earnings.

DEPRECIATION is generally provided on the straight-line basis by charges to costs or expenses at rates based on the estimated useful lives of the properties. Estimated useful lives range from 5 to 15 years for machinery and equipment and 15 to 40 years for buildings. Depreciation expense was $19.4 in 1996, $17.5 in 1995 and $17.0 in 1994.

GOODWILL, which is included in Investments and Other Assets, represents the excess of cost over the net tangible assets of acquired businesses and is amortized over periods of up to 40 years, with the majority being amortized over a 25 year period, including goodwill related to fiscal 1996 acquisitions.

Subsequent to acquisition, Tradico continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of businesses carrying goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of goodwill from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of August 31, 1996 and 1995.

ADVERTISING COSTS are expensed as incurred and were $17.8 in 1996, $17.6 in 1995, and $14.2 in 1994.

RESEARCH AND DEVELOPMENT COSTS are expensed as incurred and were $3.3 in 1996, $2.1 in 1995, and $1.6 in 1994.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME  TAXES  -  Tradico  is  included in the consolidated federal income tax return filed by Ralston. U.S. income tax payments, refunds, credits, provision and deferred tax components have been allocated to Tradico in accordance with Ralston's tax allocation policy. Such policy allocates tax components included in the consolidated income tax return of Ralston to Tradico to the extent such components were generated or related to Tradico.

Tradico follows the liability method of accounting for income taxes. Deferred income taxes are recognized for the effect of temporary differences between financial and tax reporting. No additional U.S. taxes have been provided on earnings of foreign subsidiaries expected to be reinvested indefinitely. Additional income taxes are provided, however, on planned repatriation of foreign earnings after taking into account tax-exempt earnings and applicable foreign tax credits.

EARNINGS PER SHARE - The combined financial statements of Tradico include primarily wholly-owned subsidiaries of Ralston and its subsidiaries. As such, earnings per share data does not provide meaningful information about the results of operations of Tradico.

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


RELATED  PARTY  ACTIVITY

FINANCING - As a matter of policy, most financial activities of Tradico and RPI Consumer are managed jointly. Such activities include cash management and the issuance and repayment of debt. Accordingly, substantially all cash and cash equivalents, marketable securities, notes payable and long-term debt have been allocated based on cash flows.

Interest expense and interest income have been allocated to Tradico based upon the allocation of interest bearing instruments. No interest has been charged on intercompany transactions with affiliates.

SHARED SERVICES - Tradico and RPI Consumer share most general and administrative functions and distribute some product through a combined distribution network. Costs of shared activities are allocated based on utilization or other methods which management believes to be reasonable. Total costs of these shared activities were $31.6 in 1996, $36.6 in 1995, and $36.6 in 1994. Of such costs, allocations to Tradico were $18.2 in 1996,
$26.5  in  1995,  and  $26.0  in  1994.

Ralston provides certain general and administrative services to Tradico including finance, facilities and systems. These expenses were allocated to Tradico based on utilization or other methods which management believes to be reasonable. These allocations were $1.3 in 1996, $1.3 in 1995, and $1.4 in 1994.

Tradico receives technical service fees from non-consolidated affiliates which are carried under the equity method of accounting. Included in other income and expense is service fee income from such affiliates of $1.4 in 1996, $3.1 in 1995, and $2.1 in 1994.

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


                            GEOGRAPHIC INFORMATION

Financial information by geographic location for the past three years is set forth below.




                                          1996       1995       1994
                                      ---------  ---------  ---------
SALES
------------------------------------
  Americas (excluding United States)  $  602.6   $  543.9   $  488.6
  Europe                                 461.6      327.5      303.7
  Asia Pacific                           366.1      298.7      246.9
       Total                          $1,430.3   $1,170.1   $1,039.2
                                      =========  =========  =========



OPERATING PROFIT
------------------------------------
  Americas (excluding United States)  $   25.9  (b)  $   26.4          $27.1
  Europe                                   0.1  (a)       5.8 (d)        4.6
  Asia Pacific                            24.3  (c)      19.3           27.0 (f)
                                      ---------         ---------      ------
       Operating Profit                   50.3           51.5          58.7
  Unallocated Corporate and
    Miscellaneous Expenses                (8.3)         (3.5) (e)      (7.6)
  Interest Expense                       (13.7)        (12.6)         (16.7)
       Earnings Before Income Taxes   $   28.3      $   35.4       $   34.4
                                      =========     =========      =========



TOTAL ASSETS
------------------------------------
  Americas (excluding United States)  $  173.6   $  151.4   $  137.2
  Europe                                 166.3      109.3       98.7
  Asia Pacific                           169.0      155.5      131.9
       Total                          $  508.9   $  416.2   $  367.8
                                      =========  =========  =========



(a)    Includes  restructuring  provisions  of  $6.4
(b)    Includes  restructuring  provisions  of  $1.9
(c)    Includes  gain  on  the  sale  of    property  of  $3.6.
(d) Includes restructuring provisions of $0.9 and gain on the sale of property of $1.6
(e)    Includes  restructuring  provisions  of  $0.9
(f)    Includes  gain on sale of land of $13.5 and restructuring provisions of
$2.8

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


INCOME  TAXES

U.S. income tax payments, refunds, credits, provision and deferred tax components have been allocated to Tradico in accordance with Ralston's tax allocation policy. Such policy allocates tax components included in the consolidated income tax return of Ralston to Tradico to the extent such components were generated by or related to Tradico.

Had the Tradico income tax provision been calculated as if Tradico was a single, stand-alone U.S. taxpayer, the income tax provision would have been lower by approximately $3.1 in 1996, $1.9 in 1995, and $3.2 in 1994.

The provisions for income taxes consisted of the following for the years ended August 31:




                             1996    1995   1994
                            ------  -----  -----
Currently Payable:
     United States          $ 6.5   $ 2.0  $ 3.2
     Foreign                 12.0    15.9   19.2
                            ------  -----  -----
        Total Current        18.5    17.9   22.4
                            ------  -----  -----
Deferred -- Foreign          (3.4)    1.7    4.2
                            ------  -----  -----
Provision For Income Taxes  $15.1   $19.6  $26.6
                            ======  =====  =====


The  source  of  pre-tax  earnings  was:




                     1996     1995      1994
                    -----  --------  --------
     United States  $11.3  $(  5.2)  $(  3.6)
     Foreign         17.0     40.6      38.0
                    -----  --------  --------
         Total      $28.3  $  35.4   $  34.4
                    =====  ========  ========


A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:




                                            1996   1995   1994
                                           -----  -----  -----
Computed tax at federal statutory rate     $ 9.9  $12.4  $12.0
Foreign tax in excess of domestic rate
     -   operations                           .2    1.8    2.8
     -   sale of facilities                                5.0
Taxes on repatriation of foreign earnings    5.0    5.4    6.8
                                           -----  -----  -----
                                           $15.1  $19.6  $26.6
                                           =====  =====  =====

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)
The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of August 31, 1996 and 1995 are as follows:




                                               1996     1995
                                             -------  -------
Deferred Tax Liabilities:
     Depreciation and property differences   $  5.3   $  5.6
     Inventory differences                      4.5      3.2
     Retirement plans                           3.1      2.7
     Other tax liabilities, current             2.6       .1
     Other tax liabilities, non-current         6.0      7.6
                                             -------  -------
        Gross deferred tax liabilities       $ 21.5   $ 19.2
                                             -------  -------

Deferred Tax Assets:
     Tax loss carryforwards                  $ (4.0)  $ (5.6)
     Tax credits                               (2.0)    (1.8)
     Other tax assets, current                 (7.9)    (3.4)
     Other tax assets, non-current             (4.5)    (1.2)
                                             -------  -------
        Gross deferred tax (assets)           (18.4)   (12.0)
     Valuation allowance                        4.0      4.6
                                             -------  -------
Net deferred tax liabilities                 $  7.1   $ 11.8
                                             =======  =======


Total net deferred tax liabilities shown above include current and noncurrent amounts.

An insignificant amount of tax loss carryforwards and tax credits expired in 1996. Future expiration of tax loss carryforwards and tax credits, if not utilized, are as follows: 1997 - $.4, 1998 - $.2, 1999 - $.1, 2000 - $.7,
2001 and beyond - $4.6. The valuation allowance is primarily attributed to certain tax loss carryforwards outside the U.S. The valuation allowance decreased in 1996 by $.6.

At August 31, 1996, approximately $67.0 of foreign subsidiary net earnings was considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

NOTES  PAYABLE

Notes payable of $68.7 and $52.8 at August 31, 1996 and 1995, respectively, had a weighted average interest rate of 11% and 12%, respectively.
Compensating balance arrangements are informal and do not restrict the withdrawal of funds. Under these arrangements, Tradico maintained average compensating bank balances of approximately $8.0 in 1996.

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)






On August 31, 1996, total unused lines of credit for Tradico and RPI Consumer were $166.0.

LONG-TERM  DEBT

The  detail of long-term debt allocated to Tradico is as follows at August 31:




                                                                 1996     1995
                                                                ------  -------

Canadian subsidiary, interest rate reset quarterly, weighted average interest reate of 6.2% in 1996 and 7.3% in 1995;
due 1998.                                                       $11.6   $ 15.6

Colombian subsidiary, Libor + .25%, which ranged from 5.5%
to 6.2% in 1996 and 5.1% to 6.4% in 1995; due 2000                5.0      5.0

Korean subsidiary, with interest rate of 10% in 1996 and 11%
in 1995; due 1999                                                 9.7     10.3

Korean subsidiary, with interest rate of 11.5% in 1996 and
12% in 1995; open-ended maturity                                  8.3      8.7

Other long-term debt with interest rates ranging from 6.5% to
30.5% in 1996 and 5.1% to 10.8% in 1995                           8.2      8.8
                                                                ------  -------

                                                                 42.8     48.4
Less: Current Maturities                                         (1.1)   (13.7)
                                                                ------  -------
                                                                $41.7   $ 34.7
                                                                ======  =======


Aggregate maturities of long-term debt are $13.1, $11.9, $5.6 and $11.1 for the years ending August 31, 1998 through 2001, respectively.

PENSION  PLANS  AND  OTHER  POSTRETIREMENT  BENEFITS

Certain foreign locations participate in various defined benefit pension plans sponsored by Ralston affiliates, and substantially all U.S. administrative employees of Tradico participate in Ralston's noncontributory defined benefit plan. In addition, employees in certain foreign locations are covered by defined benefit plans that are required by local laws. These plans generally provide retirement or severance benefits based on years of service and compensation.

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


The cost of these plans are allocated to Tradico based on employee population and include the following components for the years ended August 31:




                                                    1996    1995    1994
                                                   ------  ------  ------
Service cost for benefits earned during the year:
     Funded plans                                  $ 1.7   $ 1.6   $ 1.5
     Unfunded plans                                  2.5     3.6     2.2
Interest cost on projected benefit obligation        2.4     2.1     2.1
Return on plan assets                               (4.0)   (2.1)   (2.2)
Net amortization and deferral                        1.0    (0.9)   (0.8)
Cost of special benefits related to plant closing      -       -     1.2
                                                   ------  ------  ------
                                                   $ 3.6   $ 4.3   $ 4.0
                                                   ======  ======  ======


The following table presents the funded status of the principal funded defined benefit plans and amounts recognized in the balance sheet at August 31:




                                              1996     1995
                                            -------  -------
Actuarial present value of:
    Vested benefits                         $(18.0)  $(16.6)
    Nonvested benefits                           -        -
                                            -------  -------
    Accumulated benefit obligation           (18.0)   (16.6)
    Effect of future salary increases         (8.2)    (8.1)
                                            -------  -------
Projected benefit obligation                 (26.2)   (24.7)
Plan assets at fair value                     30.8     28.8
                                            -------  -------
Plan assets in excess of projected benefit
    obligation                                 4.6      4.1
Unrecognized net loss                          2.0      1.9
Unrecognized prior service cost                 .7      0.8
Unrecognized net asset at transition,
    net of amortization                       (3.8)    (4.3)
                                            -------  -------

Net pension asset                           $  3.5   $  2.5
                                            =======  =======



The assumptions used in determining the above information reflect weighted averages for the component plans and are as follows:




                                                1996   1995
                                                -----  -----
Discount rate                                    9.0%   9.4%
Rate of increase of future compensation levels   7.1%   7.3%
Long-term rate of return on assets               9.2%   9.4%

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


The balance sheet accruals for unfunded plans of $13.9 and $12.2 as of August 31, 1996 and 1995, respectively, approximate the actuarial present value of vested benefits for these plans or represent accrual amounts that comply with local regulations for required termination payments.

Ralston provides health care and life insurance benefits for a limited group of retired employees who meet specified age and years of service requirements. Ralston also sponsors plans whereby certain management employees may defer compensation in exchange for cash benefits after retirement. The cost of these postretirement benefits has been allocated to Tradico based on employee population and was $.8 in 1996 and $.9 in 1995 and 1994.

NET  INVESTMENT  IN  TRADICO

The following analyzes Ralston's Net Investment in Tradico for the years ended August 31:




                                               1996     1995     1994
                                             -------  -------  ------
Balance at beginning of year                 $139.6   $132.4   $113.1
Net earnings                                   13.2     15.8      7.8
Change in cumulative translation adjustment    (3.7)   (10.6)     4.4
Net transactions with Ralston                  46.5      2.0      7.1
                                             -------  -------  ------
Balance at end of year                       $195.6   $139.6   $132.4
                                             =======  =======  ======


Included in Net Investment in Tradico are cumulative translation adjustments occurring in non-hyperinflationary countries of $49.5, $45.8 and $35.2 at August 31, 1996, 1995 and 1994, respectively, representing net devaluation of currencies relative to the U.S. dollar over the period of investment.

Also included in Net Investment in Tradico are accounts payable and receivable between Tradico and Ralston and Tradico borrowings from Ralston.

RESTRUCTURING  RESERVES

In 1996, Tradico recorded provisions for restructuring which reduced earnings before income taxes and net earnings by $8.3 and $7.2, respectively. These charges represented primarily severance costs and were associated with the streamlining of the Tradico operations in advance of the planned spin-off. The provisions provided for the severance of approximately 275 employees, most of whom were severed prior to August 31, 1996.

Provisions for restructuring in previous years related to closing of production facilities and reorganization of certain administrative functions. Activities related to these restructuring provisions were substantially complete at August 31, 1996.

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


Components  of  the  provisions  for the years ended August 31 are as follows:




                        1996   1995   1994
                       -----  -----  -----
Severance              $ 7.1  $ 1.8      -
Other cash costs         1.2      -      -
Fixed asset writedown       -      -  $2.8
                        -----  -----  ----
                       $ 8.3  $ 1.8  $ 2.8
                       =====  =====  =====


The  following  summarizes  activity  within  the  restructuring  reserves:




                                             1996    1995    1994
                                            ------  ------  ------
Balance at beginning of year                $ 2.4   $ 3.9   $ 8.4
Provision during year                         8.3     1.8     2.8
Spending/fixed asset writedown during year   (6.4)   (3.3)   (7.3)
                                            ------  ------  ------
Balance at end of year                      $ 4.3   $ 2.4   $ 3.9
                                            ======  ======  ======


The  remaining  reserve  balance  is  expected  to  be  utilized  in  1997.

FINANCIAL  INSTRUMENTS

FOREIGN CURRENCY CONTRACTS - At August 31, 1996 and 1995, the notional value of the forward foreign exchange contracts outstanding was $3.1 and $.8, respectively. Unrealized gains or losses related to these contracts were not significant at either date.

CONCENTRATION OF CREDIT RISK - The counterparties to foreign currency contracts consist of a number of major international financial institutions and are generally institutions with which Tradico or Ralston maintains lines of credit. Tradico does not enter into foreign exchange contracts through brokers nor does it trade foreign exchange contracts on any other exchange or over the counter markets.

Tradico continually monitors its positions and the credit ratings of its counterparties both internally and by using outside rating agencies. Tradico has implemented policies which limit the amount of agreements it enters into with any one party. While nonperformance by these counterparties exposes Tradico to potential credit losses, such losses are not anticipated due to the control features mentioned.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, generally short payment terms and their dispersion across geographic areas.

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


FAIR VALUE OF FINANCIAL INSTRUMENTS - Tradico's financial instruments include cash equivalents, marketable securities, short-term and long-term debt and foreign currency contracts. Due to the nature of cash equivalents and marketable securities, carrying amounts on the balance sheet approximate fair value.

Tradico has been allocated borrowings in numerous countries under a variety of terms and arrangements. Due to the number of countries involved, and the availability of information about market value of debt in these countries, it is not practicable to determine the market value of such debt of Tradico at August 31, 1996 and 1995.

The fair value of foreign currency contracts is the amount that Tradico would receive or pay to terminate the specific agreements, considering first, quoted market prices of comparable agreements, or in the absence of quoted market prices, such factors as interest rates, currency exchange rates and remaining maturities. Based on these considerations, the calculated fair values of foreign currency contracts outstanding at August 31, 1996 and 1995 were not material.

LEGAL  AND  ENVIRONMENTAL  MATTERS

Various Ralston affiliates engaged in agribusiness activities are parties to a number of legal and tax proceedings in various jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve highly complex questions of fact and law.

The operations of Tradico, like those of other companies engaged in similar businesses, are subject to various laws and regulations intended to protect the public health and the environment, including air and water quality, and waste handling and disposal.

In the opinion of management, based on the information presently known, the ultimate liability for all such matters, together with the liability for all other pending legal and tax proceedings, asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals for estimated liabilities, should not be material to the financial position or net earnings of Tradico, but could be material to results of operations or cash flows for a particular quarter or annual period.

OTHER  CONTINGENCIES  AND  COMMITMENTS

GUARANTEES - At August 31, 1996, Tradico had third party guarantees outstanding in the aggregate amount of approximately $4.6. These guarantees relate to financial arrangements with customers, suppliers and other business relations.

SALE OF RECEIVABLES - Tradico sells certain of its trade accounts receivable and notes receivable to others subject to defined limited recourse provisions. Tradico is responsible for collection of the accounts and remits the proceeds to the purchaser on a monthly basis. During 1996, Tradico - Korea sold, on average, accounts receivable totaling $4.1 each month. At August 31, 1996, $7.4 of transferred receivables were outstanding and subject to recourse provisions.

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


OTHER COMMITMENTS - Future minimum rental commitments under noncancellable operating leases in effect as of August 31, 1996 were: 1997 - $1.3, 1998 - $1.0, 1999 - $.4, and 2000 - $.1. Total rental expense for all operating leases was $7.5 in 1996, $5.6 in 1995, and $4.5 in 1994.

ACQUISITIONS

In October 1995, Tradico acquired the 49% interest of the minority shareholders in Purina Hage (Tradico in Hungary) for $8.9. Purina Hage is included as a consolidated subsidiary in the financial statements of Tradico as of and for the years ended August 31, 1996 and 1995.

In December 1995, Tradico acquired the 50% interest of its joint venture partner in the agribusiness of Gallina Blanca Purina (Spain) for $16.7. The agribusiness operations of Gallina Blanca Purina are included in the financial statements at 50% equity for the year ended August 31, 1995, and the four months ended December 31, 1995. Since January 1, 1996, Gallina Blanca Purina is included as a consolidated subsidiary in the financial statements of Tradico.

In August 1995, Tradico assumed the operations of a feed mill in Sildamin, Italy under a three year lease of the facility.

These acquisitions were accounted for using the purchase method of accounting, and accordingly, the results of operations are included in the consolidated
statement  of  earnings  from  the  date  of  acquisition.    Assuming  these
acquisitions had occurred as of the beginning of their respective fiscal years, they would not have had a material effect on net sales or net earnings.

OTHER  (INCOME)/EXPENSE,  NET




                                1996    1995    1994
                               ------  ------  ------
Translation and exchange loss  $ 8.4   $ 4.5   $11.4
Investment income               (3.6)   (5.0)   (7.6)
Other income                    (1.4)   (3.0)   (2.1)
                               ------  ------  ------
                               $ 3.4   $(3.5)  $ 1.7
                               ======  ======  ======


SUPPLEMENTAL  CASH  FLOW  STATEMENT  INFORMATION




                    1996   1995   1994
                   -----  -----  -----
Interest paid      $14.2  $14.5  $16.7
                   =====  =====  =====
Income taxes paid  $14.6  $24.0  $15.9
                   =====  =====  =====

                                    TRADICO
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)


SUPPLEMENTAL  BALANCE  SHEET  INFORMATION




                                                        1996     1995
                                                      -------  -------
Receivables (current) --
     Trade                                            $ 98.4   $ 74.4
     Value added tax                                    10.5      7.9
     Receivable on property sales                        1.3      5.2
     Other                                              18.7     18.6
     Allowance for doubtful accounts                    (7.3)    (4.6)
                                                      -------  -------
                                                      $121.6   $101.5
                                                      =======  =======

Inventories --
     Raw materials and supplies                       $112.7   $ 78.8
     Finished products                                  24.0     16.9
                                                      -------  -------
                                                      $136.7   $ 95.7
                                                      =======  =======

Investments and Other Assets --
     Goodwill (net of accumulated amortization of     $ 31.9   $ 11.4
         $2.7 in 1996 and $2.0 in 1995)
     Investments in affiliated companies                 5.2      7.6
     Deferred charges and other assets                  18.8     14.0
                                                      -------  -------
                                                      $ 55.9   $ 33.0
                                                      =======  =======


Account Payable and Accrued Liabilities --
     Trade accounts payable                           $112.7   $ 86.0
     Incentive compensation, salaries and vacations     13.4     10.4
     Restructuring reserves                              4.3      2.4
     Other items                                        32.3     30.3
                                                      -------  -------
                                                      $162.7   $129.1
                                                      =======  =======

Other Liabilities --
     Retirement and other employee benefits           $ 16.4   $ 16.2
     Minority interests                                  1.2      6.4
     Other                                               5.2      2.7
                                                      -------  -------
                                                      $ 22.8   $ 25.3
                                                      -------  -------


ALLOWANCE FOR DOUBTFUL ACCOUNTS
                                                        1996     1995    1994
                                                      -------  -------  ------
Balance, beginning of year                            $  4.6   $  4.1   $ 3.2
Provision charged to expense                             3.8      2.2     2.1
Write-offs, less recoveries                             (1.1)    (1.7)   (1.2)
                                                      -------  -------  ------
Balance, end of year                                  $  7.3   $  4.6   $ 4.1
                                                      =======  =======  ======

                                    TRADICO
                        QUARTERLY FINANCIAL INFORMATION
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)


The results of any single quarter are not necessarily indicative of Tradico's results for the full year.




Fiscal 1996        First   Second   Third   Fourth
-----------------  ------  -------  ------  --------
   Net sales       $327.1  $ 348.6  $381.1  $ 373.5
   Gross profit      47.4     48.0    50.2     50.4
   Net earnings *     4.2      6.0     4.6     (1.6)


Fiscal 1995        First   Second   Third   Fourth
-----------------  ------  -------  ------  --------
   Net sales       $286.2  $ 276.8  $296.7  $ 310.4
   Gross profit      46.4     43.2    43.7     45.2
   Net earnings       5.8      3.7     2.7      3.6




* Net earnings in 1996 were reduced by the following amounts due to provisions for restructuring:
     first  quarter                    $.3
     second  quarter                    .4
     third  quarter                    .8
     fourth  quarter                    5.7
Additionally, net earnings in the second quarter of 1996 were increased by a $2.9 gain on the sale of the Korean cereal business.


                                    TRADICO

                    CONDENSED FINANCIAL STATEMENTS FOR THE
                    NINE MONTHS ENDED MAY 31, 1997 AND 1996

                        COMBINED STATEMENT OF EARNINGS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)


                                              NINE MONTHS ENDED
                                                   MAY 31,
                                                   -------

                                         1997       1996
                                       ---------  ---------

Net Sales                              $1,156.8   $1,056.8
Costs and Expenses
  Cost of products sold                   988.2      911.2
  Selling, general and administrative     122.2      107.2
  Interest                                  8.4       11.3
  Provisions for restructuring                -        1.5
  Gain on sale of property                    -       (3.6)
  Other (income)/expense, net              (1.0)       2.2
                                       ---------  ---------
                                        1,117.8    1,029.8
                                       ---------  ---------

Earnings before Income Taxes               39.0       27.0
Income Taxes                               22.3       12.2
                                       ---------  ---------
Net Earnings                           $   16.7   $   14.8
                                       =========  =========




           See Accompanying Notes to Condensed Financial Statements.


                                    TRADICO

                            COMBINED BALANCE SHEET
                                  (CONDENSED)
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                      MAY 31,          AUGUST 31,

                                                       1997      1996
                                                     --------  --------

ASSETS
Current Assets
  Cash and cash equivalents                          $  39.9   $  20.9
  Marketable securities                                 13.0      11.4
  Receivables, less allowance for doubtful accounts    123.2     121.6
  Inventories                                          118.5     136.7
  Other current assets                                  18.3      12.6
                                                     --------  --------
    Total Current Assets                               312.9     303.2
                                                     --------  --------

Investments and Other Assets                            56.2      55.9

Property at Cost                                       316.4     304.0
Accumulated Depreciation                              (158.3)   (154.2)
                                                     --------  --------
                                                       158.1     149.8
      Total                                          $ 527.2   $ 508.9
                                                     ========  ========

LIABILITIES AND NET INVESTMENT IN TRADICO
Current Liabilities
  Current maturities of long-term debt               $   1.2   $   1.1
  Notes payable                                         46.0      68.7
  Accounts payable and accrued liabilities             171.6     162.7
  Income taxes                                          12.7       8.4
                                                     --------  --------
    Total Current Liabilities                          231.5     240.9
                                                     --------  --------
Long-Term Debt                                          41.0      41.7
Deferred Income Taxes                                    7.1       7.9
Other Liabilities                                       25.8      22.8
Net Investment in Tradico                              221.8     195.6
                                                     --------  --------
      Total                                          $ 527.2   $ 508.9
                                                     ========  ========


     See Accompanying Notes to Condensed Financial Statements. See Pro Forma Combined
Balance Sheet for Tradico included elsewhere in this Information Statement for adjustments to this historical combined balance sheet to reflect the Distribution.


                                        TRADICO

                           COMBINED STATEMENT OF CASH FLOWS
                                      (CONDENSED)
                                 (DOLLARS IN MILLIONS)
                                      (UNAUDITED)


                                                         NINE MONTHS ENDED
                                                              MAY 31,
                                                              -------

                                                                       1997     1996
                                                                      -------  -------

CASH FLOW FROM OPERATIONS
  Net Earnings                                                        $ 16.7   $ 14.8
  Non-cash items included in income                                     15.2     12.0
  Changes in operating assets and liabilities used in operations        18.3    (59.8)
  Other, net                                                             7.0     11.4
                                                                      -------  -------
        Net cash flow from  (used by ) operations                       57.2    (21.6)
                                                                      -------  -------

CASH FLOW FROM INVESTING ACTIVITIES
  Acquisitions of businesses                                                    (25.6)
  Property additions                                                   (29.3)   (20.7)
  Proceeds from sale of Korean cereal business                                   10.0
  Proceeds from the sale of property                                     1.1
  Other, net                                                            (5.9)     5.1
                                                                      -------  -------
        Net cash used by investing activities                          (34.1)   (31.2)
                                                                      -------  -------

CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from sale of long-term debt                                   2.0      9.9
  Principal payments on long-term debt, including current maturities    (1.2)   (16.6)
  Net (decrease) increase in notes payable                             (19.5)    13.6
  Net transactions with Ralston                                         17.2     50.9
                                                                      -------  -------
        Net cash (used by) provided by financing activities             (1.5)    57.8
                                                                      -------  -------

Effect of Exchange Rate Changes on Cash                                 (2.6)    (2.4)
                                                                      -------  -------
Net Increase (Decrease) in Cash and Cash Equivalents                    19.0      2.6
Cash and Cash Equivalents, Beginning of Year                            20.9     16.2
                                                                      -------  -------
Cash and Cash Equivalents, End of Nine Month Period                   $ 39.9   $ 18.8
                                                                      =======  =======




           See Accompanying Notes to Condensed Financial Statements
                                     F-23




                                    TRADICO

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 MAY 31, 1997
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

NOTE  1  -          The  accompanying unaudited financial statements have been prepared  in  accordance  with  Article  10
     of Regulation S-X and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included. These statements should be read in connection with the financial statements of Tradico and notes thereto for the year ended August 31, 1996.

NOTE  2  -          Receivables  consist  of  the  following:



                                    MAY 31, 1997    AUGUST 31, 1996
                                   --------------  -----------------

  Gross receivables                $       132.6   $          128.9
  Allowance for doubtful accounts           (9.4)              (7.3)
                                   --------------  -----------------
                                   $       123.2   $          121.6
                                   ==============  =================






NOTE 3 -                      Inventories consist of the following:
                                           MAY 31, 1997               AUGUST 31, 1996
                              --------------------------------------  ----------------

  Raw materials and supplies  $                                 94.4  $          112.7
  Finished products                                             24.1              24.0
                              --------------------------------------  ----------------
                              $                                118.5  $          136.7
                              ======================================  ================







NOTE 4 -                                     Investments and Other Assets consist of the following:
                                                                  MAY 31, 1997                        AUGUST 31, 1996
                                             -------------------------------------------------------  ----------------

  Goodwill, net of accumulated amortization  $                                                  32.7  $           31.9
      of $3.6 in 1997 and $2.7 in 1996
  Investments in affiliated companies                                                            8.4               5.2
  Deferred charges and other assets                                                             15.1              18.8
                                             -------------------------------------------------------  ----------------
                                             $                                                  56.2  $           55.9
                                             =======================================================  ================







NOTE 5 -                                           Accounts payable and accrued liabilities consist of the following:
                                                                              MAY 31, 1997
                                                   -------------------------------------------------------------------

  Trade Accounts Payable                           $                                                             118.1
  Incentive Compensation, Salaries, and Vacations                                                                 14.2
  Restructuring Reserves                                                                                           1.2
  Other Items                                                                                                     38.1
                                                   -------------------------------------------------------------------
                                                   $                                                             171.6
                                                   ===================================================================


NOTE 5 -
                                                   AUGUST 31, 1996
                                                   ----------------

  Trade Accounts Payable                           $          112.7
  Incentive Compensation, Salaries, and Vacations              13.4
  Restructuring Reserves                                        4.3
  Other Items                                                  32.3
                                                   ----------------
                                                   $          162.7
                                                   ================


     F-24